UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3

to
FORM S-4/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Guardians of Gold Inc.

Nirek Resources Inc.
(Exact name of registrant as specified in its charter)

Nevada
and
Ontario, Canada
(State or other jurisdiction of incorporation or organization)

1040
(Primary Standard Industrial Classification Code Number)

421770671
98-0658269
(I.R.S. Employer Identification Number)

4 King Street West	4 King Street West
Suite 1320	Suite 1320
Toronto, Ontario, Canada M5H 1B6	Toronto, Ontario, Canada M5H 1B6
Telephone: (416) 603-1555	Telephone: (800) 313-6010
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Ron Haller	Copies to:
Secretary	Matthew McMurdo
4 King Street West	Nannarone & McMurdo LLP
Suite 1320	511 Avenue of the Americas
Toronto, Ontario, Canada M5H 1B6	Suite 800
Telephone: (416) 603-1555	New York, NY 10011
Facsimile: (416) 864-0175	Telephone: (917) 318-2865
Facsimile: (646) 390-7090

Kretzmer & Associates, PLLP
Suite 2712, 228 East 45th Street, New York, NY 10017
Telephone: (212) 202-5158
(Name, address, including zip code and telephone number, including area code, of agent for service)

Approximate dates of commencement of proposed sale of the securities to public: January 30, 2011

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (5)	Proposed maximum offering price per unit(6)	Proposed maximum aggregate offering price (7)	Amount of registration fee

Common Stock (1)	1,123,316	$0.000002	$2.25	$0.00016
Common Stock (2)	1,123,316	$0.00062	$696.46	$0.04966
Silver Certificates (3)	1,123,316	$0.00244	$2,740.89	$0.19543
Gold Warrants (4)	1,123,316	$0.0409	$45,943.62	$3.27578

(1)	Nirek Resources Inc. common stock, no par value per share; newly issued treasury shares.
(2)	Guardians of Gold Inc. common stock, $0.001 par value per share; newly issued treasury shares.
(3)	Silver certificates issued by Nirek Resources Inc. for ten (10) grams of silver. Such grams of silver shall be delivered to the holders of the silver certificates by March 31, 2016.

(4)

Gold warrants issued by Nirek Resources Inc., exercisable on or before March 27, 2012, at a cost of $190.00 for ten (10) grams of gold. Such grams of gold, assuming timely exercise of the related gold warrants, shall be delivered to the holders of such gold warrants by March 31, 2016. Delivery of any or all of the gold is not guaranteed. In the event that only a portion of the gold can be delivered by March 31, 2016, it shall be distributed, pro rata, among the shareholders who exercised the related gold warrants. The remaining balance of gold shall be replaced by an amount of silver equal in value to the aforementioned gold, based on the market prices of the silver and gold on the date the related gold warrant was exercised.

(5)	Represents the number of shares of such security that may be issued in the registrant’s exchange offer.

(6)
The sum of the offering prices per unit is $0.044 which is the average of the bid and asked price of the common stock of Silver Dragon Resources Inc. as reported on the Over-the-Counter Bulletin Board on December 20, 2011.

(7)
Pursuant to Rule 457(c) and Rule 457(f), and solely for the purpose of calculating the registration fee, the market value of the securities to be received by the co-registrants, Nirek Resources Inc. and Guardians of Gold Inc., in the exchange offer was calculated as the product of (i) 1,123,316 shares of Nirek Resources Inc. common stock times the average of the bid and asked price of the common stock of Silver Dragon Resources Inc. as reported on the Over-the-Counter Bulletin Board on December 20, 2011 ($0.044); plus (ii) 1,123,316 shares of Guardians of Gold Inc. common stock times the average of the bid and asked price of the common stock of Silver Dragon Resources Inc. as reported on the Over-the-Counter Bulletin Board on December 20, 2011 ($0.044); plus (iii) 1,123,316 silver certificates issued by Nirek Resources Inc. for ten (10) grams of silver (such grams of silver shall be delivered to the holders of the silver certificates by March 31, 2016) times the average of the bid and asked price of the common stock of Silver Dragon Resources Inc. as reported on the Over-the-Counter Bulletin Board on December 20, 2011 ($0.044) plus (iv) 1,123,316 warrants issued by Nirek Resources Inc., exercisable on or before March 27, 2012 at a cost of $190.00 for ten (10) grams of gold (such gold, or an equal value in silver, shall be delivered by March 31, 2016) times the average of the bid and asked price of the common stock of Silver Dragon Resources Inc. as reported on the Over-the-Counter Bulletin Board on December 20, 2011 ($0.044).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Guardians of Gold Inc. and Nirek Resources Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is declared effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where an offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER __, 2011

GUARDIANS OF GOLD INC.
NIREK RESOURCES INC.
Offer to Exchange

(i) 1,123,316 Shares of Common Stock of Nirek Resources Inc.;
(ii) 1,123,316 Shares of Common Stock of Guardians of Gold Inc.;
(iii) 1,123,316 Silver Certificates issued by Nirek Resources Inc. for ten (10) grams of silver to be delivered by March 31, 2016; and
(iv) 1,123,316 Warrants issued by Nirek Resources Inc. exercisable on or before March 27,
2012 at a cost of $190.00
for ten (10) grams of gold.

For Shares of Issued and Outstanding
Silver Dragon Resources Inc., Common Stock
On the Basis of an Exchange of One Hundred (100) Silver Dragon Resources Inc. Shares
for
(i) One (1) Guardians of Gold Inc. Share of Common Stock;
(ii) One (1) Nirek Resources Inc. Share of Common Stock;

(iii) One (1) Silver Certificate issued by Nirek Resources Inc. for ten (10) grams of silver to be delivered by March 31, 2016; and
(iv) One (1) Warrant issued by Nirek Resources Inc. exercisable on or before March 27,
2012 at a cost of $190.00 for ten (10) grams of gold.

The prospectus incorporates important business and financial information about Guardians of Gold Inc. that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request. Written request should be made to Ron Haller at Guardians of Gold Inc., 4 King Street West, Suite 1320, Toronto, Ontario, Canada M5H 1B6. Oral request can also be made to Mr. Haller at (416) 603-1555. In order to obtain timely delivery, security holders must request the information no later than five business days before the date they must make their investment decision. All requests for information must be made by February 16, 2012.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 1:00 P.M. TORONTO TIME, ON FEBRUARY 21 2012, (THE “EXPIRATION DATE”) UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

NOTICE TO CANADIAN SHAREHOLDERS

This exchange offer is subject to the requirements of Section 14(a) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, such solicitation is made in the United States with respect to securities of a U.S. issuer in accordance with U.S. corporate and securities laws and this prospectus has been prepared in accordance with disclosure requirements applicable in the United States. Shareholders of Silver Dragon Resources Inc. in Canada should be aware that such requirements of Canadian corporate and securities laws are different from those of the United States, as applicable to the offer under the Exchange Act.

Guardians of Gold Inc. (“GOG”) and Nirek Resources Inc. (“NRI” and together with GOG, the “Offeror”) are acting as co-Offerors in the offer. GOG and NRI entered into a memorandum of agreement on January 28, 2011 whereby they agreed to use reasonable best efforts to take all actions necessary to assist and cooperate with each other to consummate and effectuate the offer. The Offeror is offering to exchange (i) 1,123,316 shares of newly issued common stock of GOG; (ii) 1,123,316 shares of newly issued common stock of NRI; (iii) 1,123,316 silver certificates issued by NRI for (10) grams of silver (each a “Silver Certificate”); such silver will be delivered to the holders of the Silver Certificates on or before March 31, 2016 and (iv) 1,123,316 warrants issued by NRI, exercisable on or before March 27, 2012, each exercisable at a cost of $190.00 for ten (10) grams of gold (each, an “NRI Warrant”); such gold will be delivered to holders of the NRI Warrants who exercised such NRI Warrants in a timely manner and such delivery of the gold to the holders of the NRI Warrants shall occur on or before March 31, 2016 (in the event that only a portion of the gold can be delivered by March 31, 2016, it shall be distributed, pro rata, among the holders of the NRI Warrants who exercised such NRI Warrants in a timely manner; the remaining balance of gold shall be replaced, on or before March 31, 2016, by an amount of silver equal in value to the aforementioned gold, based on the market prices of the silver and gold on the date the related NRI Warrants were exercised) for shares of issued and outstanding Silver Dragon Resources Inc. (“SDRG”) common stock, at an exchange ratio of (a) one (1) share of GOG common stock; (b) one (1) share of NRI common stock; (c) one (1) Silver Certificate and (d) one (1) NRI Warrant for each one hundred (100) shares of SDRG upon the terms and subject to the conditions in this prospectus and accompanying letter of transmittal. The GOG common stock and NRI common stock will be treasury stock newly issued in this offer. The GOG common stock and NRI common stock shall be immediately tradable because there is no holding period required for Frankfurt listed shares issued from treasury. Delivery of any or all of the gold, pursuant to the terms of the NRI Warrants, is not guaranteed. In the event there is not a sufficient supply of gold by March 31, 2016, the Offeror shall replace such remaining balance of gold with an amount of silver equal in value to the aforementioned gold, based on the market prices of the silver and gold on the date the related NRI Warrant was exercised. See Other Terms of the Offer, page 63; Description of Silver Certificates, page 88 and Description of NRI Warrants, page 88.

This offer is referred to in this prospectus as the “exchange offer” or the “offer.” The GOG common stock, NRI common stock, Silver Certificates and NRI Warrants are collectively referred to herein as the “Consideration”.

The Offeror will acquire 112,331,615 issued and outstanding shares of SDRG common stock in the offer. In the event that fewer than 112,331,615 shares are tendered, the Offeror may take up, at its sole option, a minimum of 56,177,041 shares. Failing the above minimum, the Offeror will forego the offer altogether. The Offeror proposes to supplement SDRG’s business by means of increasing SDRG’s opportunities in the resource industry, with a view of enhancing the Offeror’s investment in SDRG. In addition, the Offeror will explore and attempt to initiate joint venture efforts with SDRG’s associates and other potential partners. Although the Offeror does not presently have the intention to sell the SDRG common stock taken up under the exchange offer, the Offeror reserves the right to do so. The Offeror does not intend to make any additional offers for shares of SDRG common stock or to effect any business combinations with SDRG, such as a merger or share exchange, after the exchange offer. See Background and Reasons for the Offer, page 44.

GOG’s common stock is traded on the Frankfurt Stock Exchange under the symbol “QGD”. NRI’s common stock is traded on the Frankfurt Stock Exchange under the symbol “3N6”. SDRG’s common stock is traded on the Over-the-Counter Bulletin Board under the symbol “SDRG”. On __________ __, 201_, the last full trading day before the Offeror announced its intention to commence this offer, the closing price of a share of SDRG’s common stock was $[___], the closing price of a share of GOG’s common stock was $[___] and the closing price of a share of NRI’s common stock was $[___]. On ________, 201_, the last full trading day before the Offeror announced its intention to commence this offer, the market price of a gram of silver was $[___]. On __________, 201_, the last full trading day before the Offeror announced its intention to commence this offer, the market price of a gram of gold was $[___]. Based on these closing prices, the market prices and the exchange ratio in the offer of (i) one (1) share of GOG common stock, (ii) one (1) share of NRI common stock, (iii) one (1) Silver Certificate and (iv) one (1) NRI Warrant for each one hundred (100) shares of SDRG, the Offeror’s offer has a value of $[___] per share of SDRG common stock. This represents a [___]% markup from SDRG’s closing share price on _______________ __, 201_.

FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONSIDERATION WITH THE OFFER, PLEASE CAREFULLY READ THE SECTION CAPTIONED “RISK FACTORS” BEGINNING ON PAGE 29.

The Offeror’s obligation to exchange the Consideration for shares of SDRG common stock is subject to specified conditions, which are more fully described in The Offer – Conditions of the Offer, page 58. This offer is conditioned on acquiring 112,331,615 issued and outstanding shares of SDRG common stock in the offer. In the event that fewer than 112,331,615 unrestricted shares are tendered, the Offeror may take up, at its sole option, a minimum of 56,177,041 shares. Failing the above minimum, the Offeror will forego the offer altogether. Odd lots of less than 100 may be tendered. However, odd lots of less than 100 shares of SDRG common stock must be tendered to Heritage Transfer Agency Inc. directly. The tendered securities will be accepted by the Depository on behalf of the Offeror and the Consideration to be issued in exchange will be pro rated. For example, for a shareholder tendering one (1) shares of SDRG common stock, the Consideration will be (i) one one hundredth (1/100) of a share of GOG common stock, (ii) one one hundredth (1/100) of a share of NRI common stock, (iii) one (1) Silver Certificate for one tenth (1/10) of a gram of silver and (iv) one (1) NRI Warrant for ten (10) grams of gold at an exercise price of $190.00.

The Offeror has not authorized any person to provide any information or to make any representation in connection with the offer other than the information contained in this prospectus.

THE OFFEROR IS NOT ASKING YOU FOR A PROXY AND THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF STOCKHOLDERS OF SDRG.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this preliminary prospectus is December 21, 2011.

Comparison of Stockholders’ Rights	92

Legal Requirements Concerning the Offer	111

Experts	111
Accounting Matters	111
Legal Matters	112

Financial Statements	113

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The following questions and answers are intended to address some commonly asked questions regarding the exchange offer. These questions and answers may not address all questions that may be important to you as a shareholder of SDRG. Please refer to the more detailed information contained elsewhere in this prospectus, the exhibits to this prospectus and the documents referred to in and delivered with this prospectus.

What is the Offeror’s proposed transaction?

Pursuant to the registration statement filed with the Securities and Exchange Commission (the “SEC”), of which this prospectus is a part, the Offeror is offering to acquire 112,331,615 shares of issued and outstanding SDRG common stock in exchange for (i) 1,123,316 shares of newly issued common stock of GOG and (ii) 1,123,316 shares of newly issued common stock of NRI; along with (A) 1,123,316 Silver Certificates and (B) 1,123,316 NRI Warrants (collectively, the “Consideration”).

The common stock to be issued by GOG and NRI will be issued from treasury. The newly issued GOG common stock and NRI common stock are listed and immediately tradable on the Frankfurt Stock Exchange. There is no holding period required for Frankfurt listed shares issued from treasury. According to SDRG’s shareholder list, as of August 2, 2011, there were 112,331,615 shares of SDRG common stock outstanding. Of these, 86,411,699 shares were unrestricted and freely tradable and 25,919,916 shares were restricted. To the best of our knowledge, the number of outstanding shares of SDRG common stock held by non-affiliates of SDRG is approximately 81,300,000, As of the date of this prospectus, the Offeror holds no shares of SDRG common stock. However, GOG holds warrants for 1,250,000 shares of SDRG common stock at a strike price of $0.50 per share and NRI holds warrants for 1,250,000 shares of SDRG common stock at a strike price of $0.20 per share. Upon acceptance of this entire tender offer, the Offeror would own 112,331,615 shares of SDRG common stock, representing 100% of the outstanding common stock. The Offer does not intend to merge SDRG out of existence. The Offeror plans to provide all necessary support to meet SDRG’s responsibilities to its shareholders.

If this offer is successful, the Offeror shall hold at least 50.01% of the outstanding common stock of SDRG, or 56,177,041 shares. As the majority stockholder, the Offeror shall take all of the corporate steps necessary in order to position itself, or its designees, so that it has the authority to cause SDRG to deliver silver and gold from SDRG’s properties, on behalf of the Offeror. Delivery of any or all of the gold under the NRI Warrants is not guaranteed. In the event there is not a sufficient supply of gold to be delivered by March 31, 2016 to the holders of the NRI Warrants, who exercise such NRI Warrants in a timely manner, the Offeror shall cause SDRG to distribute the available gold among the shareholders who exercised the related NRI Warrants. Such distribution shall be done on a pro rata basis. The Offeror shall cause SDRG to replace the remaining balance of gold with an amount of silver equal in value to the aforementioned gold, based on the market prices of the silver and gold on the date the related NRI Warrant was exercised. The delivery of such replacement silver to the holders of the exercised NRI Warrants shall occur on or before March 31, 2016. See Other Terms of the Offer, page 63; Description of Silver Certificates, page 88 and Description of NRI Warrants, page 88.

What are the Offeror’s plans for SDRG and its securities after the offer, assuming minimum participation in the offer and maximum participation in the offer?

Regardless of the level of participation in the offer, the Offeror has no plans to merge SDRG out of existence given its strong presence in the silver commodity market and its strong partners and relationships in China. The Offeror merely intends to provide all the necessary support required to meet and exceed SDRG’s current business plan and to bring value to SDRG’s shareholders. While the management and board of directors of SDRG have been managing business operations, shareholder value has declined since November, 2009. During that period, its price has dropped over 87%. With this offer, the Offeror hopes to unlock hidden shareholder value. If the minimum amount of SDRG shares are tendered, the plans of the Offeror is to provide all necessary support to meet and exceed SDRG current responsibilities to SDRG’s shareholders and to bring value to its shareholders with plans to use the proceeds from the exercised NRI Warrants to assist in the financing of new silver/gold production facilities planned for 2012-2013 and exploration projects planned for 2012. If the maximum amount of SDRG shares are tendered, the Offeror will be strongly positioned to raise additional capital financing and other types of financing which will be instrumental to fund the new silver/gold exploration and production facilities planned for the next several years at the Dadi property, Laopandao Field projects, Aobaotugonao Exploration, Shididonggou property, Zhuanxinhu property and Yuanlinzi property.

How many shares will the Offeror purchase in the offer?

The Offeror will purchase a maximum of 100% of the 112,331,615 issued and outstanding shares of SDRG common stock in the offer. In the event that fewer than 112,331,615 shares of common stock are tendered, the Offeror will take up a minimum of 56,177,041 shares or 50.01% of the outstanding shares of SDRG common stock. Failing the above minimum, the Offeror will forego the offer altogether.

What will I receive in exchange for my SDRG shares?

In exchange for each 100 shares of SDRG common stock purchased from you pursuant to the offer, you will receive (i) one (1) share of GOG common stock, (ii) one (1) share of NRI common stock, (iii) one (1) Silver Certificate and (iv) one (1) NRI Warrant. The amount of each item of the Consideration into which each 100 shares of SDRG common stock will be exchanged in the offer is sometimes referred to in this prospectus as the “exchange ratio.” GOG’s common stock is traded on the Frankfurt Stock Exchange under the symbol “QGD”. NRI’s common stock is traded on the Frankfurt Stock Exchange under the symbol “3N6”. The newly issued GOG common stock and NRI common stock will be listed and immediately tradable on the Frankfurt Stock Exchange. There is no holding period required for Frankfurt listed shares issued from treasury.

What is the per share value of the offer?

On December 20, 2011, the most recent full day of trading before the Offeror announced its intention to tender pursuant to this form, the closing price of each share of SDRG common stock was 0.044, the closing price of a share of GOG’s common stock was 2.652 and the closing price of a share of NRI’s common stock was 0.005. Also, on December 20, 2011, the market price of a gram of silver was 0.95. The market price of a gram of gold was $51.94. The exchange ratio in the offer would value SDRG at $0.122 per share. This represents a markup of 276% to the SDRG closing price described above.

What will the Offeror do in the event there is insufficient gold to meet the demand of the holders of the NRI Warrants by March 31, 2016?

If this offer is successful, the Offeror shall hold a minimum of 56,177,041 or at least 50.01% of the outstanding common stock of SDRG. As the majority stockholder, the Offeror shall take all of the corporate steps necessary in order to position itself, or its designees, so that it has the authority to cause SDRG to deliver gold it owns, on the Offeror’s behalf. The gold to be issued upon the exercise of the NRI Warrants will originate from SDRG’s current portfolio of gold properties. However, the subject gold will be provided on a “best efforts” basis. In the event the supply of gold available is insufficient to meet the requirements of the exercised NRI Warrants by March 31, 2016, the Offeror shall cause SDRG to distribute the available gold among the shareholders who exercised the related NRI Warrants in a timely manner. Such distribution shall be made on a pro rata basis. The Offeror shall cause SDRG to replace the remaining balance of gold with an amount of silver equal in value to the aforementioned gold, based on the market prices of the silver and gold on the date the related NRI Warrant was exercised. The delivery of such replacement silver to the holders of the exercised NRI Warrants shall occur on or before March 31, 2016.

SDRG’s current gold properties and holdings are in the exploration phase at this time and do not currently have a quantifiable number. The Offeror will obtain the silver from SDRG’s properties currently in production at Erbahuo project and also from the other properties that in exploration stages – Dadi Polymetallic Project, Aobaotunonao and Laopandao. SDRG’s Erbahuo project silver mine has been quantified at 5.3 million ounces of silver.

Is the offer open to all shareholders?

Yes, the offer is open to all shareholders.

May I tender in lots of less than 100 shares of SDRG common stock?

Yes, odd lots of less than 100 may be tendered. However, odd lots of less than 100 shares of SDRG common stock must be tendered to Heritage Transfer Agency Inc. (the “Depository”) directly. The tendered securities will be accepted by the Depository on behalf of the Offeror and the Consideration to be issued in exchange will be pro rated. For example, for a shareholder tendering one (1) shares of SDRG common stock, the Consideration will be (i) one one hundredth (1/100) of a share of GOG common stock, (ii) one one hundredth (1/100) of a share of

NRI common stock, (iii) one (1) Silver Certificate for one tenth (1/10) of a gram of silver and (iv) one (1) NRI Warrant for ten (10) grams of gold with an exercise price of $190.00.

What does the Board of Directors of SDRG think about the offer?

SDRG has assessed the terms and conditions of the offer to exchange SDRG shares of common stock for the Consideration. Representatives of the Offeror met with the President of SDRG, Marc Hazout, on September 2, 2011 and the President informed the Offeror that the Board of Directors of SDRG will not be taking a position for either acceptance or rejection of the offer. SDRG will be leaving it up to their shareholders to take the action they deem appropriate based on their individual advisers’ analysis.

Why is the Offeror offering to exchange the Consideration for SDRG?

The Offeror has assessed SDRG’s shareholder value and has concluded that SDRG’s market capitalization is significantly undervalued. The Offeror believes that the Offer could produce both short term and long term benefit to shareholders via direct access to silver and/or gold distributions. The Offeror believes that shareholder interest will be enhanced and maximized by the exchange offer and that additional value can be discovered by supplementing SDRG’s business through increasing SDRG’s opportunities in the resource industry. In addition, the Offeror hopes to explore and attempt to initiate joint venture efforts with SDRG’s associates and other potential partners.

Will I be taxed on the Consideration I receive?

The receipt of the Consideration by a U.S. holder in exchange for its shares of SDRG common stock pursuant to the offer is expected to be a taxable transaction for U.S. federal income tax purposes. See The Offer-Taxation, page 56.

Is GOG’s financial condition relevant to my decision to tender in the offer?

Yes, GOG’s financial condition is relevant to your decision to tender your shares because shares of SDRG common stock accepted in the offer will be partially exchanged for shares of GOG common stock. You should therefore, consider GOG’s financial condition before you decide to become one of GOG’s stockholders through the offer. This prospectus contains financial information regarding GOG and SDRG, which we encourage you to carefully review.

Is NRI’s financial condition relevant to my decision to tender in the offer?

Yes, NRI’s financial condition is relevant to your decision to tender your shares because shares of SDRG common stock accepted in the offer will be partially exchanged for shares of NRI common stock and NRI Warrants. You should therefore, consider NRI’s financial condition and SDRG’s ability to deliver the gold to be issued upon exercise of the NRI Warrants before you decide to accept the offer. This prospectus contains financial information regarding NRI and SDRG, which we encourage you to carefully review.

Will I have to pay any fee or commission to exchange shares?

If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and your broker dealer commercial bank, trust company or other nominee tenders your shares on your behalf, they may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

When and how do I receive the Consideration for my tendered shares?

The Offeror will exchange all validly tendered and not properly withdrawn shares of SDRG common stock promptly after the expiration time of the offer through the Depository. The Silver Certificates and NRI Warrants shall be deposited with the Depository by NRI. The Depository will act as your agent for the purpose of receiving the Consideration from the Offeror and transmitting such Consideration to you. In all cases, exchange of tendered shares will be made only after timely receipt by the Depository of certificates for such shares (or of a confirmation of a book-entry transfer of such shares) and a properly completed and duly executed letter of transmittal and any other required documents for such shares. Once the Depository has confirmation of the SDRG shares tendered and is in receipt of the certificate(s) of such shares, then after 10 days, from such confirmation, the Depository will send out the Consideration.

Holders of NRI Warrants exercised on or before March 27, 2012, at a cost of $190.00 will receive a certificate for ten (10) grams of gold (a “Gold Certificate”). The delivery of silver to every Silver Certificate holders and the delivery of gold to Gold Certificate holders shall occur on or before March 31, 2016. Delivery of any or all of the gold is not guaranteed. In the event that only a portion of the gold can be delivered by March 31, 2016, it shall be distributed, pro rata, among the shareholders who exercised the related gold warrants in a timely manner. The undelivered gold shall be replaced by an amount of silver equal in value to such missing gold, based on the market prices of the silver and gold on the date the related gold warrant was exercised.

If I decide not to tender, how will the offer affect my shares?

The exchange of shares of SDRG common stock pursuant to the offer will reduce the number of holders of SDRG common stock and could adversely affect the liquidity, marketability and value of the shares of SDRG common stock.

Are dissenters’ rights available?

Dissenters` rights are the rights of stockholders, in certain cases, to receive “fair value” for their shares, plus accrued interest, as determined by a statutorily-prescribed process, which may include a judicial appraisal process. Dissenters` rights are not available in the offer.

What is the market value of my SDRG shares as of a recent date?

On December 20, 2011 the closing price of a share of SDRG common stock was $0.044. The Offeror advises you to obtain a recent quotation for the SDRG common stock before deciding whether to tender your shares.

The cover page to this Prospectus states that the offer is subject to change and that the Registration Statement filed with the SEC is not yet effective. Does this mean that the offer has not commenced?

Yes. While completion of this preliminary prospectus and effectiveness of the registration statement are not necessary for the offer to commence, our offer has not yet commenced. Also, we cannot, accept for exchange any shares tendered in the offer or exchange any shares of SDRG common stock until the registration statement is declared effective by the SEC and the other conditions to the offer have been satisfied or to the extent legally permissible, waived.

What are the conditions of the offer?

The following are conditions of the offer:

•

The registration statement of which this prospectus is a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

•	An aggregate amount of not less than 50.01% of the shares of outstanding SDRG common stock is tendered;
•

No interim or final relief shall have been granted in any action, suit or proceeding in, before or by any domestic or foreign court, tribunal or governmental agency or other regulatory or administrative agency or commission or before or by any elected or appointed public official in the United States or elsewhere (whether or not having the force of law) and no law, regulation or directive (whether or not having the force of law) shall have been proposed, enacted, promulgated or applied, which (in any such case) prevents the Offeror from proceeding with the offer;

•

No action, suit or proceeding shall have been commenced in, before or by any domestic or foreign court, tribunal or governmental agency or other regulatory or administrative agency or commission or before any elected or appointed public official in the United States or elsewhere (whether or not having the force of law) and no law, regulation or directive (whether or not having the force of law) shall have been proposed, enacted, promulgated or applied, which (in any such case): (i) in the sole opinion of the Offeror has merit and questions the right of the Offeror lawfully to proceed with the offer or take up and pay for the shares of SDRG common stock; or (ii) in the sole opinion of the Offeror materially adversely affects any of the assets or properties of SDRG;

•	SDRG has not taken any action which might make it inadvisable for the Offeror to proceed with the offer and/or with the taking up and paying for SDRG common stock under the offer;

•

There shall have occurred (or, if there shall have previously occurred, there shall not have been disclosed, generally or to the Offeror in writing, prior to the commencement of the offer) any change (or any condition, event or development involving a prospective change) in the business, operations, assets, capitalization, financial condition, prospects, licenses, permits, rights, privileges or liabilities, whether contractual or otherwise, of SDRG or any of its subsidiaries considered on a consolidated basis which, in the sole judgment of the Offeror, is materially adverse or may be considered to be significant to a purchaser of shares of SDRG common stock;

•

All requisite approvals and consents of any governmental or regulatory authority (including, without limitation, any stock exchange or other regulatory authorities) required to be obtained in order that the Offeror may proceed with the offer and take up SDRG common stock tendered pursuant to the offer shall have been obtained on terms satisfactory to the Offeror in their sole judgment prior to the Expiration Date and shall not have been revoked or amended; and

•	No material change concerning any of the assets and liabilities of SDRG shall have occurred on or before the Expiration Date.

What is the percentage of GOG and NRI stock former holders of SDRG shares will own after the exchange offer, if the maximum or minimum amounts are exchanged?

If the maximum amount of SDRG shares are tendered, the former shareholders of SDRG who tender their shares will own 6.37% of NRI’s outstanding common stock and 2.49% of GOG’s outstanding common stock. If the minimum amount of SDRG shares are tendered, the former shareholders of SDRG who tendered their shares will own 3.18% of NRI’s outstanding common stock and 1.24% of GOG’s outstanding common stock.

When does the offer expire? Can it be extended and, if so, under what circumstances?

The offer will expire on February 21, 2012. It may be extended at the discretion of the Offeror unless such extension violates the rules of the SEC.

Will tendering SDRG shareholders have the ability to withdraw previously tendered shares?

Yes, tendering SDRG shareholders may withdraw the common stock tendered at any time at the place of deposit prior to midnight (Toronto time/Eastern Time Zone) on February 21, 2012 or at any time after midnight (Toronto time/Eastern Time Zone) on February 26, 2012, provided that the SDRG shares have not been taken up and paid for by the Offeror prior to the receipt by the Depository of the notice of withdrawal in respect of such shares of SDRG common stock.

Can the offer be terminated prior to its expiration?

Yes, the Offeror may terminate the offer and not accept or exchange any shares of SDRG common stock not previously accepted or exchanged, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration date. In addition, even if the Offeror has accepted for exchange, but not exchanged, shares in the offer, it may terminate the offer and not exchange shares of SDRG common stock that were previously tendered if completion of the offer is illegal or if a governmental authority has commenced or threatened legal action related to the offer. Please see page 47, “The Offer- Extension, Termination and Amendment of the Offer” for more information on amendments to the offer.

Will the shareholders of GOG and NRI need to approve the offer?

GOG will not need to seek shareholder approval because GOG is a closely held corporation with two entities holding a majority of the outstanding voting stock. Therefore, GOG approval was obtained through the written consent of the holders of a majority of the outstanding voting stock. NRI received shareholder approval at a shareholder meeting held on October 24, 2011.

Does the Offeror have any plans to “squeeze out” remaining SDRG shareholders should the Offeror acquire less than all of the SDRG common stock in the offer?

The Offeror has no plans to “squeeze out” any remaining SDRG shareholders.

Will the Offeror seek or effect a change in the officers or directors or business of SDRG upon consummation of the offer?

The Offeror will seek to nominate (4) directors to SDRG’s board of directors. The Offeror has no plans to effect a change in the business of SDRG upon acceptance of the offer, however, the use of the proceeds from the exercised NRI Warrants will be used to assist in the financing of new silver/gold production facilities planned for the 2012-2013 timeframe and other SDRG’s properties/projects will be assessed on an as-needed basis.

EXCHANGE RATE INFORMATION; EXCHANGE CONTROLS

All audited and unaudited financial statements for GOG are shown in U.S. dollars and all audited and unaudited financial statements for NRI are shown in Canadian dollars. All other dollar figures are shown in United States dollars. The shares of common stock of GOG (QGD) and NRI (3N6) trade on the Frankfurt Stock Exchange in Euros with their trading symbols shown in brackets.

In this prospectus, unless otherwise specified or the context requires, references to “U.S. $” or “U.S. dollars” are to United States dollars, references to “Cdn $” are to Canadian dollars and references to “€” are to Euros.

The following tables contain the exchange rate of U.S. dollars for Cdn $ and the exchange rate of U.S. dollars for €. This information has been extracted from the OANDA Historical Exchange Rate tables (see www.oanda.com/currency/historicalrates).

Exchange Rate of U.S. dollars for Canadian Dollars

	Average US$	High US$	Low US$

Jan. 1 to Dec. 31, 2007	1.074	1.187	0.906
Jan. 1 to Dec. 31, 2008	1.067	1.301	0.971
Jan. 1 to Dec. 31, 2009	1.142	1.306	1.021
Jan. 1 to Dec. 31, 2010	1.037	1.077	0.997
Jan. 1 to September 30, 2011	0.976	1.000	0.940

Exchange Rate of U.S. dollars for Euros

	Average US$	High US$	Low US$

Jan. 1 to Dec. 31, 2007	0.731	0.777	0.668
Jan. 1 to Dec. 31, 2008	0.683	0.811	0.624
Jan. 1 to Dec. 31, 2009	0.719	0.803	0.660
Jan. 1 to Dec 31, 2010	0.757	0.823	0.691
Jan. 1 to September 30, 2011	0.976	1.00	0.949

Canadian dollars and Euros are both convertible into U.S. dollars free floating rates. Currently there are no restrictions on the flow of the currencies.

WHERE YOU CAN FIND MORE INFORMATION

Questions and requests for assistance may be directed to the Depository or the Offeror and additional copies of the letter of transmittal and the notice of guaranteed delivery may be obtained without charge on request from those persons at their respective offices shown on the letter of transmittal. Shareholders whose SDRG shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance.

SDRG files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that SDRG files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. SDRG’s public filings also are available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

NRI and GOG have filed an Amendment No. 3 to a Registration Statement on Form S-4 to register with the SEC the offering and sale of shares of GOG common stock and NRI common stock to be issued in the offer. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement. For further information, reference is made to the registration statement and its exhibits. NRI and GOG have filed, and may file in the future, amendments to the registration statement. In addition, on _________, 2011, GOG and NRI filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act, together with exhibits, to furnish certain information about the offer, and GOG and NRI may file amendments to the Schedule TO. You may obtain copies of amendment No.3 to the Form S-4 and the Schedule TO (and any amendments to those documents) by contacting NRI, prior to the expiration date of this offer, at its principal office, 4 King Street West, Suite 1320, Toronto, Ontario, Canada M5H 1B6, Telephone: (416) 603-1555 or by contacting GOG, prior to the expiration date of this offer, at its principal office, 4 King Street West, Suite 1320, Toronto, Ontario, Canada M5H 1B6, Telephone: (1-800-313-6010).

NOTE ON SDRG INFORMATION

In respect of information relating to SDRG’s business, operations and management presented in, or omitted from, this prospectus, the Offeror has relied upon publicly available information, primarily information publicly filed by SDRG with the SEC. Information publicly filed by SDRG may be examined and copies may be obtained at the places and in the manner set forth in the preceding Section, Where You Can Find More Information. The Offeror is not affiliated with SDRG. Publicly available information and information provided by SDRG concerning SDRG may contain errors. The Offeror has no knowledge that would indicate that any statements contained herein regarding SDRG’s operations, financial condition or condition in general are inaccurate, incomplete or untrue. However, the Offeror was not involved in the preparation of any publicly available documents or reports of SDRG.

Pursuant to Rule 409 under the Securities Act and Rule 12b-21 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Offeror will amend or supplement this prospectus to include any and all information not included herein, which is disclosed in the public filings of SDRG filed with the SEC before the offer expires and the Offeror considers it to be material, reliable and appropriate.

PROSPECTUS SUMMARY

The following is a summary of the information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you. You should carefully read this entire prospectus and the other documents to which it refers.

The Companies

Guardians of Gold Inc.
4 King Street West
Suite 1320
Toronto, Ontario, Canada M5H 1B6
Telephone: (1-800-313-6010)

General

GOG is a publicly traded company listed on the Frankfurt Stock Exchange under the symbol QGD, trading in the “EURO” currency. GOG is a corporation incorporated under the laws of Nevada.

GOG is an exploration company that intends to reprocess precious and base metals mine tailings utilizing secondary recovery methods to extract trace quantities of gold and other precious minerals from existing mine tailings. GOG is a United States company. However, all of its officers and directors are residents of Canada and a majority of its assets, are located outside the United States.

History

On February 5, 1997, 1221745 Ontario Inc. was formed in Ontario. It changed its name to Creighton Corporation on September 28, 2004. On November 4, 2005, Pearlstar Corporation was formed in Nevada. On November 18, 2005, Creighton Corporation merged with Pearlstar Corporation by filing Articles of Merger in Nevada. Pearlstar Corporation was the surviving corporation. It changed its name to Guardians of Gold Inc. on Apri1 22, 2009 and its common shares were consolidated on a 1 for 1000 basis. As of September 30, 2011 45,136,000 issued and outstanding common shares.

Nirek Resources Inc.
4 King Street West
Suite 1320
Toronto, Ontario, Canada M5H 1B6
Telephone: (416) 603-1555

General

NRI is a corporation incorporated under the laws of Ontario in 2004. It is a Canadian based exploration company that is focused primarily on gold and secondarily on other precious and base metals in Canada. NRI currently has one exploration stage property in Quebec. NRI shares trade on the Frankfurt Stock Exchange (Deutsche Boerse) under the symbol 3N6.

NRI’s objective is to acquire mineral properties that had previous exploration work which indicated a potential resource. NRI looks for properties that have proven grade values where further exploration is required. The primary focus is precious metals, particularly gold and silver, although base metal properties with some precious metal content are also possible exploration candidates.

NRI originally acquired options on gold exploration properties in Northern Ontario, specifically in the Timmins and Kirkland Lake area. NRI had preliminary exploration done and geological reports prepared on three properties; however lease agreements were not renewed since an analysis of their economic value determined further expenditure was not justified. A fourth property, on which NRI currently has registered 19 claims, is Sarah Lake, Quebec, Canada. NRI had geologist on the property in May, 2009. The prepared technical report recommended a program to further explore the property.

Besides Canadian mineral properties, NRI has looked at prospective exploration properties in the USA, Mexico and Peru. The primary focus is Canadian properties and secondarily the USA and Mexico. NRI uses independent geologists to assess its properties and, when favorable, recommend a program for further exploration.

History

Nirek Resources Inc. was incorporated in Ontario as Dublin Castle Investments Inc. on August 6, 2004. It changed its name to Nirek Resources Inc. on August 2, 2007. Shareholders in Dublin Castle Investments Inc. were given one share in NRI for every 10 shares they held in Dublin Castle Investments Inc. On August 17, 2007 NRI shares began trading on the Frankfurt Stock Exchange, Germany under the symbol: 3N6. Also in August, 2007, the common stock of NRI was consolidated on a one-for ten-basis. As of September 30, 2011, there were 17,636,299 shares issued and outstanding.

Silver Dragon Resources Inc.
5160 Yonge Street, Suite 803
Toronto, Ontario, M2N 6L9
(416) 223-8500

General

SDRG is a corporation incorporated in Delaware trading on the Over-the-Counter Market under the symbol “SDRG”. SDRG is a mining and metals company focused on the exploration, acquisition, development and operation of silver mines in proven silver districts globally. SDRG’s objective is to acquire silver mining assets that contain promising exploration targets, have highly leveraged, out-of-the-money silver deposits, and/or are producing properties with significant untapped exploration potential. SDRG is engaged in the acquisition, exploration and development of silver and other mineral properties in China and Mexico. SDRG’s primary focus is the exploration of nine properties located in the Erbaohuo Silver District in Northern China, as well as the Cerro Las Minitas property located in Guadalupe, Durango, Mexico. SDRG is still in its exploration stage and has not generated any revenues from the mining properties in China and Mexico.

History

SDRG was initially incorporated in the State of Delaware on May 9, 1996 under the name of American Electric Automobile Company Inc. On July 16, 2002, it changed its name to American Entertainment & Animation Corporation. On February 25, 2005, SDRG again amended its Certificate of Incorporation to change the name to Silver Dragon Resources, Inc. in order to better reflect its business focus on global silver exploration and development. SDRG operates in Mexico through a wholly-owned subsidiary, Silver Dragon Mining De Mexico S.A. de C.V. (“Silver Dragon Mexico”), a Mexico company incorporated on April 21, 2006.

SDRG owns 40% equity interest in Sanhe Sino-Top Resources and Technologies, Ltd. (“Sino-Top”), which was originally formed by Sino Silver and certain other Chinese individuals as a joint venture company.

On April 21, 2011, SDRG publicly announced that it closed a convertible financing agreement for $3,000,000 over a three-year period with JMJ Financial and that the SDRG plans to use the proceeds from the financing to: (i) apply for a listing on a Canadian Stock Exchange; (ii) continue the exploration, development and resource conversion program presently under way at the Erbahuo silver properties in China; and (iii) for general corporate purposes.

The Offer (See Page 47)

The Offeror is offering to exchange the Consideration at an exchange ratio of (i) one (1) share of GOG common stock; (ii) one (1) share of NRI common stock; (iii) one (1) Silver Certificate; and (iv) one (1) NRI Warrant for each one hundred (100) shares of SDRG common stock upon the terms and subject to the conditions in this prospectus and accompanying letter of transmittal. Odd lots of less than 100 shares of SDRG common stock must be tendered to the Depository directly. The tendered securities will be accepted on behalf of the Offeror and the Consideration exchanged therefore will be pro rated. For example, for a shareholder of SDRG common stock tendering one (1) share of SDRG common stock, the Consideration will be (i) one one hundredth (1/100) of a share of GOG common stock, (ii) one one hundredth (1/100) of a share of NRI common stock, (iii) one (1) Silver Certificate for one tenth (1/10) of a gram of silver and (iv) one (1) NRI Warrant for ten (10) grams of gold. . The offer is for 112,331,615 issued and outstanding shares of SDRG common stock or 100%. In the event that fewer than 112,331,615 shares are tendered, the Offeror will take up a minimum of 56,177,041 shares or 50.01%. Failing the above minimum, the Offeror will forego the offer altogether.

As of August 2, 2011, Marc Hazout, a director of SDRG, beneficially owned approximately 15.8% of SDRG’s outstanding common stock.

A copy of the letter of transmittal is attached to this prospectus. We encourage you to read it carefully.

Background and Reasons for the Offer (See Page 44)

The purpose of the offer is to enable the Offeror to acquire at least 50.01% of the outstanding shares of SDRG common stock. The Offeror then proposes to supplement SDRG’s business by means of increasing SDRG’s opportunities in the resource industry, with a view of enhancing the Offeror’s investment in SDRG. In addition, the Offeror will explore and attempt to initiate joint venture efforts with SDRG’s associates and other potential partners.

Ownership of GOG after the Offer (See Page 55)

Based on the exchange ratio for the offer, the Offeror estimates that if 112,331,615 shares of SDRG common stock are exchanged pursuant to the offer, former shareholders of SDRG would own, in the aggregate, approximately 2.49 % of the outstanding shares of GOG common stock. Based on the exchange ratio for the offer, if 56,177,041 shares of SDRG common stock are exchanged for a minimum of 50.01% of the Consideration, the former SDRG stockholders would own, in the aggregate, approximately 1.24% of the outstanding shatres of common stock.

Ownership of NRI after the Offer (See Page 55)

Based on the exchange ratio for the offer, the Offeror estimates that if 112,331,615 shares of SDRG common stock are exchanged pursuant to the offer, former shareholders of SDRG would own, in the aggregate, approximately 6.37% of the outstanding shares of NRI common stock. Based on the exchange ratio for the offer, if 56,177,041 shares of SDRG common stock are exchanged for a minimum of 50.01% of the Consideration, the former SDRG stockholders would own, in the aggregate, approximately 3.18% of the outstanding shares of NRI common stock.

Conditions of the Offer (See Page 58)

The Offeror’s obligation to exchange the Consideration for SDRG common stock is subject to several conditions, including the effectiveness with the SEC of a registration statement registering the shares of GOG common stock and NRI common stock to be exchanged in the offer and the valid tender of the minimum number of SDRG shares.

Expiration Date of the Offer

The offer is scheduled to expire at 1:00 p.m., Toronto time, on February 21, 2012, a trading day, unless extended by the Offeror. To the extent legally permissible, the Offeror reserves the right, in its sole discretion, at any time or from time to time:

•	to extend, for any reason, the period of time during which the offer is open;

•	to delay acceptance for exchange of, or exchange of, any shares of SDRG common stock pursuant to the offer in order to comply in whole or in part with applicable law;

•

to terminate the offer and not accept or exchange any shares of SDRG common stock not previously accepted or exchanged, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration date; and

•	to waive any condition or otherwise amend the offer in any respect.

In addition, even if the Offeror has accepted for exchange, but not exchanged, shares in the offer, it may terminate the offer and not exchange shares of SDRG common stock that were previously tendered if completion of the offer is illegal or if a governmental authority has commenced or threatened legal action related to the offer.

Procedure for Tendering Shares (See Page 50)

The procedure for tendering shares of SDRG common stock varies depending on whether you possess physical certificates or a nominee holds your certificates for you and on whether or not you hold your securities in book-entry form. A letter of transmittal with instructions for tendering shares accompanies this prospectus.

Withdrawal Rights (See Page 53)

You can withdraw tendered shares at any time until the offer has expired and, if the Offeror has not agreed to accept your shares for exchange by the expiration date, you can withdraw them at any time after that date until it accepts shares for exchange.

Commitments to Tender (See Page 61)

There are no commitments to tender or refrain from tendering any SDRG Shares.

Regulatory Approvals

The Offeror is not aware of any material filings that will be required or advisable with any regulatory authorities in connection with the proposed transaction.

Comparison of Stockholders’ Rights (See Page 107)

You will receive GOG common stock and NRI common stock if you tender your shares of SDRG common stock in the offer. There are some differences between the rights of a stockholder of SDRG, a Delaware corporation, and the rights of a stockholder of GOG, a Nevada corporation, or the rights of a stockholder of NRI, an Ontario corporation. These differences, as well as the similarities of the stockholders’ rights, are described herein.

Risk Factors (See Page 30)

SDRG shareholders should carefully consider the risk factors listed in this prospectus in evaluating whether to accept the offer.

GOG does not have sufficient funds to meet all of its future obligations.

The auditors of GOG, in their report dated February 7, 2011, raised substantial doubt as to GOG’s ability to continue as a going concern

NRI does not have sufficient funds to meet all of its future obligations.

The auditors of NRI, in their report dated October 15, 2011, have raised substantial doubt as to NRI’s ability to continue as a going concern

SDRG does not have sufficient funds to meet all of its future obligations.

The independent auditors of SDRG in their report dated March 22, 2011 have raised substantial doubt as to SDRG’s ability to continue as a going concern.

FORWARD LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “expects,” “believes,” “anticipates,” “projects,” “targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. The Offeror’s forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding us and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict, including those discussed below. Therefore, actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Readers of this prospectus are cautioned not to place undue reliance on forward-looking statements since, while the Offeror believes the assumptions on which the forward-looking statements are based are reasonable, we cannot be certain that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this prospectus and the material accompanying this prospectus.

RISK FACTORS

You should carefully consider the following risks before deciding whether to accept the exchange offer and tender your SDRG common stock.

Risk Factors Relating to the Offer

The Offeror did not obtain an independent appraisal of the value of SDRG, or an independent opinion on the fairness of the Offeror’s offer.

The exchange offer was formulated by the management of GOG and NRI without obtaining any appraisal, or other opinion, from an independent third party, such as an investment bank, about the relative values or about the fairness of the Offeror’s offer. SDRG shareholders have no independent opinion or other assurance that the offer being made by the Offeror reflects the fair market value of the SDRG common stock to be acquired by the Offeror.

This transaction may adversely affect the liquidity and value of non-tendered SDRG common stock.

In the event that the Offeror accepts for exchange those shares tendered in the offer, the number of stockholders and the number of shares of SDRG common stock held by individual holders will be reduced. As a result, the closing of the offer could adversely affect the liquidity and market value of the shares of SDRG common stock.

Your attempted enforcement of civil liabilities of the Offeror under the United States federal securities laws may be ineffective.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that NRI is incorporated under the laws of the Province of Ontario, all of the directors and officers of GOG and NRI are residents of Canada and the Depository and some of the experts named in the prospectus are residents of Canada and all or a substantial portion of the assets of GOG and NRI and of such persons may be located outside the United States.

The price of NRI’s common stock is subjected to volatility.

The market for NRI’s common stock is highly volatile. The trading price of NRI’s common stock is subject to wide fluctuations in response to, among other things, quarterly variations in operating and financial results, and general economic and market conditions. In addition, statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to their markets or relating to NRI could result in an immediate and adverse effect on the market price of their common stock. The highly volatile nature of NRI’s stock prices may cause investment losses for their shareholders. If securities class action litigation is brought against NRI, such litigation could result in substantial costs while diverting management’s attention and resources.

The price of GOG’s common stock is subjected to volatility.

The liquidity for GOG’s common stock is currently low due to its recent approval for listing on December 6, 2010. GOG’s trading pattern may be subject to significant volatility since its liquidity and price are being tested by market conditions.

The market price of shares of NRI common stock may be volatile.

The trading prices of NRI’s common stock may be highly volatile. Trading volume is light and may not increase, which would result in limited liquidity for stockholders. Factors affecting the trading price of NRI’s common stock will include:

•	variations in its operating results;

•	continued weakened global economic situation;

•	ability to generate sufficient cash flow;

•	ability to complete mergers and acquisitions; and

•	delays with environmental government permits.

The market price of shares of GOG common stock may be volatile.

The trading price of GOG’s common stock may be subject to significant fluctuations, which may be based on factors unrelated to its financial performance or prospects. These factors include macroeconomic developments in North America and globally, and market perceptions of the attractiveness of GOG’s industry. The price of GOG’s common stock may also be significantly affected by changes in commodity prices, currency exchange fluctuation, GOG’s financial condition or results of operations, a weakened global economic situation, an inability to generate sufficient cash flow, an inability to complete mergers or acquisitions or a decrease in the demand for infrastructure renewals projects.

The market price of silver may be volatile.

Historically, the price of silver generally moves up or down in tangent with the price of gold. The usual ratio is 40 to 1, though presently it is closer to 72 to 1, so the ratio could tighten. The Offeror cannot assert, with any certainty, whether this will occur. It cannot be predicted what the price of silver will be by March 31, 2016.

The market price of gold may be volatile.

Since 2000, the price of gold has gradually climbed from $650 to over $1,900 per ounce. However, the price can decrease or increase steeply in a short time. The Offeror cannot assert, with any certainty, what the price of gold will be by March 31, 2016.

Since the exchange ratio is fixed, SDRG stockholders cannot be sure of the market value of the Consideration that they will receive in the offer.

The exchange ratio of the Consideration is fixed while the market prices of shares of NRI common stock, shares of GOG common stock, silver and gold are volatile. This exchange ratio is fixed and will not be adjusted in case of any increases or decreases in the price or market value of the Consideration or the price of SDRG common stock. If the market value of the Consideration declines (which may occur as a result of a number of reasons, many of which are out of the Offeror’s control, including as a result of the risks described above), SDRG stockholders will receive less value for their shares in the offer than the value calculated pursuant to the exchange ratio on the last full trading day before the Offeror announced its intention to commence the offer. Because the offer may not be completed until specified conditions have been satisfied or waived, a significant period of time may pass between the commencement of the offer and the time that the Offeror accepts shares of SDRG common stock for exchange. Therefore, at the time you tender your shares pursuant to the offer, you will not know the exact market value of the Consideration that will be issued to you if the Offeror accepts your shares for exchange. SDRG stockholders are urged to obtain current market quotations for GOG common stock, NRI common stock, silver, gold and SDRG common stock when they consider whether to tender their shares of SDRG common stock pursuant to the offer.

SDRG’s findings regarding its disclosure controls and procedures and internal controls over financial reporting, as disclosed in its annual report on Form 10-K for the year ended December 31, 2010, indicate that its financial statements may be inaccurate.

The Offeror is attempting to become the majority shareholder of SDRG. Such attempt is partially based on SDRG’s financial position. However, in SDRG’s Form 10-K for the year ended December 31, 2010 SDRG stated that it had determined that its disclosure controls and procedures were not effective at December 31, 2010 and its internal control over financial reporting was also not effective at December 31, 2010. Therefore, the Offeror may be relying on inaccurate information and may be attempting to gain voting control of a company in a less favorable financial position than anticipated.

Risk Factors Relating to GOG’s Business

GOG does not have sufficient funds to meet all of its future obligations.

GOG will need additional funding, either through equity or debt financings or partnering arrangements, which could negatively affect it and its stock price.

The auditors of GOG in their report dated February 7, 2011 have raised substantial doubt as to GOG’s ability to continue as a going concern. GOG’s management believes that GOG will be able to obtain additional funds in equity financing; however, there is no assurance of additional funding being available or available on acceptable terms. Realization values may be substantially different from carrying values as shown.

GOG may need significant additional funds to continue exploration projects, which it may not be able to obtain.

GOG may require future financing through the issuance of equity or debt to fund its future exploration and development projects. There can be no assurance that additional financing will be available to GOG when needed or on terms acceptable to GOG. In addition, capital markets have been volatile in recent months, and continued volatility could limit GOG’s ability to obtain financing, even if GOG has positive business results. GOG’s inability to raise capital to support any new exploration projects and to fund capital expenditures or acquisitions may limit GOG’s growth or may have a material adverse affect upon GOG. GOG estimates that it will require approximately $500,000 over the next 12 months to fund its anticipated capital requirements and financial operations.

As a result of the weakened global economic situation, GOG may have restricted access to capital and borrowing costs may increase.

Although GOG’s business and asset base have not changed, the lending capacity of some financial institutions was reduced and in some circumstances risk premiums were increased. As future capital expenditures will be financed out of funds generated from business transactions, borrowings and possible future equity sales, GOG’s ability to do so is dependent on, among other factors, the overall state of capital markets and investor appetite for investments in the energy industry and GOG’s securities in particular. To the extent that external sources of capital become limited or unavailable, or available on onerous terms, GOG’s ability to make capital investments and maintain existing assets may be impaired, and its assets, liabilities, business, financial condition and results of financial operations may be materially and adversely affected as a result. Should funds generated from business transactions be lower than expected or capital costs for these projects exceed current estimates, or if GOG incurs major unanticipated expenses related to development or maintenance of its existing properties, it may be required to seek additional capital to maintain its capital expenditures at planned levels. Failure to obtain any financing necessary for GOG’s capital expenditure plans may result in a delay in development or production on GOG’s properties.

The impact of governmental regulation could adversely affect GOG’s business.

GOG’s business may be subjected to applicable domestic laws and regulations, including laws and regulations on taxation, the exploration for and development, production and distribution of electricity, and environmental and safety matters. Many laws and regulations require drilling permits and govern mineral exploration and the accumulation and handling of waste materials known as tailings. In addition, GOG’s mineral explorations are subject to complex environmental laws and regulations adopted by domestic jurisdictions where it operates.

GOG could incur liability to governments or third parties for any unlawful discharge of pollutants into the air, soil or water, including responsibility for remedial costs.

GOG could incur liability to governments or third parties for any unlawful discharge of pollutants into the air, soil or water, including responsibility for remedial costs. In addition, the submission and approval of environmental impact assessments may be required. Environmental legislation is evolving in a manner which means stricter standards; enforcement, fines and penalties for noncompliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees.

The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of its businesses.

Because the requirements imposed by these laws and regulations frequently change, GOG cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect Its business. In addition, because GOG may acquire interests in properties that have been operated in the past by others, it may be liable for environmental damage caused by former operators.

GOG may be unable to obtain regulatory and other required third party approvals in a timely manner.

In assessing the feasibility of potential gold and silver and other precious metals projects and in estimating the value of and the projected start-up dates for exploration projects, GOG’s management has made numerous assumptions that GOG will be able to obtain regulatory (including in respect of applicable environmental matters) and other required third party approvals in a timely manner and that the regulatory framework representing royalties, taxes and environmental matters will continue to support such exploration projects.

GOG may be unable to find strategic partners in order to enable it to fund projects at prices which support such projects.

GOG’s management has assumed that GOG will be able to find strategic partners in order to enable it to fund its exploration projects and future prices for minerals will continue to be at levels which support such projects. These assumptions may prove to be false which would adversely affect GOG’s business.

GOG may be unable to obtain qualified staff and equipment in a timely and cost efficient manner.

GOG management must rely on the personnel it plans to hire to assist them in making critical engineering and mining specific decisions. GOG may not be able to obtain qualified staff and equipment in a timely and cost efficient manner. In the event this occurs, there could be an adverse effect on the ability of GOG to commence exploration projects within noted timelines, or at all.

Risk Factors Relating to NRI’s Business

NRI does not have sufficient funds to meet all of its future obligations.

NRI will need additional funding, either through equity or debt financings or partnering arrangements, which could negatively affect it and its stock price.

The auditors of NRI, in their report dated October 15, 2011, raised substantial doubt as to NRI’s ability to continue as a going concern. NRI’s management believes that NRI will be able to obtain additional funds through the exercises of NRI Warrants and other financing instruments; however, there is no assurance of additional funding being available or available on acceptable terms.

NRI will need significant additional funds to continue its exploration projects, which it may not be able to obtain.

NRI estimates that it will require approximately $400,000 over the next 12 months to fund its anticipated capital requirements and exploration projects.

NRI’s success depends on its ability to hire and retain skilled operating, marketing, technical, financial and management personnel.

NRI management must rely on the personnel it plans to hire to assist them in making critical engineering and mining specific decisions. In the mining sector, competition in connection with hiring and retaining skilled, dependable personnel is intense. NRI may not offer salaries or benefits that are competitive with those offered by its competitors, who may have significantly more resources when compared to NRI. As such, even if NRI was to succeed in hiring skilled personnel, it may not succeed in retaining them.

Because NRI has limited capital, it may have to limit its exploration activity.

Because NRI has limited capital, it must limit its exploration activity. This may limit NRI’s ability to generate revenues.

Exploration, development and mining activities involve a high degree of risk.

NRI cannot assure you of the success of its planned exploration projects. Exploration costs are not fixed, and resources cannot be reliably identified until substantial development has taken place, which entails high exploration and development costs. The costs of mining, processing, development and exploitation activities are subject to numerous variables which could result in substantial cost overruns.

NRI’s exploration may be curtailed, delayed or cancelled.

NRI’s exploration activities may be curtailed, delayed or cancelled, as a result of numerous factors, many of which are beyond its control, including economic conditions, mechanical problems, title problems, weather conditions, compliance with governmental requirements and shortages or delays of equipment and services. If NRI’s drilling activities are not successful, it will experience a material adverse effect on its future results of exploration project operations and financial condition.

The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of its businesses.

Because the requirements imposed by these laws and regulations frequently change, NRI cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect its business. In addition, because NRI may acquire interests in properties that have been operated in the past by others, it may be liable for environmental damage caused by former operators.

Risk Factors Relating to SDRG’s Business

SDRG does not have sufficient funds to meet all of its future obligations.

The auditors of SDRG, in their report dated March 22, 2011, raised substantial doubt as to SDRG’s ability to continue as a going concern.

Risk Factors Relating to Ownership of GOG’s Common Stock

GOG’s common stock has limited liquidity.

The liquidity for GOG’s common stock is currently low due to the recent completion of the listing on December 06, 2010. GOG trading pattern maybe subject to significant volatility since its liquidity and price are being tested by market conditions. Therefore, there are many factors which can influence the volatility, for example: quarterly variations in operating and financial results, and general economic and market conditions.

The trading price of GOG’s common stock may be volatile.

The trading price of GOG’s common stock may be subject to significant fluctuations, which may be based on factors unrelated to its financial performance or prospects. These factors include macroeconomic developments in North America and globally, and market perceptions of the attractiveness of particular industries. The price of GOG’s common stock may also be significantly affected by changes in commodity prices, currency exchange fluctuation, GOG’s financial condition or results of operations, a weakened global economic situation, an inability to generate sufficient cash flow, an inability to complete mergers or acquisitions or a decrease in the demand for infrastructure renewals projects.

If securities or industry analysts do not publish research or reports about GOG’s business or if they issue an adverse or misleading opinion regarding GOG stock, its price and trading volume could decline.

The trading market for GOG’s common stock will be influenced by the research and reports that industry or securities analysts publish about GOG or its business, if any. Currently, there are no analysts reporting on GOG’s common stock.

GOG may incur substantial debt.

Loans GOG obtains may be collateralized by some or all of its properties or other assets, which will put those properties or other assets at risk of forfeiture if GOG is unable to pay its debts. Principal and interest payments on these loans reduce the amount of money that would otherwise be available for other purposes.

GOG intends to make foreign investments and will be susceptible to risks associated with such investments.

GOG intends to make foreign investments and will be susceptible to risks associated with such investments, including changes in currency exchange rates, foreign taxes, adverse political or economic developments and changes in foreign laws.

Recent disruptions in global financial markets and deteriorating global economic conditions could adversely affect the value of GOG investments and GOG exploration projects and cause lower returns to investors.

Recent disruptions in global financial markets and deteriorating global economic conditions could adversely affect the value of GOG’s investments and exploration projects. GOG believes that the risks associated with GOG’s business may be more severe during periods of economic slowdown or recessions if these periods are accompanied by declining values in minerals prices. The current state of the economy and the implications of future potential weakening may negatively impact the commodities market fundamentals, resulting in lower revenues and values for GOG’s business opportunities and investments.

Risk Factors Relating to Ownership of NRI’s Common Stock

The trading price of NRI’s common stock may be volatile with limited liquidity.

The trading prices of NRI’s common stock may be highly volatile. Trading volume is light and may not increase, resulting in limited liquidity for stockholders. Factors affecting the trading price of NRI’s common stock will include:

•	variations in its operating results;

•	continued weakened global economic situation;

•	ability to generate sufficient cash flow;

•	ability to complete mergers and acquisitions; and

•	delays with environmental government permits.

If securities or industry analysts do not publish research or reports about NRI’s business or if they issue an adverse or misleading opinion regarding NRI stock, its price and trading volume could decline.

The trading market for NRI’s common stock will be influenced by the research and reports that industry or securities analysts publish about NRI or its business, if any.

Recent disruptions in global financial markets and deteriorating global economic conditions could adversely affect the value of NRI investments and NRI business and cause lower returns to investors.

Recent disruptions in global financial markets and deteriorating global economic conditions could adversely affect the value of NRI’s investments and its business. NRI believes that the risks associated with NRI’s business may be more severe during periods of economic slowdown or recessions if these periods are accompanied by declining values in minerals prices. The current state of the economy and the implications of future potential weakening may negatively impact the commodities market fundamentals, resulting in lower revenues and values for NRI’s business opportunities and investments.

Risk Factors Relating to Ownership of Silver

The market price of silver is volatile.

Historically, the price of silver generally moves up or down in tangent with the price of gold. The usual ratio is 40 to 1, though presently it is closer to 72 to 1, so the ratio could tighten. NRI cannot assert, with any certainty, whether this will occur. It cannot be predicted what the price of silver will be by March 31, 2016.

Silver prices are affected by numerous factors beyond anyone’s control.

Silver prices fluctuate widely and are affected by numerous factors beyond anyone’s control such as interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand, and the political and economic conditions of silver-producing countries throughout the world. The price of silver fluctuates in response to many factors, which are beyond anyone’s predictive abilities. The percentage change in the price of a metal cannot be directly related to the estimated mineralized material quantities, which are affected by a number of additional factors. Because mining occurs over a number of years, it may be prudent to continue mining for some periods during which cash flows are temporarily negative for a variety of reasons. Such reasons include a belief that the low price is temporary, and/or the expense incurred is greater when permanently closing a mine.

Mining for silver and other base or precious metals may involve unprofitable efforts.

Mining for silver and other base or precious metals may involve unprofitable efforts, not only from dry properties, but from properties that are productive but do not produce sufficient net revenues to return a profit after accounting for mining, operating and other costs.

Risk Factors Relating to Ownership of Gold

The market price of gold is volatile.

Since 2000, the price of gold has gradually climbed from $650 to over $1,900 per ounce. However, the price can decrease or increase steeply in a short time. NRI cannot assert, with any certainty, what the price of gold will be by March 31, 2016.

Gold prices are affected by a number of factors which are beyond NRI’s control.

Gold prices are subject to significant fluctuation and are affected by a number of factors which are beyond NRI’s control. Such factors include, but are not limited to, interest rates, exchange rates, inflation, deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand and the political and economic conditions of major gold-producing countries throughout the world. The price of gold and other precious and base metals has fluctuated widely in recent years and future serious price declines could cause continued development of and commercial production from the Corporation’s mineral interests to be impracticable. Depending on the price of gold and other precious metals, projected cash flow from planned mineral exploration may not be sufficient and NRI could be forced to discontinue development and may lose its interest in, or may be forced to abandon participation in the Tailings project. Future production from NRI’s mineral interests is dependent on gold prices that are adequate to make these properties economic.

Risk Factors Relating to Ownership of Silver Certificates and NRI Warrants

The delivery of all or some of the silver to the owners of the Silver Certificates and/or the delivery of all or some of the gold to the owners of NRI Warrants, who exercised such NRI Warrants, may not occur by March 31, 2016, as planned.

If this offer is successful, the Offeror shall hold at least 50.01% or 56,177,041 shares of the outstanding common stock of SDRG. As the majority stockholder, the Offeror shall take all of the corporate steps necessary in order to position itself, or its designees, so that it has the authority to cause SDRG to deliver silver on its behalf. The Offeror will cause SDRG to provide the silver to be delivered to the tendering shareholders pursuant to the Silver Certificates from the silver production of SDRG’s Erbahuo silver mine, located in Wengniute county, Inner Mongolia, China. SDRG owns 70% of the Erbahuo silver mine through its holdings in Chifeng Silver Dragon Resources & Technologies, Ltd. (“Chifeng”). Chifeng is a Sino-American joint venture with Huaguan Industrial Corp., a Chinese state-owned entity which holds 30% of Chifeng. The Offeror believes that there is sufficient silver in the Erbahuo silver mine to supply the aggregate amount of silver that would be required pursuant to the Silver Certificates to be issued in the event all 112, 331,615 shares of SDRG common stock are tendered. Furthermore, in the event the amount of gold available for distribution by March 31, 2016 is insufficient to meet the amount required pursuant to exercised NRI Warrants, the Offeror will be required to cause SDRG to substitute an amount of silver equal in value to the shortfall in the amount of available gold, based on the market prices of the silver and gold on the date the related NRI Warrant was exercised. The Offeror believes that there is sufficient silver in the Erbahuo silver mine to not only meet the potential requirements under the Silver Certificates discussed above, but to also fulfill any shortfall in the gold available for delivery, regardless of the number of NRI Warrants exercised. However, the amount of silver actually available for delivery by March 31, 2016, may be less than required by the Silver Certificates and the shortfall, if any, in the amount of gold available. If this occurs, the holders of the Silver Certificates and NRI Warrants may not receive the full value expected thereunder, by March 31, 2016. Other SDRG mining properties will also be explored.

If this offer is successful, the Offeror shall hold at least 50.01% or 56,177,041 shares of the outstanding common stock of SDRG. As the majority stockholder, the Offeror shall take all of the corporate steps necessary in order to position itself, or its designees, so that it has the authority to cause SDRG to deliver gold on its behalf. The gold to be issued upon the exercise of the NRI Warrants will come from SDRG’s current portfolio of gold properties. The gold will be provided on a “best efforts” basis. In the event the supply of gold available is insufficient to meet the requirements of the exercised NRI Warrants by March 31, 2016, the Offeror shall cause SDRG to distribute the available gold among the shareholders who exercised the related NRI Warrants, on a pro rata basis. The Offeror shall cause SDRG to replace the remaining balance of gold with an amount of silver equal in value to the aforementioned gold, based on the market prices of the silver and gold on the date the related NRI Warrant was exercised. However, the amount of gold available for delivery by March 31, 2016 may be too small for there to be a sufficient amount of silver to cure such gold shortfall. If this occurs, the holders of the Silver Certificates and NRI Warrants may not receive the full value expected thereunder, by March 31, 2016. Other SDRG mining properties will also be explored.

The Offeror currently has no alternate source for the gold to be issued under the NRI Warrants.

The Offeror currently has no identified source of gold. However, the “NI 43-101 Report on Dadi Property, Inner Mongolia, China for Silver Dragon Resources Inc. by: David G. Wahl, P.ENG., P.GEO. “designated qualified person”, D. George Cargill, PHD, P.ENG., QP and Philip Burt, P.GEO., MET., B.SC., QP, dated February 8, 2010, by Southampton Associates Inc. Consulting Engineers and Geoscientists” discloses the finding of a presence of “native gold” and “wide proportions of gold and silver”.

The Offeror has agreed to use “best efforts” to supply the gold but has made no guarantee that it will be able to fulfill the need. Furthermore, the Offeror currently has no alternate plan to obtain the potential amount of gold required. Although the Offeror will continue to explore alternative commodity sources of gold to meet the demands of the holders of the NRI Warrants, if a shortfall in the supply of gold occurs and the Offeror is unable to secure an alternate source of gold and the Offeror is unable to obtain the necessary amount of silver necessary to replace the shortfall in available gold, you may not receive the value in gold and silver that you expect.

NRI is an exploration company with no history of operations.

NRI is an early stage exploration company with no history of operations. NRI has limited funds available for development of its proposed mineral exploration and joint exploration projects and there can be no assurance the necessary funds required, will be raised.

NRI is dependent on certain key personnel.

NRI’s success will largely depend on the efforts and abilities of officers and directors. While NRI does not foresee any reason why such officers or directors will not remain, if for any reason they do not, NRI might be adversely affected.

Certain directors and officers of NRI may have conflicts of interest.

Certain of the directors and officers of NRI are directors or officers of other companies and, to the extent that such other companies may participate in ventures either in competition with NRI, or in which NRI participates, they may have a conflict of interest in negotiating and concluding terms related to such participation. In the event that such a conflict of interest arises at a meeting of the directors or officers of NRI, a director or officer who has such a conflict will abstain from voting for or against the approval of such participation. In appropriate cases NRI will establish a special committee of independent directors to review a matter in which several directors, officers or management, may have a conflict. Except as indicated or as required under the corporate governance rules of any regulatory body having jurisdiction, NRI does not have any other procedures or mechanisms for dealing with conflicts of interest. These may not be sufficient to compensate for any conflict of interest.

NRI’s directors are dependent on consultants for professional industry advice.

NRI’s directors have limited experience in the mineral exploration business. For technical advice on mineral matters, NRI’s Board of Directors relies on the input of professional geologists who act as independent consultants. The lack of availability of qualified consultants could have an adverse impact on NRI.

Resource exploration is a high risk business.

Funds for exploration are required for NRI to remain a going concern. Exploration is considered to be a high risk business because of the difficulty in discovering resources of sufficient grade and volume to justify the decisions of developing a mine. In addition, NRI has made an investment in other resource companies, specifically Millstream Resources Inc. (listed on the Toronto Stock Exchange Venture Exchange: MLM:TSX-V with a trading price of $0.03 CAD per share on December 9, 2011 and on the Frankfurt Stock Exchange: NJD). NRI may make other investments in resource companies, take options on claims of mineral properties as well as enter into joint venture arrangements with other companies on properties.

Resource exploration is very speculative.

Unprofitable efforts may result not only from the failure to discover mineral deposits, but also from finding mineral deposits which, though present, are insufficient in size to return a profit from production. Mineral properties are often non-productive for reasons that cannot be anticipated in advance. It cannot be accurately predicted whether NRI’s exploration projects will result in an adequate return on invested capital in exploration and property development.

The mining industry is intensely competitive.

The mining industry is intensely competitive and even if commercial quantities of mineral resources are discovered, there are many factors to determine if the sale of such minerals can be profitable. NRI competes against larger companies for such items as funding, exploration properties and drilling arrangements. In addition, because larger companies have significantly more assets, financial resources and human resources than NRI, such companies may be able to sustain losses more easily than NRI.

COMPARATIVE MARKET PRICE DATA

GOG’s common stock is traded on the Frankfurt Stock Exchange under the symbol “QGD”. NRI’s common stock is traded on the Frankfurt Stock Exchange under the symbol “3N6”. SDRG’s common stock is traded on the Over-the-Counter Bulletin Board under the symbol “SDRG”. The following table lists the closing prices per share for the common stock of GOG, NRI and SDRG on the Frankfurt Stock Exchange and OTC Bulletin Board, respectively, on ______, 2011, the last full trading day before the Offeror announced its intention to commence the exchange offer. The table illustrates the value of the Consideration you would receive based on these closing prices, the current market value of silver and gold and the exchange ratio for the offer.

	Per Share Price of GOG Common Stock	Per Share Price of NRI Common Stock	Per Share Price of SDRG Common Stock	Value of the Stock Portion of Consideration per Share of SDRG Common Stock

______, 2011	$[ ]	$[ ]	$[ ]	$[ ]

The value of each share of GOG common stock and NRI common stock is only a portion of the value to be received by an SDRG stockholder who tenders SDRG common stock. The Consideration to be exchanged for each 100 shares of SDRG common stock also includes a Silver Certificate and an NRI Warrant. On ______, 2011, the market price of a gram of silver was $[___]. On _______, 2011, the market price of a gram of gold was $[___].

	Value of each Silver Certificate	Value of each NRI Warrant	Per Share Price of SDRG Common Stock	Value of the Remaining Portion of Consideration per Share of SDRG Common Stock

_____, 2011	$[ ]	$[ ]	$[ ]	$[ ]

As stated above, the value of the stock portion of the Consideration to be received by SDRG shareholders per share of SDRG common stock is $_____. The value of the remaining portion of the Consideration to be received by SDRG shareholders per share of SDRG common stock is $_____. Therefore the total value of the Consideration per share of SDRG common stock is $_____.

The value of the offer will change as the market prices of GOG common stock, NRI common stock, silver, gold and SDRG common stock fluctuate during the offer period and thereafter, and may therefore be different from the prices set forth above at the expiration of the offer period and at the time you receive the Consideration. You are encouraged to obtain current market quotations prior to making any decision with respect to the offer.

BACKGROUND AND REASONS FOR THE OFFER

Background of the Offer

Since NRIs’ formation in 2004, NRI has explored all available avenues for profitable growth, including evaluating mining opportunities for strategic acquisitions which fit NRIs’ criteria of partnering with a producer. In connection with such strategic evaluation, NRI has, in the past, had preliminary discussions with GOG regarding a potential business combination transaction. In December 2009, GOG and NRI researched SDRG’s property holdings, management and stock trading. GOG and NRI concluded that the SDRG’s stock volatility did not reflect well on the management and operations. They believe they can assist in bringing more stability to SDRG’s ongoing operations and financial plans. The boards of both NRI and GOG have a deep reservoir of human resources to fill the gaps in the SDRG board. We would supplement SDRG’s board with highly skilled talent in the following area of expertise. On December 7, 2011, GOG hired Greame Scott as president. Mr. Scott would bring a depth of knowledge and experience to the engineering and production aspects of the mining projects of SDRG. Mr. Scott’s background includes over 25 years of mining experience. His most recent project was Project Manager at Fonteneau Resources, an iron mining company with projects in Schefferville, Quebec and Labrador. From 2005 to 2008, Mr. Scott was the President of Caliber Energy, a US public oil company with exploration projects in Alberta. In 2006 to 2008, Mr. Scott was also the President of Bancroft Uranium Inc., an exploration company with advance uranium project in East Central Ontario. Mr. David Coutts, MA in Psychology, would benefit SDRG’s Human Resources department. Mr. Walter Fox, LLB, who has over 43 years of experience as a lawyer. Mr. Fox would be an excellent choice for the Head of Compliance for SDRG. Furthermore, Mr. John Sprately, LLB and Field Geologist would bring capable experience to the all the legal aspects in the mining projects. Mr. Ron Haller, Certified Management Accountant (CMA) has over 20 years experience in accounting and corporate filings of public companies. Mr. Haller also has served as a director on the board of a number of mining companies. Both NRI and GOG, as co-offerrors, merely intend to provide the support required to meet and exceed SDRG’s current business plan and to bring value to SDRG’s shareholders. While the management and board of directors of SDRG have been managing business operations, shareholder value has declined since November, 2009. During that period, its price has dropped over 87%. With this offer, the Offeror hopes to unlock hidden shareholder value. If the minimum amount of SDRG shares are tendered, the plans of the Offeror is to provide all necessary support to meet and exceed SDRG current responsibilities to SDRG’s shareholders and to bring value to its shareholders with plans to use the proceeds from the exercised NRI Warrants to assist in the financing of new silver/gold production facilities planned for 2012-2013 and exploration projects planned for 2012. If the maximum amount of SDRG shares are tendered, the Offeror will be strongly positioned to raise additional capital financing and other types of financing which will be instrumental to fund the new silver/gold exploration and production facilities planned for the next several years at the Dadi property, Laopandao Field projects, Aobaotugonao Exploration, Shididonggou property, Zhuanxinhu property and Yuanlinzi property.

As both GOG and NRI work with professionals in the mining industry, they believe they can be of assistance to SDRG’s strategic plans and development. GOG and NRI believe that, over the long term, SDRG’s asset value will improve and eventually be reflected in SDRG’s share price. In addition, GOG and NRI believe that there may be joint venture opportunities with SDRG.

Resolutions authorizing management to pursue the exchange offer was passed by the Board of Directors of NRI on December 4, 2009. Resolutions authorizing management to consider the exchange offer was passed by the Board of Directors of GOG on December 5, 2009.

Initially, GOG was a co-registrant in the Form F-4 exchange offer for SDRG shares. GOG’s was offering ten million (10,000,000) shares of Grit International Inc. (“GII”) held by GOG as part of the consideration for the SDRG shares. After review of the initial F-4 filing, it was determined that the GII shares, could not be previously issued shares, but must be new shares issued directly from treasury.

After several attempts to structure an offer without the inclusion of GII as a co-Offeror or registrant, NRI officially asked GII to join it as co-Offeror and to register the 18,622,251 shares of GII common stock to be issued in the offer. On April 7, 2010, GII agreed to become a co-Offeror and to register its shares of common stock which were to be issued by GII in the offer. GOG stepped down as a co-Offeror.

Subsequently, the Frankfurt Stock Exchange approved and listed the shares of GOG common stock on December 6, 2010.

On January 28, 2011 both NRI and GOG signed a Memorandum of Agreement to outline the roles and responsibilities of each company and their commitment to use reasonable best efforts for the successful completion of the exchange offer. On March 1, 2011 the Board of Directors met to approve the appointment of Nannarone & McMurdo, LLP as the law firm to represent GOG in this exchange offer. The initial registrants, NRI and GOG, then ascertained that there were significant divergent philosophies between the original registrants and GII given its changing corporate direction. Therefore, NRI asked GII to step down as a co-Offeror and requested that GOG rejoin it as Co-Offeror, offering shares of GOG common stock. The Offeror has therefore withdrawn the registration statement filed on March 2, 2011 whereby GII was to have been a co-Offeror. Consequently, including the shares of GOG, this is now a more suitable mix of securities for the SDRG shareholders in lieu of the GII securities because GOG is an exploration company that intends to reprocess precious and base metals mine tailings utilizing a proprietary refining process and, therefore the current mining projects with both silver and gold owned and operated by SDRG bring a synergy of partnership. Both NRI’s and GOG’s Board of Directors met on May 3, 2011 to review the current F-4 Registration Statement and then the new S-4 Registration Statement recommendations and changes are proposed by the SEC response letter dated March 11, 2011. On July 29, 2011 the NRI Board of Directors with a representative from GOG met to review the finalized version of the revised S-4 scheduled to be filed on August 02, 2011. On August 5, 2011, at GOG’s board meeting, the S-4 Registration Statement filed on August 02, 2011 was discussed.

Ownership of SDRG Common Stock

NRI does not own any SDRG common stock. GOG does not own any SDRG common stock. Neither the directors and officers of GOG nor the directors and officers of NRI beneficially own, directly or indirectly, or control or exercise direction over, or have the right to acquire any SDRG common stock as of May 26, 2011. To the knowledge of the Offeror, after reasonable inquiry through the active questioning of each of the directors and officers of GOG and NRI and the beneficial holders of more than 10% of the outstanding equity of GOG and NRI, no securities of SDRG are beneficially owned, directly or indirectly, by, nor is control or direction over any securities of SDRG exercised by, any person or company acting jointly or in concert with GOG or NRI, any affiliate of GOG or NRI, any director or officer of GOG or NRI, or any person or company who beneficially owns, directly or indirectly, more than 10% of the GOG outstanding equity and/or the NRI outstanding equity, except as may otherwise be disclosed herein, in the prospectus.

Trading in SDRG Securities by the Offeror

No securities of SDRG have been traded during the six month period preceding the date of the offer by GOG or NRI, by any director or senior officer of GOG or NRI, or, to the knowledge of the Offeror, after reasonable inquiry through the active questioning of each of the directors and officers of GOG and NRI and the beneficial holders of more than 10% of the outstanding equity of GOG and NRI, by any person or company acting jointly or concert with GOG or NRI, any affiliate of GOG or NRI, any director or officer or any person or company who beneficially owns, directly or indirectly, more than 10% of any the outstanding capital stock of GOG or NRI.

Commitments to Acquire Securities of SDRG or Other Arrangements between the Offeror and SDRG, its Directors or Officers

No commitments or other arrangements have been made by the Offeror, or by any director or officer of GOG or NRI, or, to the knowledge of the Offeror, after reasonable inquiry through the active questioning of each of the directors and officers of GOG and NRI and the beneficial holders of more than 10% of the outstanding equity of GOG and NRI, by any person or company acting jointly or in concert with the GOG or NRI, any affiliate of GOG or NRI, any director or officer of SDRG or any person or company who beneficially owns, directly or indirectly, more than 10% of the outstanding capital stock of GOG or NRI to acquire any securities of SDRG, except for the offer to acquire SDRG common stock.

Reasons for the Offer

The purpose of the offer is to enable the Offeror to acquire at least 50.01% of the outstanding common stock of SDRG. If the offer is successful, the Offeror proposes to supplement SDRG’s business by means of increasing SDRG’s opportunities in the resource industry, with a view of enhancing the Offeror’s investment in SDRG. In addition, the Offeror will explore and attempt to initiate joint venture efforts with SDRG’s associates and other potential partners.

Although the Offeror does not presently have the intention to sell SDRG common stock taken up under the offer after the ten (10) day period following the offer, the Offeror reserves the right to make or enter into an arrangement, commitment or understanding at or prior to the Expiration Date, conditional upon receiving a minimum of 50.01% or 56,177,041 shares of the outstanding shares of SDRG common stock, to sell any such SDRG common stock after the ten (10) day period following the Expiration Date.

THE OFFER

The Offeror is offering to exchange (i) 1,123,316 shares of common stock of GOG; (ii) 1,123,316 shares of common stock of NRI; (iii) 1,123,316 Silver Certificates; and (iv) 1,123,316 NRI Warrants for shares of common stock of SDRG at an exchange ratio of (i) one (1) share of GOG common stock, (ii) one (1) share of NRI common stock, (iii) one (1) Silver Certificate and (iv) one (1) NRI Warrant for each 100 shares of SDRG common stock, upon the terms and subject to the conditions in this prospectus and accompanying letter of transmittal. This offer is referred to in this prospectus as the “exchange offer” or the “offer.”

The offer is open to all shareholders. Furthermore, the offer is for not less than 50.01% or 56,177,041 of the outstanding shares of SDRG. Odd lots of less than 100 shares may be tendered. However, odd lots of less than 100 shares of SDRG common stock must be tendered to the Depository directly. The tendered securities will be accepted by the Depository on behalf of the Offeror and the Consideration to be issued in exchange will be pro rated. For example, for a shareholder tendering one (1) shares of SDRG common stock, the Consideration will be (i) one one hundredth (1/100) of a share of GOG common stock, (ii) one one hundredth (1/100) of a share of NRI common stock, (iii) one (1) silver certificate for one tenth (1/10) of a gram of silver and (iv) one NRI Warrant.

If you are a registered stockholder and tender your shares of SDRG common stock directly to the Depository, you will not be obligated to pay any charges or expenses of the Depository or any brokerage commissions. If you hold your shares through a broker or bank, you should consult your institution as to whether or not they will charge you any service fees. Transfer taxes on the exchange of shares of SDRG common stock pursuant to the offer will be paid by the Offeror.

Extension, Termination and Amendment of the Offer

The offer will expire at 1:00 p.m., Toronto time, on February 21, 2012 (a trading day at least 20 business days after commencement of the exchange offer), unless extended to a later date by the Offeror (the “Expiration Date”), which date shall not be prior to date on which the SEC declares the registration statement, of which this prospectus is a part, effective. Subject to the rules of the SEC and the terms and conditions of this offer, the Offeror reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the offer remains open, and the Offeror can do so by giving oral or written notice of such extension to the Depository. If the Offeror decides to so extend the offer, the Offeror will make an announcement to that effect no later than 9:00 a.m., Toronto time, on the next business day after the previously scheduled expiration date. The Offeror is not making any assurance that it will exercise its right to extend the offer, although it currently intends to do so until all conditions to the offer have been satisfied or waived. During any such extension, all shares of SDRG common stock previously tendered and not withdrawn will remain subject to the offer, subject to your right to withdraw your shares of SDRG common stock. See The Offer—Withdrawal Rights, page 43.

To the extent legally permissible, the Offeror also reserves the right, in its sole discretion, at any time or from time to time:

•	to delay acceptance for exchange of, or exchange of, any shares of SDRG common stock pursuant to the offer in order to comply in whole or in part with applicable law;

•

to terminate the offer and not accept or exchange any shares of SDRG common stock not previously accepted or exchanged, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration date; and

•	to waive any condition or otherwise amend the offer in any respect.

In addition, even if the Offeror has accepted for exchange, but not exchanged, shares in the offer, it may terminate the offer and not exchange shares of SDRG common stock that were previously tendered if completion of the offer is illegal or if a governmental authority has commenced or threatened legal action related to the offer.

SDRG will effect any extension, termination, amendment or delay by giving oral or written notice to the Depository and by making a public announcement as promptly as practicable thereafter. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., Toronto time, on the next business day after the previously scheduled expiration date. Subject to applicable law and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

The Offeror acknowledges that Rule 14e-1(c) under the Exchange Act requires that the Offeror pay the consideration offered or return the shares of SDRG common stock tendered promptly after the termination or withdrawal of the offer. The Offeror will make the exchange offer for a minimum of 20 business days, as required by SEC rules.

The Offeror confirms to you that if it makes a material change in the terms of the offer or the information concerning the offer, or if it waives a material condition of the offer, it will extend the offer to the extent required under the Exchange Act. If, prior to the expiration date, the Offeror changes the percentage of shares of SDRG common stock being sought or the consideration offered to you, that change will apply to all holders whose shares of SDRG common stock are accepted for exchange pursuant to the Offeror’s offer, regardless of whether the shares were tendered before or after the change. If at the time notice of that change is first published, sent or given to you, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offeror will extend the offer until the expiration of that ten business day period. For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Toronto time.

Exchange of SDRG Shares; Delivery of the Consideration

Upon the terms and subject to the conditions of the offer, as described in the prospectus, (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for exchange, and will exchange, (i) 1,123,316 shares of common stock of GOG; (ii) 1,123,316 shares of common stock of NRI; (iii) 1,123,316 Silver Certificates; and (iv) 1,123,316 NRI Warrants for shares of SDRG common stock validly tendered and not properly withdrawn promptly after the expiration date. In addition, subject to applicable rules of the SEC, the Offeror expressly reserves the right to delay acceptance for exchange of, or the exchange of, shares of SDRG common stock in order to comply with any applicable law. In all cases, exchange of shares of SDRG common stock tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the Depository of certificates for those shares of SDRG common stock (or a confirmation of a book-entry transfer of those shares of SDRG common stock in the Depository’s account at The Depository Trust Company, referred to as “DTC”), a properly completed and duly executed letter of transmittal and any other required documents.

For purposes of the offer, the Offeror will be deemed to have accepted for exchange shares of SDRG common stock validly tendered and not properly withdrawn as, if and when it notifies the Depository of its acceptance of the tenders of those shares of SDRG common stock pursuant to the offer. The Depository will deliver the Consideration in exchange for shares of SDRG common stock pursuant to the offer promptly after receipt of such notice. The Depository will act as your agent for the purpose of receiving the Consideration from the Offeror and transmitting the Consideration to you.

Settlement will be made by the Offeror issuing and delivering a share of GOG common stock, a NRI Warrant, a share of NRI common stock and a Silver Certificate. Unless otherwise directed in the letter of transmittal, a GOG share, an NRI Warrant, a Silver Certificate and an NRI share will be issued in the name of the registered shareholder and will be forwarded by first-class mail to such person at the address specified in the letter of transmittal. If no address is therein specified, a GOG share, an NRI Warrant, a Silver Certificate and an NRI share will be forwarded to the address of the shareholder as shown on the register maintained by SDRG. The Silver Certificate shall be redeemable on or after March 31, 2016 by depositing such by registered mail or hand delivery to the office of NRI or the Depository. The NRI Warrant shall be exercisable on or before March 27, 2012 by the holder tendering $190.00 by registered mail or hand delivered to the office of NRI or the Depository.

Within ten (10) business days of receipt by NRI of an NRI Warrant being exercised, together with a subscription form duly completed and executed, NRI shall deliver or cause to be delivered to the holder of the NRI Warrant an gold certificate representing the ten (10) grams of gold subscribed for and purchased by such holder thereunder (a “Gold Certificate”). The holder of the

NRI Warrant must also deliver the applicable payment in order to receive a Gold Certificate. Such payment must be in the form of a certified check, bank draft or money order in U.S. dollars, payable to NRI. A form of a Gold Certificate is attached as an exhibit hereto.

If the Offeror does not accept any tendered shares of SDRG common stock for exchange pursuant to the terms and conditions of the offer for any reason (including shares not accepted because of proration), the Offeror will return certificates for such unexchanged shares of SDRG common stock without expense to the tendering stockholder or, in the case of shares of SDRG common stock tendered by book-entry transfer of such shares of SDRG common stock into the Depository’s account at DTC pursuant to the procedures set forth below in The Offer—Procedure for Tendering, page 50, those shares of SDRG common stock will be credited to an account maintained within DTC promptly following expiration or termination of the offer.

Procedure for Tendering Shares

For you to validly tender shares of SDRG common stock pursuant to the offer, either (a) a properly completed and duly executed letter of transmittal, along with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must be received by the Depository at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered shares of SDRG common stock must be received by the Depository at such address or those shares of SDRG common stock must be tendered pursuant to the procedures for book-entry transfer set forth below (and a confirmation of receipt of such tender, referred to as a “book-entry confirmation,” must be received), in each case before the expiration date, or (b) you must comply with the guaranteed delivery procedures set forth below under The Offer—Guaranteed Delivery, page 52.

The term “agent’s message” means a message transmitted by DTC to, and received by, the Depository and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares of SDRG common stock that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that The Offeror may enforce that agreement against such participant.

The Depository has established accounts with respect to the shares of SDRG common stock at DTC in connection with the offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares of SDRG common stock by causing DTC to transfer such shares into the Depository’s account in accordance with DTC’s procedure for such transfer. However, although delivery of shares of SDRG common stock may be effected through book-entry transfer at DTC, the letter of transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the Depository at one of its addresses set forth on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below must be followed. The Offeror cannot assure you that book-entry delivery of its shares will be available. If book-entry delivery is not available, you must tender SDRG shares by means of delivery of SDRG share certificates or pursuant to the guaranteed delivery procedures set forth below under The Offer—Guaranteed Delivery, page 52.

Signatures on all letters of transmittal must be guaranteed by an eligible institution (as defined below), except (1) in cases in which shares of SDRG common stock are tendered by a registered holder of shares of SDRG common stock who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or (2) if shares of SDRG common stock are tendered for the account of a financial institution that is a member of the Securities Transfer Agents Medallion Program or by any other “eligible guarantor institution,” as that term is defined in SEC Rule 17Ad-15 (each of the foregoing is referred to as an “eligible institution”). Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you.

If the certificates for shares of SDRG common stock are registered in the name of a person other than the person who signs the letter of transmittal, or if the offer consideration is to be delivered, or certificates for unexchanged shares of SDRG common stock are to be issued, to a person other than the registered holder(s), the SDRG share certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

In all cases, the Offeror will exchange shares of SDRG common stock tendered and accepted for exchange pursuant to the offer only after timely receipt by the Depository of certificates for shares of SDRG common stock (or timely confirmation of a book-entry transfer of such securities into the Depository’s account at DTC as described above), properly completed and duly executed letter(s) of transmittal (or an agent’s message in connection with a book-entry transfer) and any other required documents.

By executing a letter of transmittal as set forth above, you irrevocably appoint the Offeror’s designee as your attorney-in-fact and proxies, with full power of substitution, to the full extent of your rights with respect to your shares of SDRG common stock tendered and accepted for exchange by the Offeror and with respect to any and all other shares of SDRG common stock and other securities issued or issuable in respect of the shares of SDRG common stock on or after the expiration date. That appointment is effective, and voting rights will be affected, when and only to the extent that the Offeror deposits with the Depository the Consideration. All such proxies will be considered coupled with an interest in the tendered shares of SDRG common stock and therefore will not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies (and, if given, they will not be deemed effective). The Offeror’s designee will, with respect to the shares of SDRG common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as it, in its sole discretion, deem proper at any annual, special or adjourned meeting of SDRG’s stockholders or otherwise. The Offeror reserves the right to require that, in order for shares of SDRG common stock to be deemed validly tendered, immediately upon the exchange of those shares, the Offeror must be able to exercise full voting rights with respect to those shares.

The method of delivery of SDRG share certificates and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the Depository. If delivery is by mail, the Offeror recommends registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

This prospectus is directed to all persons who are shareholders (all such persons together being referred to as “relevant persons”). This prospectus must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus relates is available only to relevant persons and will be engaged in only with relevant persons.

Guaranteed Delivery

If a shareholder wishes to deposit his or her SDRG shares pursuant to the offer and (i) the certificates representing the SDRG shares are not immediately available, or (ii) such shareholder is not able to deliver the certificates representing the SDRG shares and all other required documents to the Depository prior to the Expiration Date, such shares of SDRG common stock may nevertheless be deposited pursuant to the offer provided that all of the following conditions are met:

          (a)          such deposit is made by or through an eligible institution;

          (b)          a properly completed and duly executed notice of guaranteed delivery in the form enclosed herewith (printed on yellow paper), or a manually signed facsimile thereof, is received by the Depository at its office as set forth on the notice of guaranteed delivery, prior to the Expiration Date; and

(c)          the certificates representing deposited shares of SDRG common stock in proper form for transfer, together with a properly completed and duly executed letter of transmittal in the form enclosed herewith (printed on blue paper), or a manually signed facsimile thereof and all other documents required by such letter of transmittal, are received at the office of the Depository set forth on the last page of the letter of transmittal on or before 1:00 p.m. (Toronto time) not later than ten (10) trading days after delivery to the Depository of a properly completed and duly executed notice of guaranteed delivery.

The notice of guaranteed delivery may be delivered by hand or sent by facsimile transmission or mail to the Depository at the office specified in the notice of guaranteed delivery and must include a signature guarantee by an eligible institution in the form set forth in such notice of guaranteed delivery.

Matters Concerning Validity and Eligibility

The Offeror will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of SDRG common stock, in its sole discretion, and its determination will be final and binding to the fullest extent permitted by law. The Offeror reserves the absolute right to reject any and all tenders of shares of SDRG common stock that it determines is not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any shares of SDRG common stock. No tender of shares of SDRG common stock will be deemed to have been validly made until all defects and irregularities in tenders of shares of SDRG common stock have been cured or waived. None of the Offeror, the Depository or any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of SDRG common stock or will incur any liability for failure to give any such notification. The Offeror’s interpretation of the terms and conditions of the offer (including the letter of transmittal and instructions thereto) will be final and binding to the fullest extent permitted by law.

If you have any questions about the procedure for tendering shares of SDRG common stock, please contact GOG or NRI at their respective address and telephone number set forth on the back cover of this prospectus.

Withdrawal Rights

Any shares of SDRG common stock deposited in acceptance of the offer may be withdrawn by or on behalf of the depositing shareholder (unless otherwise required or permitted by applicable law):

          (a)          at any time at the place of deposit before the expiration of twenty (20) days from the date of the offer, namely prior to midnight (Toronto time/Eastern Time Zone) on February 21, 2012; and provided that the SDRG shares have not been taken up and paid for by the Offeror prior to the receipt by the Depository of a notice of withdrawal in respect of such shares of SDRG common stock.

In addition, if:

          (b)          there is a variation of the terms of the offer before the Expiration Date (including any extension of the period during which SDRG shares may be deposited hereunder or the modification of a term or condition of the offer, but excluding, unless otherwise required by applicable law, a variation consisting solely of an increase in the consideration offered where the time for deposit is not at the same time extended for more than ten (10) days); or

          (c)          on or before the Expiration Date or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the shares of SDRG common stock, a change occurs in the information contained in the prospectus, as amended from time to time, that would reasonably be expected to affect the decision of a shareholder to accept or reject the offer, unless such change is not within the control of the Offeror or affiliates of the Offeror (except, to the extent required by applicable law, where it is a change in material fact relating to the SDRG common stock);

          then any SDRG shares deposited under the offer and not taken up and paid for by the Offeror at such time may be withdrawn by or on behalf of the depositing shareholder at the place of deposit at any time until the expiration of ten (10) days after the date upon which the notice of such change or variation is mailed, delivered or otherwise communicated, subject to abridgement of that period pursuant to such order or orders as may be granted by the applicable courts or securities regulatory authorities.

In order for any withdrawal to be made, notice of the withdrawal must be in writing (which includes telegraphic communication or notice by electronic means that produces a printed copy), and must be actually received by the Depository at the place of deposit of the applicable SDRG common stock or by facsimile transmission to the Toronto office of the Depository within the period permitted for withdrawal. Any such notice of withdrawal must be: (i) signed by or on behalf of the person who signed the letter of transmittal that accompanied the shares of SDRG common stock to be withdrawn and (ii) specify the number of SDRG shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the SDRG shares to be withdrawn. Any signature in a notice of withdrawal must be guaranteed by an eligible institution in the same manner as in the letter of transmittal (as described in the rules and instructions set out in such letter).

All questions as to the validity (including timely receipt) and form of notices of withdrawal shall be determined by the Offeror in its sole discretion, and such determination shall be final and binding.

If the Offeror is delayed in taking up for shares of SDRG common stock or is unable to take up for SDRG shares for any reason, then, without prejudice to the Offeror’s other rights, SDRG shares may not be withdrawn except to the extent that depositing holders of SDRG common stock are entitled to withdrawal rights as set forth in this Section or pursuant to applicable law.

Any shares of SDRG common stock withdrawn will be deemed not validly deposited for the purposes of the offer, but may be redeposited at any subsequent time prior to the Expiration Time by following any of the procedures described herein.

In addition to the foregoing rights of withdrawal, shareholders are entitled to statutory rights of rescission in certain circumstances.

Mail Service Interruption

Notwithstanding the provisions of the letter of transmittal or the notice of guaranteed delivery, the certificates for the GOG common stock, the certificates for the NRI common stock, the Silver Certificates, the NRI Warrants and the certificates for any shares of SDRG common stock to be returned will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to any certificates which are not mailed for the foregoing reason may take delivery thereof at the office of the Depository to which the deposited certificates for shares of SDRG common stock were deposited, upon application to the Depository, until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror shall provide notice of any such determination not to mail made under this Section as soon as reasonably practicable after the making of such determination.

Notice

Any notice to be given by the Offeror or the Depository pursuant to the offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the registered shareholders at their addresses as shown on the register of SDRG and will be deemed to have been received on the first day following the date of mailing which is not a Saturday, Sunday or statutory holiday in the Province of Ontario. These provisions apply notwithstanding any accidental omission to give notice to anyone or more shareholders and notwithstanding any interruption of mail services in Canada following mailing. In the event of any interruption of mail service following mailing, the Offeror intend to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by law, if post offices in Canada are not open for the deposit of mail, any notice which the Offeror or the Depository may give under the offer will be deemed to have been properly given and to have been received by shareholders if it is published once in a national newspaper.

Wherever the offer calls for documents to be delivered to the Depository, such documents will not be considered delivered unless and until they have been physically received at the address listed for the Depository on the letter of transmittal or notice of guaranteed delivery, as applicable.

Announcement of Results of the Offer

The Offeror will announce by press release the final results of the offer, including whether all of the conditions to the offer have been fulfilled or waived and whether the Offeror will accept the tendered shares of SDRG common stock for exchange, promptly after expiration of the offer.

Ownership of GOG after the Offer

On September 1, 2011, 45,136,000 shares of GOG common stock were outstanding, including shares issuable on the exercise of outstanding stock options. Based on the exchange ratio for the offer, if 112,331,615 shares of SDRG common stock are exchanged for the entire 100% of the Consideration, former SDRG stockholders would own, in the aggregate, approximately 2.49% of the outstanding shares of GOG common stock. Based on the exchange ratio for the offer, if 56,177,041shares of SDRG common stock are exchanged for a minimum of 50.01% of the Consideration, the former SDRG stockholders would own, in the aggregate, approximately 1.24% of the outstanding shares of GOG common stock.

Ownership of NRI after the Offer

On September 1, 2010, 17,636,299 shares of NRI common stock were outstanding, including shares issuable on the exercise of outstanding stock options. Based on the exchange ratio for the offer, if 112,331,615 shares of SDRG common stock are exchanged for the entire 100% of the Consideration, former SDRG stockholders would own, in the aggregate, approximately 6.37% of the outstanding shares of NRI common stock. Based on the exchange ratio for the offer, if 56,177,041shares of SDRG common stock are exchanged for a minimum of 50.01% of the Consideration, the former SDRG stockholders would own, in the aggregate, approximately 3.18% of the outstanding shares of GOG common stock.

Accounting Treatment

For the purposes of these rules, a registered person shall account for all assets and liabilities in such a way that recognizes the substance of a transaction, an arrangement or a position. The SDRG shares acquired by GOG and NRI will be accounted for at the closing price of the SDRG shares on the day before the commencement date of the offer with the shares issued by GOG and NRI valued at this amount. If immediately after the transaction there is a shift in the assets/liabilities to increase overall net worth, then a gain/income should be recorded, even though the transaction itself may have not resulted in any net receivable or net amount received.

For the purposes of these rules, a registered person shall ensure that his accounting policies are in accordance with this section and seek the Commission’s approval before adopting a different accounting policy.

Taxation

The following is a discussion of certain U.S. federal income tax consequences of the offer to holders of SDRG common stock whose stock is exchanged for the Consideration pursuant to the offer. The discussion is based on the Internal Revenue Code of 1986, as amended, referred to in this prospectus as the “Code,” applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect as of the date of this offer, all of which may change, possibly with retroactive effect. The discussion applies only to stockholders who hold their SDRG common stock as capital assets and may not apply to stockholders subject to special rules under the Code, including, without limitation, persons who acquired their SDRG common stock upon the exercise of stock options or otherwise as compensation, financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, partnerships or other entities treated as partnerships or flow-through entities for U.S. federal income tax purposes, tax-exempt organizations, persons who are subject to alternative minimum tax, persons who hold SDRG common stock as a position in a “straddle” or as part of a “hedging” or “conversion” transaction or other integrated investment, or persons that have a functional currency other than the United States dollar. This discussion does not address the U.S. federal tax consequences to any stockholder of SDRG who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any state, local or foreign tax consequences of the offer.

Because individual circumstances may differ, each stockholder should consult such stockholder’s tax advisor regarding the applicability of the rules discussed below to such stockholder and the particular tax effects to such stockholder of the offer, including the application and effect of state, local, and foreign tax laws.

The receipt of the Consideration in exchange for SDRG common stock pursuant to the offer is expected to be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder who exchanges SDRG common stock pursuant to the offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the fair market value on the date of acceptance for exchange pursuant to the offer of the Consideration received and the holder’s adjusted tax basis in the SDRG common stock exchanged pursuant to the offer. Gain or loss will be determined separately for each block of SDRG common stock (i.e., SDRG common stock acquired at the same cost in a single transaction) exchanged pursuant to the offer. Any such gain or loss generally will be long-term capital gain or loss if the stockholder has held the SDRG common stock for more than one year on the date of acceptance for exchange pursuant to the offer. Long-term capital gain of non-corporate stockholders is generally taxable at a maximum rate of 15%. Certain limitations apply to the use of capital losses.

A holder’s tax basis in the GOG common stock and NRI common stock received pursuant to the offer will equal its fair market value on the date of acceptance for exchange pursuant to the offer. A holder’s holding period in the GOG common stock and the NRI common stock received will begin the day following the date of acceptance for exchange pursuant to the offer.

No Dissenters’ Rights

Dissenters’ rights are the rights of stockholders, in certain cases, to receive “fair value” for their shares, plus accrued interest, as determined by a statutorily prescribed process, which may include a judicial appraisal process. Dissenters’ rights are not available to SDRG shareholders in this offer.

Effect of the Offer on the Market for Shares of SDRG Common Stock; Registration under the Exchange Act; Margin Regulations

Effect of the Offer on the Market for the Shares of SDRG Common Stock

According to SDRG’s Form 10-Q for the quarterly period ended June 30, 2011, the shares of SDRG common stock are quoted on the Over-the-Counter Bulletin Board and, as of August 2, 2011, there were approximately 386 holders of record of SDRG common stock not including shares held in “street name” in brokerage accounts which are unknown. The exchange of shares of SDRG common stock by the Offeror pursuant to the offer will reduce the number of holders of SDRG common stock and the number of shares of SDRG common stock held by individual holders and could adversely affect the liquidity and market value of the shares of SDRG common stock.

Registration under the Exchange Act

Based upon SDRG’s public filings with the SEC, the Offeror believes that SDRG common stock is currently registered under the Exchange Act. The Offeror does not expect the offer to result in the termination of the registration of the SDRG common stock under the Exchange Act.

Margin Regulations

SDRG common stock is not a “margin security” under the regulations of the Board of Governors of the Federal Reserve System, and is therefore not subject to the margin regulations of the Federal Reserve Board.

Conditions of the Offer

Notwithstanding any other provision of the offer, the Offeror is not required to accept for exchange or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Offeror’s obligation to pay for or return tendered shares promptly after termination or expiration of the offer), exchange any shares of SDRG common stock, and may terminate or amend the offer, if, at the expiration date, any of the following conditions have not been satisfied or, to the extent legally permissible, waived:

•

the “registration statement condition”—the registration statement of which this prospectus is a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

•

that shareholders validly deposit under the offer and not withdraw or waive an aggregate amount of not less than 50.01% of the shares of outstanding SDRG common stock, on a fully diluted basis immediately prior to the expiration of the offer;

In addition, notwithstanding any other provision of the offer, the Offeror is not required to accept for exchange or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Offeror’s obligation to pay for or return tendered shares promptly after termination or expiration of the offer), exchange any shares of SDRG common stock, and may terminate or amend the offer, if, at any time on or after the date of this prospectus and before the expiration of the offer, any of the following conditions exist:

(i)

interim or final relief shall have been granted in any action, suit or proceeding in, before or by any domestic or foreign court, tribunal or governmental agency or other regulatory or administrative agency or commission or before or by any elected or appointed public official in the United States or elsewhere (whether or not having the force of law) and no law, regulation or directive (whether or not having the force of law) shall have been proposed, enacted, promulgated or applied, which (in any such case) prevents the Offeror from proceeding with the offer or with the taking up and paying for SDRG shares; or

(ii)

an action, suit or proceeding shall have been commenced in, before or by any domestic or foreign court, tribunal or governmental agency or other regulatory or administrative agency or commission or before any elected or appointed public official in the United States or elsewhere (whether or not having the force of law)

and no law, regulation or directive (whether or not having the force of law) shall have been proposed, enacted, promulgated or applied, which (in any such case): (i) in the reasonable opinion of the Offeror has merit and questions the right of the Offeror lawfully to proceed with the offer or take up and pay for the shares of SDRG common stock; or (ii) in the reasonable opinion of the Offeror materially adversely affects any of the assets or properties of SDRG; or

(iii)

the Offeror shall have reasonably determined in its sole judgment that SDRG has taken any action which might make it inadvisable for the Offeror to proceed with the offer and/or with the taking up and paying for SDRG common stock under the offer including, without limiting the generality of the foregoing, any agreement or understanding relating to the sale, disposition of or other dealing with any of the assets of SDRG or any part thereof or interest therein or relating to SDRG’s rights to manage, operate or control any of its assets or any part thereof or relating to the purchase, subscription, reservation, allotment or issuance of any unissued shares or securities convertible into shares of SDRG or any agreement, option, right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, including convertible securities, warrants or convertible obligations of any nature; or

(iv)

there shall have occurred (or, if there shall have previously occurred, there shall have been disclosed, generally or to the Offeror in writing, prior to the commencement of the offer) any change (or any condition, event or development involving a prospective change) in the business, operations, assets, capitalization, financial condition, prospects, licenses, permits, rights, privileges or liabilities, whether contractual or otherwise, of SDRG or any of its subsidiaries considered on a consolidated basis which, in the sole reasonable judgment of the Offeror, is materially adverse or may be considered to be significant to a purchaser of shares of SDRG common stock; or

(v)

all requisite approvals and consents of any governmental or regulatory authority (including, without limitation, any stock exchange or other regulatory authorities) required to be obtained in order that the Offeror may proceed with the offer and take up SDRG common stock tendered pursuant to the offer shall not have been obtained on terms satisfactory to the Offeror in its sole reasonable judgment prior to the Expiration Date or shall have been revoked or amended; or

(vi)	a material change concerning any of the assets and liabilities of SDRG shall have occurred on or before the Expiration Date.

The foregoing conditions are for the sole benefit of the Offeror and may be waived by the Offeror at its sole option in whole or in part at any time and from time to time without prejudice to any other rights, which the Offeror may have under the offer. The failure by the Offeror at any time to exercise or assert any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be exercised or asserted at any time and from time to time. Any determination by the Offeror concerning the events described in this Section will be final and binding.

Any waiver of a condition or the withdrawal or termination of the offer shall be effective upon oral or written notice by the Offeror to the Depository to that effect. The Offeror shall, forthwith after giving any such notice, make a public announcement of such waiver, withdrawal or termination and notify shareholders. If the offer is withdrawn or terminated, the Offeror shall not be obligated to take up and pay for any SDRG common stock deposited under the offer and will return all certificates representing shares of SDRG common stock and letters of transmittal to the parties who deposited them.

Return of SDRG Shares

Any deposited shares of SDRG common stock not taken up and paid for by the Offeror will be returned at the Offeror’s expense promptly after the Expiration date by either sending new certificates representing SDRG shares not purchased or returning the deposited certificates (and other relevant documents).

Certificates (and other relevant documents) will be forwarded by first class insured mail in the name of and to the address specified by the shareholder in the letter of transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by SDRG as soon as practicable following the Expiration Date or withdrawal or termination of the offer.

Dividends and Distributions

If on or after the date of this prospectus, SDRG:

          (a) splits, combines or otherwise changes its shares of common stock or its capitalization,

          (b) acquires shares of its common stock or otherwise causes a reduction in the number of outstanding shares,

          (c) issues or sells any additional shares of its common stock (other than shares or options issued to employees or directors in the ordinary course of business consistent with past practice), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, or

          (d) discloses that it has taken such action,

then, without prejudice to the Offeror’s rights under The Offer—Extension, Termination and Amendment and —Conditions of the Offer, the Offeror may, in its sole discretion, make such adjustments in the exchange ratio and other terms of the offer as it deems appropriate including, without limitation, the number or type of securities to be acquired.

Certain Legal Matters; Regulatory Approvals

The Offeror is not aware of any governmental license or regulatory permit that appears to be material to SDRG’s business that might be adversely affected by the Offeror’s acquisition of shares of SDRG common stock pursuant to the offer or of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the Offeror’s acquisition or ownership of shares of SDRG common stock pursuant to the offer. Should any of these approvals or other actions be required, the Offeror currently contemplates that these approvals or other actions will be sought. There can be no assurance that any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions) or that if these approvals were not obtained or these other actions were not taken adverse consequences might not result to the Offeror, SDRG or any of their respective subsidiaries, which could result in the failure of a condition to the offer. The Offeror’s obligation under the offer to accept for exchange and exchange shares of SDRG common stock is subject to certain conditions. See The Offer—Conditions of the Offer, page 58.

Commitments to Tender

There are no commitments to tender or refrain from tendering any SDRG Shares.

Relationships with SDRG

Except as set forth below and elsewhere in this prospectus, neither GOG nor NRI, nor any of their affiliates nor, to the best of their knowledge, any of their directors or executive officers has any contract, arrangement, understanding or relationship with any other person with respect to any securities of SDRG, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as otherwise described in this prospectus, there are no past, present or proposed material contracts, negotiations or transactions between GOG, NRI or any of their affiliates, and SDRG or any of its affiliates, concerning a merger, consolidation or acquisition, an exchange offer or other acquisitions of securities, election of directors, or sale or other transfer of a material amount of assets. See, Background of the Offer, page 44.

None of NRI’s or GOG’s affiliates beneficially owns any shares of SDRG common stock.

Source of the Consideration

The GOG common stock and NRI common stock shall be fully paid and non-assessable and issued by GOG and NRI, respectively, from treasury shares authorized for issuance.

If this offer is successful, the Offeror shall hold at least 50.01% or 56,177,041 shares of the outstanding common stock of SDRG. As the majority stockholder, the Offeror shall take all of the corporate steps necessary in order to position itself, or its designees, so that it has the authority to cause SDRG to deliver silver and gold on its behalf. The Offeror will cause SDRG to provide the silver to be delivered pursuant to the Silver Certificates and required to replace any shortfall in the available gold supply from the silver production in the Erbahuo silver mine, located in Wengniute county, Inner Mongolia, China. SDRG owns 70% of the Erbahuo silver mine through its holdings in Chifeng. Chifeng is a Sino-American joint venture with Huaguan Industrial Corp., a Chinese state-owned entity which holds 30% of Chifeng. Chifeng owns the Erbahuo silver mine and has signed a definitive agreement with Guangxi Hongteng Mining, Ltd. (“GHM”) to commence production at the Erbahuo silver mine.

A National Instrument (NI) 43-101 technical report on the Erbahuo silver mine was completed in July 2007 and updated in 2010 by Micromine Consulting, a resource sector consulting company headquartered in Perth, Australia. Also, a feasibility study for the Erbahuo polymetallic project was completed in early 2009 by Beijing Tenstar Technology Ltd. of Beijing, China.

SDRG’s corporate presentation published on its website for the 3rd Quarter, 2011 states that there are seven mining properties in the Erbahuo area, which is in a prolific silver district in Inner Mongolia. 5.3 million silver ounces (NI 43-101) are being reported in the Erbahuo silver mine (smallest of seven properties).

On March 23, 2011, SDRG publicly announced that the the Erbahuo silver mine will be an open pit, heap leach process, and is scheduled to produce dore silver bars by the end of 2011. The mine will be developed and operated by GHM as part of a five-year arrangement. GHM has started to process the ore in the second quarter and has been yielding up to five (5) tons of silver in the first year.

On March 23, 2011, SDRG publicly announced that the Erbahuo silver mine will be an open pit, heap leach process, and is scheduled to produce silver bars by the third quarter of 2011 which shall be sold to local smelters. The Erbahuo silver mine will be developed and operated by GHM as part of a five-year arrangement. GHM anticipates starting to process the ore shortly and believes it should yield up to five (5) ton of silver in the first year. Chifeng Silver will receive 30% of the net proceeds. Net proceeds have been scheduled and publicly announced for 2011. When, and if, the Offeror obtains 50.01% of the outstanding common stock of SDRG, the Offeror will cause SDRG to warehouse the future production of silver, as necessary to meet the future commitments of this exchange offer. Notwithstanding the above, the Offeror and/or SDRG may enter into arbitrage situations in order to finance the future commitments of this exchange offer. SDRG is also exploring other mining properties within its portfolio of mining properties.

The Offeror will cause SDRG to provide the gold to be issued upon the exercise of the NRI Warrants from SDRG’s current portfolio of gold producing properties. However, the gold shall be provided on a “best efforts” basis. In the event the supply of gold available to be delivered by March 31, 2016 is insufficient to meet the demand of the exercised NRI Warrants by March 31, 2016, the Offeror agrees to cause SDRG to deliver an equivalent dollar amount of silver based on the market prices of the silver and gold on the date the related NRI warrant was exercised.

The Offeror will continue to explore alternative commodity sources of both silver and gold. The Offeror will continue to explore alternative commodity sources of silver to meet the demands of the holders of the Silver Certificates and/or gold certificates, if a shortfall in the supply of silver occurs and the Offeror is unable to secure an alternate source of production silver, then holders of the silver certificates and/or gold certificates may not receive the value in silver that they expect.

Depository

The Offeror has appointed Heritage Transfer Agency Inc. as the Depository for the receipt of certificates representing the shares of SDRG common stock and letters of transmittal deposited pursuant to the offer. In addition, the Depository will receive notices of guaranteed delivery of the offer. The duties of the Depository also include assisting in making settlement pursuant to the offer. The Depository will receive a fee of Fifty Thousand Dollars ($50,000), a fee of Ten Dollars ($10) for each deposit and Three Dollars ($3) for each certificate returned, will be reimbursed by the Offeror for its out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the offer.

Tendering shareholders will not be obliged to pay brokerage commissions on the sale of their SDRG common stock hereunder if the offer is accepted by transmitting their shares of SDRG common stock directly to the Depository. Shareholders should contact the Offeror or the Depository for assistance in accepting the offer and in depositing SDRG common stock, letters of transmittal and notices of guaranteed delivery with the Depository.

Other Terms of the Offer

          (a)          The offer and all agreements resulting from acceptance hereof shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably submits to the jurisdiction of the courts of the Province of Ontario.

          (b)          No broker, dealer or other person has been authorized to give any information or make any representation on behalf of the Offeror not contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized.

          (c)          The provisions of the letter of transmittal and the notice of guaranteed delivery, including the instructions and rules contained therein, as applicable, form part of the terms and conditions of the offer.

          (d)          The Offeror shall, in its sole discretion, be entitled to make a final and binding determination of all questions relating to the interpretation of the letter of transmittal and the notice of guaranteed delivery, the validity of any acceptance of this offer and the validity of any withdrawals of SDRG common stock.

          (e)          If this offer is successful, the Offeror shall hold at least 56,177,041 shares or 50.01% of the outstanding common stock of SDRG. As the majority stockholder, the Offeror shall take all of the corporate steps necessary in order to position itself, or its designees, so that it has the authority to cause SDRG to deliver silver and gold on its behalf. In the event the supply of gold available insufficient to meet the exercised NRI Warrants by March 31, 2016, the Offeror shall cause SDRG to deliver to the holders who exercised the NRI Warrants, an equivalent amount of silver, based on the market prices of the silver and gold on the date the related NRI warrant was exercised. The Offeror will continue to explore alternative commodity sources of both silver and gold to meet the demand of the holders of the Silver Certificates and NRI Warrants

GOG’s BUSINESS

History

On February 5, 1997, 1221745 Ontario Inc. was formed in Ontario. It changed its name to Creighton Corporation on September 28, 2004. On November 4, 2005, Pearlstar Corporation was formed in Nevada. On November 18, 2005, Creighton Corporation merged with Pearlstar Corporation by filing Articles of Merger in Nevada. Pearlstar Corporation was the surviving corporation. It changed its name to Guardians of Gold Inc. on Apri1 22, 2009 and its common shares were consolidated on a 1 for 1000 basis. As of September 30, 2011, GOG had 45,136,000 issued and outstanding common shares.

General

GOG is a Nevada corporation. It is an exploration company that intends to reprocesses precious and base metals mine tailings utilizing secondary recovery methods to extract trace quantities of gold and other precious minerals from existing mine tailings. GOG’s common stock is quoted on the Frankfurt Stock Exchange under the symbol “QGD” where the first day of trading was December 6, 2010. As of December 9, 2011 the stock market price of GOG (“QGD”) on the Frankfurt Stock Exchange was $2.81.

Employees

GOG currently has 0 fulltime employees.

GOG’S PROPERTIES

GOG currently does not own or lease any properties.

GOG’S LEGAL PROCEEDINGS

GOG has not been a party to any legal proceedings over the last three years.

MARKET FOR GOG’S COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS

Market Information

GOG’s common stock is quoted on the Frankfurt Stock Exchange under the symbol “QGD”, where the first trading day was December 6, 2010. The following table sets forth high and low sales prices of GOG’s common stock for the three fiscal quarters, ended August 31, 2011, and the quarter ended November 30, 2011, as reported by the Frankfurt Stock Exchange, based on closing prices. The prices in the table reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

	High	Low

Second Quarter ended February 28, 2011	$2.68	$1.54
Third Quarter ended May 31, 2011	$2.94	$2.81
Fourth Quarter ended August 31, 2011	$2.94	$2.81
First Quarter ended November 30, 2011	$2.85	$2.75

As of September 30, 2011, there were approximately 17 record holders of GOG’s common stock, not including shares held in “street name” in brokerage accounts which are unknown. As of September 1, 2011, there were approximately 45,136,000 shares of GOG’s common stock outstanding. As of December 9, 2011 the stock market price of GOG, “QGD” on the Frankfurt Stock Exchange, was $2.75.

Dividends

No dividends have been paid.

Transfer Agent and Registrar

The transfer agent and registrar for GOG’s common stock is Heritage Transfer Agency, 4 King Street West, Suite 1320, Toronto, Ontario M5H 1B6.

GOG MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Forward-Looking Statements

Statements made in this Exchange Offer that are not historical or current facts are “forward-looking statements” made pursuant to the safe harbor provisions of Section 27A of the Securities

Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements often can be identified by the use of terms such as “may,” “expect,” “believe,” “anticipate,” “estimate,” “approximate,” or “continue,” or the negative thereof. GOG intend that such forward-looking statements be subject to the safe harbors for such statements. GOG wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Any forward-looking statements represent management’s best judgment as to what may occur in the future. However, forward-looking statements are subject to risks, uncertainties and important factors beyond GOG control that could cause actual results and events to differ materially from historical results of operations and events and those presently anticipated or projected. GOG disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events.

Critical Accounting Policies

GOG prepared its audited financial statements in accordance with generally accepted auditing standards. Those standards require the Chartered Accountant to perform an audit to obtain reasonable assurance that the financial statements are free of material misstatement. The financial statements are the responsibility of GOG’s management. The Chartered Accountant expresses an opinion that the financial statements present fairly, in all material respects, the financial position of GOG, and the results of its operations and its cash flows in accordance with accounting principles generally accepted in the United States.

General Information on Financial Operations

Liquidity

GOG is primarily in the tailings processing business which, can result in the use of expensive capital equipment requirements. A small tailings project program could be $500,000, while a large program could be $3,000,000. Recouping monies spent only comes when a tailings project starts with the production recovery of the precious metals.

Results of Operations

Results of Operations for the Year Ended August 31, 2011, Compared to the Year Ended May 31, 2010.

GOG’s gross revenue was nil for the year ended August 31, 2011 and for the year ended August 31, 2010. GOG had a net loss of $644,877 for the year ended August 31, 2011 compared to a net loss of $74,906 for the year ended August 31, 2010. The increase in loss is primarily due to the costs of seeking financing. Total expenses for the year ended August 31, 2011 was $644,877 compared with expenses of $74,906 for the year ended August 31, 2010.

GOG’s gross revenue was $0 for the years ended August 31, 2010 and August 31, 2009.

Capital Resources and Liquidity

GOG relies on advances from exercise of options, exercise of share purchase warrants, and private placements, to fund working capital. Before October 31, 2012, GOG will need approximately $500,000 in capital infrastructure and operating expenses to actively carry-on business.

The auditors of GOG in their report dated February 7, 2011 have raised substantial doubt as to GOG’s ability to continue as a going concern. GOG’s management believes that GOG will be able to obtain additional funds in equity financing; however, there is no assurance of additional funding being available or available on acceptable terms. Realization values may be substantially different from carrying values as shown.

Employees

GOG plans to add 1 employee over the next twelve months at a cost of approximately $100,000.

Expenses

GOG expects to incur operating expenses of approximately $400,000 over the next year.

Dividends

No dividends have been paid to date by GOG. GOG does not have any present intention to pay dividends in the future. Dividends will only be declared by the Board of Directors and paid by GOG in the event the Board deems it prudent to distribute cash in excess of required cash flow.

GOG’S QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET
RISK

GOG is not exposed to material market risk.

GOG’S OFF-BALANCE SHEET ARRANGEMENTS

GOG does not, as of August 31, 2011, have any off-balance sheet arrangements.

GOG’S CONTRACTUAL OBLIGATIONS

None.

GOG’S DIRECTORS AND EXECUTIVE OFFICERS

GOG’s Board of Directors consists of 2 directors. The Board of Directors has determined that neither of the directors qualify as “independent” as defined by SEC rules.

During the fiscal year ended August 31, 2011, the Board of Directors held a total of 6 meetings. Each director attended at least 75% of the total number of meetings of the Board of Directors and at least 75% of the meetings of all committees on which he served.

The Board of Directors is comprised as follows:

Ronald P. Haller, C.M.A. – Mr. Haller is 56 years old. Mr. Haller has 20 years experience in accounting and corporate filings of public companies. In 1992 he formed Fastcorp Management Ltd., which offers professional management services to both public and private entities and fills the positions of Secretary or Secretary-Treasurer for junior public issuers to facilitate the regulatory continuous reporting requirements. Mr. Haller also provides corporate secretarial and accounting and taxation services which includes: minute book maintenance, preparation of minutes, resolutions and incorporations, assist in preparing press releases, computerized bookkeeping, banking services, financial statement preparation, GST, PST and payroll filings. Mr. Haller is a Certified Management Accountant (CMA) of the Society of Management Accountants of Ontario, Canada. He is a graduate of Ryerson University in Toronto.

Walter Fox LL.B, Law – Mr. Fox is 68 years old. Mr. Fox is a Senior Partner with Walter Fox & Associates, located in Toronto, Canada, and has been since 1968. He graduated from the University of Toronto Law School in 1965. Mr. Fox opened his own practice in 1968. Mr. Fox has appeared at all levels of court in Ontario, including the Ontario Securities Commission.

Board members will not be considered independent unless the Board affirmatively determines that the member has no material relationship with GOG, either directly, or as a partner, shareholder or officer of an organization that has a relationship with GOG.

The Board of Directors adopts the following categorical standards to assist the Board in making independence determinations.

In order to be considered independent, a director must not:

1.

Be an employee of GOG or have been an employee of GOG within the past three years, or have an immediate family member who is an executive officer of GOG or has been an executive officer of GOG within the past three years;

2.

Have received, or have an immediate family member who is an executive officer who has received, in any twelve-month period within the last three years, more than $120,000 in direct compensation from GOG, other than Director or Committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

3.

Be (a) an employee or partner of a firm that is GOG’s internal or external auditor; (b) have an immediate family member who is a partner of such a firm or who is an employee of such a firm and personally works on GOG’s audit; or (c) have been, or have an immediate family member who has been, within the past three years, a partner of such a firm or an employee of such a firm who personally worked on GOG’s audit.

4.

Be, or in the past three years have been, or have an immediate family member who is, or in the past three years has been, an executive officer of another company where any of GOG’s present executives at the same time serves or served on that GOG’s compensation committee;

5.

Be an employee, or have an immediate family member who is an executive officer of a company that has made payments to, or received payments from, GOG for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

6.

Be an executive officer of a tax-exempt organization that, within the preceding three years, received contributions from GOG in any fiscal year exceeding the greater of $1 million or 2% of the tax-exempt organization’s consolidated gross revenues.

The executive officers of GOG are as follows:

Name	Age	Position

Greame Scott	47	President

Ron Haller	56	Secretary & Treasurer

Greame Scott – Mr. Scott is the President of GOG. Mr. Scott is a geologist with over 25 years of mining experience. His most recent project was Project Manager at Fonteneau Resources, an iron mining company with projects in Schefferville, Quebec and Labrador which was sold to Labrador Iron Mines Inc. From 2005 to 2008, Mr. Scott was the President of Caliber Energy, a US public oil company with exploration projects in Alberta. His responsibilities included reorganization of the company and taking the company public. He also negotiated acquisitions of Energy projects in Alberta, USA and Russian Federation. In 2006 to 2008, Mr. Scott was also the President of Bancroft Uranium Inc., an exploration company with advance uranium project in East Central Ontario. His responsibilities included negotiating an option agreement on an Ontario uranium project, reorganizing the company, taking the company public and working with the CFO on all SEC filings. Mr. Scott holds a BSc in Geology from the University of

Western, Ontario. Mr. Scott shall devote 100 percent of his business time to GOG.

Ronald P. Haller, C.M.A. – Mr. Haller is the Secretary and Treasurer of GOG. Mr. Haller has 20 years experience in accounting and corporate filings of public companies. In 1992 he formed a Fastcorp Management Ltd., which offers professional management services to both public and private entities and fills the positions of Secretary or Secretary-Treasurer for junior public issuers to facilitate the regulatory continuous reporting requirements. Mr. Haller is a Certified Management Accountant (CMA) of the Society of Management Accountants of Ontario, Canada. Mr. Haller also provides corporate secretarial and accounting and taxation services which includes: minute book maintenance, preparation of minutes, resolutions and incorporations, assist in preparing press releases, computerized bookkeeping, banking services, financial statement preparation, GST, PST and payroll filings. He is a graduate of Ryerson University in Toronto. Mr. Haller shall devote 100 percent of his business hours to GOG and NRI.

Involvement in Certain Legal Proceedings

None.

Committees of the Board of Directors

GOG does not currently have a nominating committee. It feels this is appropriate due to the small size of GOG. Therefore, this function is handled directly by the Board of Directors of GOG.

Audit Committee

GOG’s audit committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. It is chaired by Ron Haller. GOG’s audit committee does not have charter. GOG’s audit committee has reviewed and discussed the audited financial statements with management, and has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

GOG’s audit committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Code of Conduct

GOG has not adopted a code of conduct.

Board Vacancies

The function of filling vacancies on the Board of Directors is handled directly by the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of GOG common stock as of September 1, 2011, by: (1) GOG directors, named executive officers and beneficial holders of more than 5% of GOG common stock, and (2) all of GOG current directors and executive officers as a group. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 under the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

GOG executive officers and directors are encouraged to own GOG common stock to further align their interests with GOG stockholders’ interests.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(2)

Greame Scott	0	0%
Ronald Haller	0	0%
Walter Fox	0	0%
1370383 Ont. Ltd(3)	22,000,000	55.39%
Officers and Directors as a group (3 persons)	0	0%

(1) Includes shares of common stock deemed to be beneficially owned by such person or group pursuant to warrants or other rights that are exercisable within 60 days from the above date.
(2) Based on 45,136,000 shares outstanding as of September 30, 2011 plus any shares of common stock deemed to be beneficially owned by such person or group pursuant to warrants or other rights that are exercisable within 60 days from the above date.
(3) 4 King Street West, Suite 1320, Toronto, Ontario, Canada M5H 1B6.

Outstanding Equity Awards at 2011 Fiscal Year-End
No named executive officers have any outstanding equity awards as of August 31, 2011. No options have been awarded to named executive officers.

GOG EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Board of Directors of GOG, as a whole, determines the level of compensation in respect of GOG’s executives. There are no pension plan benefits in place for the executives and no executive is indebted to GOG. There are no plans in place with respect to the executives for termination of employment or change in responsibilities.

SUMMARY COMPENSATION

No executive compensation has been paid.

COMPENSATION COMMITTEE REPORT

GOG has no compensation committee to determine the level of compensation for its executives. It is the responsibility of the Board of Directors, as a whole, to determine the level of compensation in respect of GOG’s executives with a view to providing them with a competitive compensation package having regard to performance. Performance is defined to include achievement of GOG’s strategic objective of growth and enhancement of shareholder value through increases in stock price resulting from enhanced annual cash flow. Compensation for executives is comprised primarily of base salary and performance bonuses.

COMPENSATION OF DIRECTORS

No director compensation is paid.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors and executive officers and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of shares of common stock of GOG. Officers, Directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. However, GOG has not been subject to such reporting rules.

NRI’s BUSINESS

History

Nirek Resources Inc. was incorporated in Ontario as Dublin Castle Investments Inc. on August 6, 2004. It changed its name to Nirek Resources Inc. on August 2, 2007. Shareholders in Dublin Castle Investments Inc. were given one share in NRI for every 10 shares they held in Dublin Castle Investments Inc. On August 17, 2007 NRI shares began trading on the Frankfurt Stock Exchange, Germany under the symbol: 3N6. Also in August, 2007, the common stock of NRI was consolidated one a one-for ten basis. As of September 30, 2011, there were 17,636,299 shares of NRI common stock outstanding.

General

NRI is a corporation incorporated under the laws of Ontario in 2004. It is a Canadian based exploration company that is focused primarily on gold and secondarily on other precious and base metals in Canada. NRI currently has one exploration property in Quebec. Outside of Canada, NRI is negotiating with two companies who have producing gold properties for NRI to participate as a joint venture partner. NRI shares trade on the Frankfurt Stock Exchange (Deutsche Boerse) under the symbol: 3N6.

NRI’s objective is to acquire mineral properties that had previous exploration work which indicated a potential resource. NRI looks for properties that have proven grade values where further exploration is required. The primary focus is precious metals, particularly gold and silver, although base metal properties with some precious metal content are also possible exploration candidates.

NRI originally acquired options on gold exploration properties in Northern Ontario, specifically in the Timmins and Kirkland Lake area. NRI had preliminary exploration done and geological reports prepared on three properties, however lease agreements were not renewed since an analysis of their economic value determined further expenditure was not justified. NRI has also successfully registered 19 claims on a Sarah Lake, Quebec, Canada property directly with the Ministere des Resources naturelles et de la Faune, Quebec on October 17, 2011. NRI had geologist on the property in May, 2009. The prepared technical report recommended a program to further explore the property.

Besides Canadian mineral properties, NRI has looked at prospective mineral properties in the USA, Mexico and Peru. The primary focus is Canadian properties and secondarily the USA and Mexico. NRI uses independent geologists to assess its properties and, when favorable, recommend a program for further exploration.

Competition

There are approximately 1500 publicly listed companies in Canada on the Toronto Stock Exchange (including the Venture Exchange) and the Canadian Venture Exchange engaged in mineral exploration in countries worldwide. NRI’s primary experience is in Canada where there are many independent prospectors who focus on geographic areas in the province where they reside. These prospectors, and their companies, usually have a number of properties they have staked claims on and done some preliminary exploration work on. Since NRI is a public traded company, it has the advantage of being able to offer its stock in part payment to acquire option agreements on claims.

Government Regulation

Generally, small exploration projects will trigger few actual approvals. However, many environmental regulations and standards will apply whether there is a specific approval to be issued or not. The kind of exploration work NRI undertakes is encouraged by governments with some jurisdictions providing tax credit incentives or a rebate for costs. Once a project reaches consideration of an actual mine being established, there are a number of environmental permits and approvals required, for example by the First Nation people in Canada. However, NRI does not presently have any project at the stage of mine feasibility and will not have any in the foreseeable future.

Employees

NRI has one of its director as well one additional individual who administrate day-to-day operations. For exploration work, NRI hires independent geologists and exploration contractors.

Seasonality

Actual exploration can be seasonal depending on the location of the property. The Sarah Lake property in northern Quebec is best assessed by a float plane which gives a window from May to October, when the lake is unlikely to be frozen.

NRI’S PROPERTIES

NRI had an option to acquire 100% of 19 claims on a contiguous property block, referred to as Sarah Lake, situated in Northern Quebec, Canada, approximately 75 miles south of the Labrador border city of Wabush. NRI contracted with Derek McBride Geological and Management Services to do an on-site assessment and provide recommendations for future evaluation of the property. Dr. McBride’s report confirmed a large mineralized area exists near the surface but what has been evaluated thus far has not indicated as being economic alone. He recommends “further exploration should be aimed at expanding the mineralized area and attempting to understand its controls”. The current option agreement with Fenton Scott Management Inc., dated March 26, 2008, expired on March 26, 2011. NRI has successfully registered the 19 claims of the Sarah Lake Property directly with the Ministere des Resources naturelles et de la Faune, Quebec on October 17, 2011.

Property Location and Access

The Sarah Lake Project (the “Project”) is located 200 kilometres north of the city of Sept Iles in eastern Quebec, and is situated 90 kilometres southwest of the Quebec-Labrador border. Access for exploration of the Project will be means of floatplane to Sarah and Edgar Lakes from the town of Wabush, located 85 kilometres to the north. The nearest road access is to Highway 389,

55 kilometres to the northwest to the community of Fire Lake. Rail access is available 60 kilometres to the east. Power can be provided by a Hydro Quebec transmission line located 15 kilometres northeast of Sarah Lake. The access road for the transmission line provides the best land access to the Project; however, some sections of the road currently require reconstruction. No infrastructure exists in the vicinity of the Sarah Lake Project.

Terrain and Climate

The Project area is moderately hilly with two prominent northeast trending hills located between the north ends of Sarah and Edgar lakes. These hills are the topographic expression of the underlying ultramafic unit. Elevations in the Project area range from 200 to 600 meters above sea level. Bedrock exposure is less than 10%.

The climate includes winter temperatures with snowfall from December to May and open summer for the other six months of the year. The district is well populated by lakes with intervening hills and muskeg.

Property History

The regions mineral potential was evaluated by exploration work conducted 200 kilometers north of the city of Sept Iles in eastern Quebec. This exploration work discovered a number of copper and nickel occurrences in the area. These occurrences were most recently evaluated in 1990 by the Quebec Department of Mines. This work included a detailed evaluation of the Sarah Lake prospect led by Quebec geologist, Aphrodite Andares. Samples taken during this program returned significant values of gold, copper, nickel, platinum, palladium and rhodium. Assay results included up to 2.15% copper, 376 ppm nickel, 113 ppb palladium, 125 ppb platinum and 18 ppb rhodium with 30 milligrams/ton of gold.

The mining rights were subsequently acquired by Explograph Inc. and subsequently optioned to Virginia Gold Mines (“Virginia”). Between 1990 and 1992, Virginia conducted an exploration program on the Project that included geological mapping, line cutting, geophysical surveying, geochemical sampling, stripping and sampling of 12 trenches and shallow hole diamond drilling. This report concluded that the ultramafic intrusion is multiphase comprised of amphibolized peridotite, pyroxenite and gabbro, the unit intrud biotite- amphibole gneisses. The geophysical surveys and outcrops suggested that these intrusions are much larger in size than indicated by the geological mapping. Also, copper mineralization occurs throughout the outcropping area of the intrusives. Sulphide mineralization was generally disseminated and ranged in content from trace amounts to several percent. It determined that this mineralization was composed primarily of chalcopyrite, pyrrhotite and pyrite. The magnetic survey indicated areas of distinct igneous stratification on the Project. The trenching confirmed the presence of magnetite enriched horizons, several metres thick. A VLF-EM survey also showed several conductive zones on the Project, with the conductor axes often situated on the contacts of mineralization.

Drill Sample Summary

A summary of the drill program is provided in the table below:

Drill hole #	Description
1 East Zone

Passed through 162 metres of peridotite before intersecting the underlying gneiss. Encountered 1 metre of copper mineralization, which also contained measurable gold, platinum and palladium values. Results included 200 metres grading 0.25% copper.

2 EastZone	Drilled 200 metres west of drill hole # 1. Cut the peridotite gneiss contact 200 metres. No sulphide minerals of interest were encountered.
3 West Zone	Drilled at the westerly end of the Project, Encountered gneiss at 171 metres. Results included 17.2 metres grading 0.21 % cooper.
5 East Zone	Drilled 200 metres north of drill hole # 1 Stopped at 70 meters, after passing through peridotite at 49 metres.. Bottomed in a breccia zone with no sulphide mineralization.
6 East Zone	Drilled 200 metres south of drill hole # 1. Cut 60 meters of peridotite, without intersecting gneiss. No significant mineralization
7 East Zone	Drilled 5Q metres east of drill hole # 1. Peridotite gneiss encountered at 69.9 metres. No mineralization encountered
8 West Zone	Located 59 metres east of the most westerly zone of outcropping mineralization.
9 East Zone

Located 50 metres south of drill hole # 8.Continuous mineralization identified from the base of overburden at 12.3 metres to the gneiss contact at 78.9 metres. Best interval in this section was 12.0 metres of 0.49% copper and 8.5 metres 0.61% copper,. grading

11 East Zone	Drilled 50 metres west of drill hole #8. Peridotite encountered at 74 metres, with no gneiss contact. Several quartz veins and magnetite were reported cutting the peridotite.
12 East Zone

Drilled 100 metres southeast of drill hole #8. Gneiss contact at 186 metres, 150 metres deeper than in drill hole #8. Suggests that there is a drastic change in the base of the sill, or that faulting exists between drill holes #B and #9 on one side and # 12 on the other.

Soil Geochemical Survey (MMI)

A soil geo-chemical survey was completed between the dates of September 19 to September 29, 2001, on the Exploration Permit, PEM 0001498, employing the Mobil Metal Ion (MMI) technique. This survey gave positive responses above the largest mineralized zone. It also indicated mineralization in an unexplored location to the south. The work program was conducted by Graeme Scott of Toronto, Ontario, Randon Ferderber of Val d’Or Quebec and Daniel Headricks of Malbaie, Quebec.

The objective of the 2001 field program was to further evaluate an Au-Cu-Ni-PGE occurrence within ultramafic rocks located northeast of Sarah Lake. The mineral occurrence was first discovered by Quebec government geologists in the early 1970’s. Subsequent to this discovery, the mineral occurrence has been explored by various operators, most recently by the Beaver Prospecting Syndicate and Diadem Resources in 1996.

The 2001 exploration program consisted of a soil geo-chemical survey, rock sampling of exposed mineralization and sampling of drill core from previous work. A total of 18 rock samples, 12 Samples of drill core, 163 Mobil Metal Ion (MMI) samples and 155 B horizon soil samples were taken during the project. All samples were sent to XRAL Laboratories of Toronto, Ontario

Exploration, Sample Method and Approach, Sample Preparation, Analysis and Security

A survey completed June 19 to June 25, 2009, was an assessment for NRI. It cost $23,054.53. Two types of samples were collected during the survey. Chip samples were taken, where possible, along outcrop surfaces or the margins of old sample saw cuts. Each was bagged at the site, labelled and remained in the possession of the writer. All samples were transported to XRallabs, Toronto by the author and turned over to them for commercial analysis by atomic absorption and fire assay. Elements analysed for were copper, nickel gold and the PGM Group. Due to the limited number of samples commercially analysed at the recognized XRallab no independent confirmation was obtained. No mineral processing or metallurgical studies have been undertaken. No mineral resource or reserve estimates have been undertaken.

Interpretations, Conclusions and Recommendations

The investigation was able to confirm the previous work, but did find some problems with drill hole locations. None are critical to understanding the potential of the property. The rarity of outcrop is definitely a hindrance to exploration, however the shallow overburden is amenable to stripping. Virginia did strip and their maps show the step layering. The trench nearest the drill holes of Diadem indicate a steep westerly dip, with the mineralization concentrated in one layer. Mineralization did not respond to the VLF electromagnetic survey, which is not surprising considering its disseminated nature. The investigations have only studied the mineralization where it outcrops. The MMI survey was too limited to assist in tracing the mineralization, but the peripheral lines indicate that it extends considerably further.

The mineralization at Sarah Lake indicates that a large mineralized area does exist on the property, with much of it very near the surface. Future exploration should be aimed at expanding the mineralized area and attempting to understand its controls. The existing grid should be re-picketted and expanded to the south and north to the limits of the ultramafic rocks. Once the results of the soil survey are available the more promising areas should be surveyed with IP (Induced Potential) geophysics. This technique is the best for outlining disseminated mineralization.

Statement of Qualifications of Geologist for Prior and Future Explorations

The investigation was performed by Dr. Derek McBride P.Eng. of 20 Forsythia Drive, West Hill, Ontario, MIE 1YI. He holds a diploma in Mining Technology from the Haileybury School of Mines, B.Sc. Eng. and M.Sc. Eng Degrees from Queen’s University and a Doctoral Degree in Geology from the University of New Brunswick. Dr. McBride is a geological engineer and a member of the Association of Professional Engineers of Ontario with over 40 years of experience in mineral exploration and is attributed with the discovery of the Nugget Pond Gold Mine in the province of Newfoundland.

NRI’S LEGAL PROCEEDINGS

NRI is not presently involved, nor has been involved since its inception, with any legal action.

MARKET FOR NRI’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

NRI’s common stock is quoted on the Frankfurt Stock Exchange under the symbol “3N6”. The following table sets forth high and low sales prices of NRI common stock for each fiscal quarter for the last two fiscal years as reported by the Frankfurt Stock Exchange, based on closing prices. The prices in the table reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

	High	Low

First Quarter ended October 31, 2011	$0.002	$0.001

Year Ended July 31, 2011

First Quarter ended October 31, 2010	$0.050	$0.014
Second Quarter ended January 31, 2011	$0.046	$0.014
Third Quarter ended April 30, 2011	$0.043	$0.005
Fourth Quarter ended July 31, 2011	$0.024	$0.004

	High	Low

Year Ended July 31, 2010

Second Quarter ended January 31, 2010	$0.009	$0.029
Third Quarter ended April 30, 2010	$0.010	$0.280

Fourth Quarter ended July 31, 2010	$0.056	$0.006

As of September 30, 2011 there were 125 record holders of NRI’s common stock, not including shares held in “street name” in brokerage accounts, which are unknown. As of September 30, 2011, there were approximately 17,636,299 shares of NRI’s common stock outstanding on record.

Dividends

No dividends have been paid.

Transfer Agent and Registrar

The transfer agent and registrar for NRI’s common stock is Heritage Transfer Agency, 4 King Street West, Suite 1320, Toronto, Ontario M5H 1B6.

NRI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

Statements made in this Exchange Offer that are not historical or current facts are “forward-looking statements” made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements often can be identified by the use of terms such as “may,” “expect,” “believe,” “anticipate,” “estimate,” “approximate,” or “continue,” or the negative thereof. NRI intend that such forward-looking statements be subject to the safe harbors for such statements. NRI wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Any forward-looking statements represent management’s best judgment as to what may occur in the future. However, forward-looking statements are subject to risks, uncertainties and important factors beyond NRI control that could cause actual results and events to differ materially from historical results of operations and events and those presently anticipated or projected. NRI disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events.

Critical Accounting Policies

NRI prepared its audited financial statements in accordance with generally accepted auditing standards. Those standards require the Chartered Accountant to perform an audit to obtain reasonable assurance that the financial statements are free of material misstatement. The financial statements are the responsibility of NRI’s management. The Chartered Accountant expresses an opinion that the financial statements present fairly, in all material respects, the financial position of NRI, and the results of its financial operations and its cash flows in conformity with accounting principles generally accepted in the United States.

General Information on Financial Operations

Liquidity

NRI is primarily in the mineral exploration business which, as a general statement, has capital intensive requirements. Diamond drilling and hiring professional geologists and contractors for carrying out geophysical and geochemical work on a property requires significant sums of money. A small exploration program of diamond drilling could be $250,000, while a large program could be $2,500,000. Recouping monies spent only comes when a property is developed to the stage of attracting a buyer or joint venture partner. Thusly, during exploration there is no cash generated from operating the day to day business. Liquidity is essentially cash on hand until a property has been proven up with grade and reserve estimates that are of a sufficient value that the property can be assessed a value by geological and economic models. As an exploration company, NRI must seek new funding to carry on exploration projects usually by offering shares, and for Canadian shareholders, NRI may offer flow-through shares. From July 31, 2010 to July 31, 2011, NRI’s cash on hand was reduced from $52,530 to $(16) because funds were used to cover day to day operational expenses.

Flow-Through Shares

NRI has and may, from time to time in the future, issue flow-through shares to Canadian investors to finance a portion of its capital expenditure program. In 2008, NRI issued flow-through shares for which it was paid $160,000. Pursuant to the terms of flow-through share agreements, the tax deductions associated with expenditures are renounced by NRI per Revenue Canada rules and flow to the subscribers. Accordingly, share capital will be reduced and a future tax liability will be recorded equal to the estimated amount of future income taxes payable by NRI as a result of the renunciations, when the renunciations are made.

Results of Operations

Results of Operations for the Year Ended July 31, 2011, Compared to the Year Ended July 31, 2010.

NRI’s gross revenue was $1,795 for the year ended July 31, 2011 and $2,511for the year ended July 31, 2010. NRI had a net loss of $649,615 for the year ended July 31, 2011 compared to a net loss of $636,660 for the year ended July 31, 2010. Total expenses for the year ended July 31, 2011 was $14,750 compared with expenses of $84,596 for the year ended July 31, 2010.

NRI gross revenue was $2,511 for the year ended July 31, 2010 and $20 for the year ended July 31, 2009.

Capital Resources and Liquidity

NRI relies on advances from exercise of options, exercise of share purchase warrants, offering of flow-through shares and private placements, and joint ventures to fund exploration costs and working capital. Before July 31, 2012, NRI will need approximately $400,000 in operating and exploration expenses to actively carry-on business.

The auditors of NRI, in their report dated October 15, 2011, have raised substantial doubt as to NRI’s ability to continue as a going concern

Properties

Sarah Lake

In May, 2011, NRI’s management was focused on maintaining 19 mineral claims in Northern Quebec. NRI had an option agreement on the 19 claims with Fenton Scott since March 26, 2008. NRI had paid monies to Fenton Scott as per terms of the option agreement, and, in June, 2009 had incurred exploration expenses on the claims. A professional geologist visited the property and prepared a geological report on the mineral potential of the property at a cost of $23,054 (Cdn).

The consulting geologist’s July 14, 2009 report was National Instrument 43-101 compliant. It recommended further exploration with a program budgeted at $120,000. In early 2011 NRI’s management planned to maintain the claims by spending more exploration dollars on them and further keep the option agreement in good standing with Fenton Scott. Approximately $130,000 was budgeted for exploration along with a salary of $45,000 for an in-house geologist.

Before attempting to organize the proposed financing, NRI wanted clarifications and amendments to their option agreement with Fenton Scott. Unfortunately Fenton Scott, became seriously ill, and therefore, beginning in April, 2011 his business affairs were being looked after by his son, Graeme Scott. From May to July, Graeme Scott and NRI management had meetings set-up to discuss how best to move forward on the claims but meetings for various reasons kept getting postponed. On August 12, 2011, Fenton Scott passed away with no determination of the claims.

The original $300,000 planned operating expenses was not required since the claims were about to expire on August 20, 2011. The $300,000 included the salary of a new employee as well as $130,000 exploration expenses as well as $125,000 for operating and/or exploration expenses. There was no substantive consequence of not raising $150,000 before July 31, 2011 and additionally NRI did not have to occur any debt or issue any new shares from Treasury.

Subsequent to the 30 day waiting period under Quebec Government regulations, NRI applied for the expired claims and, on October 17, 2011, received the aforementioned 19 claims with 100% ownership. As a result, NRI will have more time to do the recommended geological exploration per the July 14, 2009 report and more time to raise the $130,000 ($120,000 plus $10,000 for increased costs). NRI anticipates it will also need approximately $20,000 administrative expenses for the period ending July 31, 2012.

NRI believes it can raise $125,000 in flow-through financing under Canadian tax incentive legislation. In 2008, NRI was successful in raising $120,000 in flow-through financing and believes if market conditions improve, it should be able to do so again.

Employees

NRI plans to add 1 employee over the next twelve months at a cost of approximately $45,000.

Expenses

NRI expects to incur operating expenses of approximately $355,000 over the next year.

Dividends

No dividends have been paid to date by NRI. NRI does not have any present intention to pay dividends in the future. Dividends will only be declared by the Board of Directors and paid by NRI in the event the Board deems it prudent to distribute cash in excess of required cash flow.

NRI’S QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

NRI is not exposed to material market risk.

NRI’S OFF-BALANCE SHEET ARRANGEMENTS

NRI does not, as of July 31, 2011, have any off-balance sheet arrangements.

NRI’S CONTRACTUAL OBLIGATIONS

Other than agreements relating to the offer, there are no material contracts entered into by NRI, which are in effect.

NRI’S DIRECTORS AND EXECUTIVE OFFICERS

NRI’s Board of Directors consists of three (3) directors. The Board of Directors has determined that neither Abraham Arnold not Dave Coutts qualify as “independent” as defined by SEC rules. However, John Spratley does qualify as “independent”.

During the fiscal year ended July 31, 2011, the Board of Directors held a total of 6 meetings. Each director attended at least 75% of the total number of meetings of the Board of Directors and at least 75% of the meetings of all committees on which he served.

The Board of Directors is comprised as follows:

Abraham Arnold – 75, Mr. Arnold has been a director since August 2, 2007. Mr. Abraham does not own any shares of NRI common stock. Abraham Arnold is a retired stock broker, who retired in 2001.

John Spratley, LLB – 45, Mr. Spratley has been a director since November 28, 2008. Mr. Spratley does not own any shares of NRI common stock. Mr. Spratley has degrees in both law and engineering, Geological Engineering (B.A.Sc.) at the University of Toronto, Law (LLB) at Queens University (Kingston). Mr. Spratley is a member of the Law Society of Upper Canada. His primary practice is Commercial Real Estate and Land Development. Mr. Spratley has also had personal experience in geophysical and geochemical work in Ontario (Hemlo), as well as underground drilling and laboratory assay in Manitoba.

Dave Coutts – 67, Mr. Coutts has been a director since February 5, 2008. Mr. Coutts does not own any shares of NRI common stock. Dave Coutts works in administration at Heritage Trust Agency and does communications for Heritage Trust Agency. Mr. Coutts began working at Heritage Trust Agency in 2005.

Board members will not be considered independent unless the Board affirmatively determines that the member has no material relationship with NRI, either directly, or as a partner, shareholder or officer of an organization that has a relationship with NRI.

The Board of Directors adopts the following categorical standards to assist the Board in making independence determinations.

In order to be considered independent, a director must not:

7.

Be an employee of NRI or have been an employee of NRI within the past three years, or have an immediate family member who is an executive officer of NRI or has been an executive officer of NRI within the past three years;

8.

Have received, or have an immediate family member who is an executive officer who has received, in any twelve-month period within the last three years, more than $120,000 in direct compensation from NRI, other than Director or Committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

9.

Be (a) an employee or partner of a firm that is NRI’s internal or external auditor; (b) have an immediate family member who is a partner of such a firm or who is an employee of such a firm and personally works on NRI’s audit; or (c) have been, or have an immediate family member who has been, within the past three years, a partner of such a firm or an employee of such a firm who personally worked on NRI’s audit.

10.

Be, or in the past three years have been, or have an immediate family member who is, or in the past three years has been, an executive officer of another company where any of NRI’s present executives at the same time serves or served on that NRI’s compensation committee;

11.

Be an employee, or have an immediate family member who is an executive officer of a company that has made payments to, or received payments from, NRI for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

12.

Be an executive officer of a tax-exempt organization that, within the preceding three years, received contributions from NRI in any fiscal year exceeding the greater of $1 million or 2% of the tax-exempt organization’s consolidated gross revenues.

The executive officers of NRI are as follows:

Name	Age	Position

Abraham Arnold	75	President

Ronald Haller	56	Secretary & Treasurer

Abraham Arnold – Mr. Arnold has been President of NRI since August 2, 2007. Mr. Arnold does not own any shares of NRI common stock. Abraham Arnold retired as a stock broker in 2001. Mr. Arnold shall devote 100 percent of his business hours to NRI.

Ronald Haller – Mr. Haller has been Secretary and Treasurer of NRI since August 2, 2007. Mr. Haller does not own any shares of NRI common stock. Ronald Haller owns Fastcorp Management Ltd., which offers professional management services to both public and private entities and fills the positions of Secretary or Secretary-Treasurer for junior public issuers to facilitate the regulatory continuous reporting requirements. Mr. Haller also provides corporate secretarial and accounting and taxation services which includes: minute book maintenance, preparation of minutes, resolutions and incorporations, assist in preparing press releases, computerized bookkeeping, banking services, financial statement preparation, GST, PST and payroll filings. Mr. Haller is a Certified Management Accountant (CMA) of the Society of Management Accountants of Ontario, Canada and a graduate of Ryerson University in Toronto. He shall devote 100 percent of his business hours to NRI and GOG.

Committees of the Board of Directors

Nominating Committee

NRI does not currently have a nominating committee. It feels this is appropriate due to the small size of NRI. Therefore, this function is handled directly by the Board of Directors of NRI.

Code of Conduct

 NRI has not adopted a code of conduct.

Board Vacancies

The function of filling vacancies on the Board of Directors of NRI is handled directly by its Board of Directors.

NRI EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Board of Directors of NRI, as a whole, determines the level of compensation in respect of NRI’s executives. There are no pension plan benefits in place for the executives and no executive is indebted to NRI. There are no plans in place with respect to the executives for termination of employment or change in responsibilities.

SUMMARY COMPENSATION

No executive compensation is paid. Payment for management and consulting services in the amount of $24,180 CDN for the year 2010 (between August 1, 2009 and July 31, 2010) was paid to a private company, controlled by Dave Coutts. Abraham Arnold is President and Chairman of the Board of Directors and did not receive any compensation other than director’s fees.

COMPENSATION COMMITTEE REPORT

NRI has no compensation committee to determine the level of compensation for its executives. It is the responsibility of the Board of Directors, as a whole, to determine the level of compensation in respect of NRI’s executives with a view to providing them with a competitive compensation package having regard to performance. Performance is defined to include achievement of NRI’s strategic objective of growth and enhancement of shareholder value through increases in stock price resulting from enhanced annual cash flow. Compensation for executives is comprised primarily of base salary and performance bonuses.

COMPENSATION OF DIRECTORS

The following information is Directors Fees Paid and Stock Options available to NRI’s directors and officers for 2011 (between August 1, 2010 and July 31, 2011).

Name and Position	Directors Fees	Stock Options

Abraham Arnold, Director	nil	nil
John Spratley LLB, Director	nil	nil
Dave Coutts, Director	nil	nil

STOCK OPTION PLAN

In 2007 a stock option plan was created by NRI (the “NRI Plan”). The NRI Plan was designed to encourage stock ownership by directors, officers and service providers by providing additional incentive for significant performance by such persons and to enable NRI to attract and retain valued persons. It will allow for the opportunity to participate in the profitability of NRI by granting to such individuals options, exercisable over periods of up to five (5) years to buy shares of NRI at a price equal to the then current market price.

The aggregate number of shares of NRI common stock which may be reserved and set aside for issuance under the NRI Plan is 5,000,000. The aggregate number of shares that may be reserved for issuance to any one individual within a one year period under the NRI Plan and all other compensation arrangements shall not exceed five percent (5%) of the total number of issued and outstanding shares of common stock of NRI. Presently no director has any stock options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of NRI common stock as of September 1, 2011, by: (1) NRI directors, named executive officers and beneficial holders of more than 5% of NRI common stock, and (2) all of NRI current directors and executive officers as a group. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 under the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

NRI executive officers and directors are encouraged to own NRI common stock to further align their interests with NRI stockholders’ interests.

	Number of Shares	Percentage of Shares
Name and Address of Beneficial Owner	Beneficially Owned(1)	Beneficially Owned(2)

Abraham Arnold	0	0%
Dave Coutts	0	0%
John Spratley	0	0%
Ronald Haller	0	0%
First Market Confirmers(3)	4,500,000	25.52%

Directors and Officers as a group (4 persons	0	0%

(1) Includes shares of common stock deemed to be beneficially owned by such person or group pursuant to warrants or other rights that are exercisable within 60 days from the above date.
(2) Based on 17,636,299 shares outstanding as of September 30, 2011 plus any shares of common stock deemed to be beneficially owned by such person or group pursuant to warrants or other rights that are exercisable within 60 days from the above date.
(3) Suite 1320, 4 King Street, Toronto, Ontario, M5H 1B6

Outstanding Equity Awards at 2011 Fiscal Year-End

No named executive officer had any outstanding equity awards as of July 31, 2011. No options have been awarded to any named executive officers.

DESCRIPTION OF GOG COMMON STOCK

The GOG common stock is fully paid and non-assessable. The GOG common stock shall be issued from treasury and shall be immediately tradable. There is no holding period required for Frankfurt listed shares issued from treasury. Holders of shares of GOG common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock do not have cumulative voting rights. Holders of GOG common stock have no preemptive rights to purchase GOG common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the GOG common stock.

DESCRIPTION OF NRI COMMON STOCK

The NRI common stock is fully paid and non-assessable. There is an unlimited number of authorized common stock without par value. The NRI common stock shall be issued from treasury and shall be immediately tradable. There is no holding period required for Frankfurt listed shares issued from treasury. The holders of the shares of NRI common stock are entitled to receive notices of and to attend and vote at all meetings of shareholders of NRI and shall have one vote for each share of common stock held

DESCRIPTION OF SILVER CERTIFICATES

One (1) Silver Certificate for ten (10) grams of silver will be issued to every record holder of one hundred (100) shares of SDRG common stock that is tendered in this offer. Each record holder will be mailed one (1) or more Silver Certificate depending on the number of lots of 100 shares of SDRG common stock that is tendered in this offer. A form of a Silver Certificate is attached hereto. The Offeror will exchange your validly tendered and not properly withdrawn shares through Heritage Transfer Agency Inc. (the “Depository”). The Depository will act as your agent for the purpose of receiving the Silver Certificate(s) from the Offeror and transmitting such Silver Certificate(s) to you. In all cases, Silver Certificates will be made only after timely receipt by the Depository of certificates for such shares of SDRG (or of a confirmation of a book-entry transfer of such shares) and a properly completed and duly executed letter of transmittal and any other required documents for such shares.

If this offer is successful, the Offeror shall hold at least 50.01% of the outstanding common stock of SDRG. As the majority stockholder, the Offeror shall take all of the corporate steps necessary in order to position itself, or its designees, so that it has the authority to cause SDRG to deliver silver on its behalf. The Offeror intends to deliver the ten grams of silver by March 31, 2016 to the registered holder or his or her nominee. The Offeror will cause SDRG to provide the silver to be delivered pursuant to the Silver Certificates from the SDRG Erbahuo silver mine. SDRG is also exploring other mining properties within its portfolio. The Offeror will continue to explore alternative commodity sources of silver to meet the demand of the holders of the Silver Certificates.

DESCRIPTION OF NRI WARRANTS

One (1) NRI Warrant will be issued to every record holder of one hundred (100) shares of SDRG common stock that is tendered in the offer. A form of an NRI Warrant is attached hereto. The Offeror will exchange your validly tendered and not properly withdrawn shares through Heritage Transfer Agency Inc. and Heritage Trust Company (the “Depository”). The Depository will act as your agent for the purpose of receiving the NRI Warrants from the Offeror and transmitting such NRI Warrants to you. In all cases, NRI Warrants will be issued only after timely receipt by the Depository of certificates for such shares (or of a confirmation of a book-entry transfer of such shares) and a properly completed and duly executed letter of transmittal and any other required documents for such shares. The NRI Warrants are exercisable on or before March 27, 2012 at a cost of $190.00 for ten (10) grams of gold.

If this offer is successful, the Offeror shall hold at least 50.01% of the outstanding common stock of SDRG. As the majority stockholder, the Offeror shall take all of the corporate steps necessary in order to position itself, or its designees, so that it has the authority to cause SDRG to deliver gold on its behalf. The Offeror will cause SDRG to provide the gold to be issued upon the exercise of the NRI Warrants from SDRG’s current portfolio of gold properties. However, the gold shall be provided on a “best efforts” basis. In the event the supply of gold is insufficient to meet the demand of the exercised NRI Warrants by March 31, 2016, the Offeror shall cause SDRG to deliver to all the holders of the exercised NRI Warrants an equivalent amount of silver, based on the market prices of the silver and gold on the date the related NRI Warrant was exercised. The Offeror will continue to explore alternative commodity sources of gold to meet the demand of the holders of the NRI Warrants.

SDRG’S BUSINESS

The following description of SDRG’s business, financial statements and all of the SDRG related sections are derived from SDRG’s Report on Form 10-Q for the quarterly period ended June 30,2011 and other documents that have been publicly filed with the SEC.

Corporate History

Silver Dragon Resources Inc. was incorporated on May 9, 1996 in the State of Delaware and its executive office is in Toronto, Canada. It carries out operations through a subsidiary and affiliate in Mexico and China, respectively. SDRG and its subsidiary and affiliate are in the exploration stage as defined by Financial Accounting Standards Board’s (“FASB”) Accounting Standard Codification (“ASC”) 915 “Accounting and Reporting For Development Stage Entities.”

Business of SDRG

SDRG primary objective is to explore for silver minerals and, if warranted, to develop those existing mineral properties. SDRG secondary objective is to locate, evaluate, and acquire other mineral properties, and to finance the exploration and development through equity financing, by way of joint venture or option agreements or through a combination of both. The Company’s primary objective right now is to monetize its assets in order to augment its cash flow and ensure increased value.

SDRG’S PROPERTIES

The properties in China, in which SDRG have an interest, continue to be drilled and tunneled. Geologic mapping, trenching, tunneling and drilling work are underway for three of the properties known as Dadi, Laopandao, and Aobaotugounao. An NI 43-101 report on Laopandao property will be completed by the third quarter of this year and the NI43-101 report on Dadi will also be updated by the third quarter.

On February 1, 2011 SDRG reported an initial geological report from recently completed exploration work at the Company’s Laopandao Silver-Tin-Copper-Lead Polymetallic project in Inner Mongolia, Northern China. Since 2006, an advanced drilling program has been carried out on the project, focusing on three mineralization zones and it is these three zones which were the focus of the report. Highlights from the report are as follows:

•	Mineralization zone I is featured by a silver-copper-tin enrichment and is approximately 540m long, 100m wide with a dip extension of over 300m, containing 8 mineralized bodies.

	•	Mineralization zone II is also featured by a silver-copper-tin enrichment and is approximately 200m long and 80m wide, containing 16 mineralized bodies.

•	Mineralization zone III is characterized by tin mineralization, approximately 300m long and 200m wide and occurs within a granite porphyry intrusion. A total of 21 mineralized bodies.

•	All mineralized bodies have been defined by drill holes and/or underground drifts, the samples were analyzed with internal and external verification.

•	SDRG will continue advanced exploration of Laopandao in 2011, conduct metallurgical testing on the 2010 exploration results and commission an initial NI 43-101 technical report based on CIM standards.

On February 23, 2011, SDRG announced the completion of a geological report on the results from the 2010 drilling program at the Dadi Silver-Lead-Zinc Polymetallic project in Inner Mongolia, Northern China.

•

Extensive exploration work has been carried out during the 2010 season with the major focus on mineralization zones I and II. These zones show the most significant mineralization so far. Although mineralization zones (III, IV, and V) also show significant potential, they were not the focus of the 2010 season.

•	An associated element, cadmium, was found in the polymetallic ores. The cadmium resource could be of significant industrial and economic value.

Further exploration and development plan

•

Further exploration will focus on mineralization zones I and II in order to increase the amounts of mineable polymetallic resources by tunneling and underground drilling. For other mineralization zones, surface drilling will be continued.

•	Metallurgical testing will be completed shortly to provide basic industrial and economic parameters for development design.

•	The construction of the ore processing mill and the underground mining system will commence in order for Dadi to become a producing property by 2012.

Since the associate element Cadmium is found in polymetallic ores, further testing work will be conducted to evaluate its industrial and economic values.

On March 23, 2011 Chifeng Silver Dragon Resources & Technologies, Ltd. which owns the Erbahuo mine signed a definitive agreement with Guangxi Hongteng Mining, Ltd. to commence production at the Erbahuo silver mine.

On April 5, 2011 SDRG announced that Sanhe Sino-Top Resources & Technologies, Ltd. commenced this year’s approved exploration program on three of its properties in Northern China. The exploration targets include 6,000 meters (incl. 1,000 meters contingency) drilling, 2,500m tunneling, a 200m inclined shaft and a 260m shaft at Dadi; 5,000 meters (incl. 1,000 meters contingency) drilling, 1,000m tunneling and a metallurgic test at Laopandao; 1,000 meters drilling at Aobaotugounao. In addition, field surveys will be conducted on the Yuanlinzi, Zhuanxinhu and Shididonggou properties for exploration consideration and potential in 2012.

On April 12, 2011 Sanhe Sino-Top Resources & Technologies, Ltd. completed an initial metallurgic analysis of the Dadi polymetallic silver project. The ore processing test was carried out by Inner Mongolia Minerals Experiment Research Institute, China, an ISO certified testing facility for exploration, assaying and ore processing. Crude ores for the metallurgic test were collected, using the channel sampling method, from underground drifts within mineralization zone II at Dadi. One 300 kilogram composite testing sample collected from four groups of underground sampling was submitted for the ore processing test. The combined samples have a grade of 1.50% lead and 1.78% zinc and constitute good representation of the Dadi project.

Ore processing testing and analysis included sample preparation, chemical and mineralogical composition analysis, mineral phase analysis, crude ore sizing analysis, crude ore gravity measurement, floatation reagent test, floatation condition test, grinding condition experiment, open-circuit test, closed-circuit test, chemical analysis of concentrates, and settling speed test of tailings.

The main conclusions of the ore processing test for the Dadi project are as follows:

1.

Collected crude ore samples from Dadi Property are composed of metal minerals of sphalerite, galena, chalcopyrite, pyrite, argentite and small amounts of arsenopyrite; and gangue minerals of quartz, carbonates, epidote, and chlorite. Main recoverable metals from crude ores are lead, zinc, and silver. Other metal contents do not reach economic parameters.

2.

Based on the ore processing test, the floatation process consists of two stages. The first stage recovers lead and then the second stage recovers zinc from lead tailings. The grade of lead concentrate is 66.40% Pb and the recovery rate of lead reaches 90.14%; and the grade of zinc concentrate is 42.48% Zn and the recovery rate reaches 74.79%. The grade of silver in lead concentrate is 2,965.04 g/t and silver recovery rate is 40.19% in the first stage of processing; the silver grade in zinc concentrates reaches 1,943.48 g/t and silver recovery rate reaches 40.35% in the second stage. The total silver recovery rate through the two-stage floatation process is 80.54%.

	Production rate (%)	Grade (%)		Grade (g/t) Ag	Recovery rate (%)

Products		Pb	Zn		Pb	Zn	Ag
Lead concentrates	2.05	66.40	3.90	2,965.04	90.14	4.48	40.19
Zinc concentrates	3.14	1.12	42.48	1,943.48	2.33	74.79	40.35
Tails	94.81	0.12	0.39	31.04	7.53	20.73	19.46
Crude ore	100.00	1.51	1.78	151.24	100.00	100.00	100.00

3.	The ore processing test has provided efficient results on the recovery of useful metals.

4.	Lead occurs in sulfides, which have good floatability and are easily recovered.

5.

Since oxidized zinc grades 0.5% in crude ores accounts for 28.12% of the total zinc content in crude ores, the high content of oxidized zinc leads to a relatively low recovery rate of zinc. It is suggested that further processing tests on oxidized zinc should be conducted in order to reduce processing costs.

6.	The results of the ore processing test indicate that the crude ores at the Dadi Property are easy-to-process ores and the parameters of the test can be used for resource evaluation of the property.

7.

Since the ore processing test is on laboratory scale, industrial-scale and continued ore processing testing should be carried out in order to provide more reliable references for feasibility study, mill design and development of Dadi Property.

MEXICO

SDRG previously reported in the Annual Report on Form 10-K for the year ended December 31, 2010 about certain irregularities regarding the Cerro las Minitas Project in Mexico that resulted in SDRG writing off of the investment in assets in Mexico in the years ended December 31, 2010 and 2009.

SDRG’S LEGAL PROCEEDINGS

China

In December, 2010, shareholders of SDRG received a letter from a shareholder which contained two items. The first was a copy of a legal proceeding filed in China and the second was a letter making certain allegations regarding Silver Dragon and its management. The legal proceeding was filed by two shareholders and sought to invalidate SDRG sale in 2008 of 50% of Sanhe SinoTop Resources & Technologies, Ltd. SDRG believe that the legal proceeding was frivolous and wholly without merit. The sale in question was made to a Chinese government-owned entity, after the receipt of approval by the Ministry of Commerce in China. The second item was a letter written by a purported “Minority Shareholder Committee,” claiming that it had initiated the proceeding. The letter alleged that SDRG and its management had engaged in various improper and illegal activities since 2005. The allegations made in the letter were similar to allegations that had been repeatedly made and published by an individual over the past three years. SDRG, on several occasions, through SDRG’s legal counsel in several countries, have asked that individual to cease and desist. SDRG filed a Writ of Summons in the High Court of the Hong Kong Special Administrative Region, Court of First Instance claiming damages for libel, an injunction and other relief. On May 4, 2011, judgment was given in favor of SDRG for damages for libel, malicious falsehood, interest and costs, with amounts to be assessed by the court.

Mexico

SDRG Mexican subsidiary has been subjected to irregularities that it is seeking to redress. Legal proceedings were heard and decided on an ex parte basis, without notice to SDRG that resulted in SDRG’s Mexican subsidiary losing title to its mineral assets. In December 2010, SDRG became aware of this situation, and are now taking steps through the courts in Mexico to redress the situation. SDRG have commenced a Constitutional Rights Claim before the Federal Court in the City of Durango, premised on procedural irregularities. The court proceedings are continuing in Mexico, with the next hearing scheduled for August 10, 2011. As of November 24, 2011, SDRG has not made any public announcement as to what took place at this hearing.

Financing

As an element of o SDRG ongoing financing program, on January 27, 2011, the Superior Court of the State of California for the County of Los Angeles entered an Order Approving Stipulation for Settlement of Claim in the matter entitled Socius CG II, Ltd. v. Silver Dragon Resources Inc. The order provides for the settlement of Socius GC II, Ltd.’s $405,981.49 claim against SDRG, which they purchased from seven creditors.

Pursuant to the order, SDRG initially issued to Socius 9,000,000 shares of o SDRG common stock, representing approximately 8.28% of the total number of shares outstanding. SDRG issued the shares in reliance upon the exemption from registration provided by Section 3(a)(10) of the Securities Act of 1933, as amended. Such shares were issued in exchange for the Claims pursuant to the Order of the Court, which determined that such exchange was fair to Socius following notice to the Court of SDRG intent to rely upon the exemption and a hearing of which Socius received notice and in which it participated.

The total number of shares issued to Socius was adjusted on the 21st trading day following the date on which they were issued as follows: the number of Volume Weighted Average Price (VWAP) shares were less than the number of shares issued and therefore Socius is returning to SDRG for cancellation 3,116,104 shares which equals the difference between the number of VWAP Shares and the number of shares originally issued. The number of shares is equal to (i) $405,981.49 plus $28,691.32 of Socius’ legal fees divided by 75% of the VWAP of SDRG common stock over the 20-day trading period immediately following the date on which the shares were originally issued. The final number of shares issued to Socius is 5,883,896.

MARKET FOR SDRG’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

SDRG’s common stock is traded on the Over-the-Counter Bulletin Board under the symbol “SDRG”. The following table sets forth high and low sales prices of SDRG common stock for each fiscal quarter for the last two fiscal years as reported by the Over-the-Counter Bulletin Board, based on closing prices. The prices in the table reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

	High	Low
Year Ended December 31, 2011

First Quarter ended March 31, 2011	$ 0.21	$ 0.07
Second Quarter ended June 30, 2011	$ 0.21	$ 0.09
Third Quarter ended September 30, 2011	$ 0.07	$ 0.06

	High	Low
Year Ended December 31, 2010

First Quarter ended March 31, 2010	$ 0.44	$ 0.22
Second Quarter ended June 30, 2010	$ 0.36	$ 0.16
Third Quarter ended September 30, 2010	$ 0.29	$ 0.155
Fourth Quarter ended December 31, 2010	$ 0.28	$ 0.07
Fourth Quarter ended December 31, 2009	$ 0.49	$ 0.213

As of August 2, 2011, there were approximately 386 record holders of SDRG’s common stock, not including shares held in “street name” in brokerage accounts which are unknown. As of August 2, 2011 there were approximately 112,331,615 shares of SDRG’s common stock outstanding on record.

Dividends

No dividends have been paid.

Securities Authorized for Issuance under Equity Compensation Plans

There are no equity compensation plans.

Unregistered Sales of Equity Securities and Use of Proceeds

Between January 3 and February 15, 2011 an investor elected to convert two outstanding notes payable totaling $120,000 plus accrued interest of $3,000 and $1,800 respectively. SDRG issued a total of 1,991,285 shares in lieu of a cash payment.

On January 18, 2011, SDRG issued 50,000 shares of restricted common stock to a company, pursuant to the signing of a term sheet proposing $2.5 million of convertible debt financing for SDRG, for fair value of $5,000.

On January 25, 2011, SDRG issued 1,410,000 common share purchase warrants to directors and consultants at an exercise price of $0.11 exercisable for a period of three years from the date of issuance.

On January 27, 2011, the Superior Court of the State of California for the County of Los Angeles entered an Order Approving Stipulation for Settlement of in the matter entitled Socius CG II, Ltd. v. Silver Dragon Resources Inc. The order provides for settlement of Socius GC II, Ltd.’s $405,981 claim against SDRG. Socius purchased the claims from seven creditors of Silver Dragon. On January 28, 2011, SDRG issued 9,000,000 shares of common stock to Socius and Socius subsequently returned 3,116,104 shares for cancellation. For further information please see SDRG’s Form 8-Ks filed January 28 and March 3, 2011.

On January 31, 2011, SDRG issued 15,000 shares of SDRG’s restricted common stock to an individual for investor relation services provided, for fair value of $1,500.

On February 23, 2011, SDRG issued 100,000 shares of SDRG’s restricted common stock to an individual pursuant to an addendum to an agreement signed October 7, 2010, for fair value of $12,400.

On February 15, 2011, SDRG entered into a note and warrant purchase agreement with Tonaquint, Inc. (the “Investor”), whereby SDRG issued and sold, and the Investor purchased: (i) a Secured Convertible Promissory Note of SDRG in the principal amount of $2,766,500 and (ii) a Warrant to purchase 8.6 million shares of common stock of SDRG at an exercise price of $0.50 per share at any time within three years after February 15, 2011. In connection with the transaction, SDRG also issued to the Investor 50,000 shares of SDRG’s restricted common stock. For further information please see SDRG’s Form 8-K filed February 18, 2011.

On February 11, 2011, SDRG issued 250,000 share purchase warrants to a company at an exercise price of $0.07 exercisable for a period of one year from the date of issuance.

On April 20, 2011, SDRG issued 125,000 shares to a law firm for legal services provided in connection with the convertible financing agreement closed on April 21, 2011, for fair value of $20,000

On April 21, 2011 SDRG closed a convertible financing agreement for $3 million over a three-year period with JMJ Financial, a privately-held US investment firm. The total planned funding amount is $3,000,000, with payment consisting of $1,000,000 cash consideration through a convertible promissory note and four $500,000 promissory notes, secured & collateralized by JMJ Financial.

The initial note provides a $1 million consideration in the form of cash payments to be made to Silver Dragon according to a funding schedule expiring 180 days after an effective registration statement covering the resale of the shares of common stock issuable upon conversion of the note, assuming certain share volume and prices are met. $250,000 was paid to SDRG on April 21, 2011. The subsequent notes each provide $500,000 consideration, totaling $2,000,000, which are secured and collateralized by JMJ Financial, over the remainder of the three-year period. The total face amount of the convertible notes issued to JMJ is $3,150,000, which represents $3,000,000 to be paid to SDRG and includes other fees and expenses to be paid to JMJ Financial.

SDRG MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

Statements made in this Form 10-Q that are not historical or current facts are “forward-looking statements” made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 (the “Act”) and Section 21E of the Securities Exchange Act of 1934. These statements often can be identified by the use of terms such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “approximate,” or “continue,” or the negative thereof. We intend that such forward-looking statements be subject to the safe harbors for such statements. We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Any forward-looking statements represent management’s best judgment as to what may occur in the future. However, forward-looking statements are subject to risks, uncertainties and important factors beyond our control that could cause actual results and events to differ materially from historical results of operations and events and those presently anticipated or projected. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events.

Available information

SDRG file annual, quarterly, current reports, proxy statements, and other information with the SEC. You may read and copy documents that have been filed with the SEC at their Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You can also obtain copies of SDRG SEC filings by going to their website at www.sec.gov.

Employees

As of March 11, 2011, SDRG had six total employees, of whom five are full-time employees.

RESULTS OF OPERATIONS

Six months ended June 30, 2011and June 30, 2010

Total operating expenses for the six months ended June 30, 2011 were $1,685,735 (2010 – $1,959,469). The decrease in the expenses from the previous year was primarily due to no exploration expenses incurred in the current period, and the loss on equity investment reduced from $701,213 in the prior period to $190,858 in the current period. Interest expenses increased significantly from $97 to $395,941 as a result of the issuance of convertible notes payable.

Net sales were $nil for both the periods ended June 30, 2011 and June 30, 2010 as there was no production at any of the properties.

Three months ended June 30, 2011 and June 30, 2010

Total operating expenses for the three months ended June 30, 2011 were $951,039 (2010 – $1,160,268). The decrease in the expenses from the previous year was primarily due to the reduction in the loss of the equity investment from $652,524 in the comparative period to $138,597 in the current period. Interest expense increased significantly from $147 to $302,107, as a result of the issuance of convertible notes payable.

LIQUIDITY AND CAPITAL RESOURCES

At June 30, 2011 SDRG had cash and cash equivalents of $88,028 (December 31, 2010 – ($96,563)). SDRG has funded its expenses and capital requirements through the issuance of shares, warrants and notes. Sales of shares were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D thereunder, and/or Regulation S thereunder. All of the purchasers of the shares were sophisticated or accredited investors. The shares were issued with a restrictive legend.

SDRG expect to invest approximately $1,050,000 into Sino-Top in 2011. These funds are to be invested towards exploration and property maintenance on the seven properties in the portfolio and conducting a Canadian National Instrument (NI) 43-101 report on the Laopandao property and updating the NI43-101 report on the Dadi property.

On January 11, 2011, SDRG issued a convertible note with a principal amount of $65,000. On March 1, 2011 SDRG issued a convertible note with a principal amount of $55,000. On April 8, 2011, SDRG issued a convertible note with a principal amount of $50,000. The notes bear interest of 8% per annum, are unsecured, and are due on October 13, 2011; December 2, 2011 and January 12, 2012, respectively. The notes are convertible into common stock, at the lender’s option, at a discount to the average of the three lowest closing prices of the common stock during the 10 trading day period prior to conversion. The lender has agreed to restrict its ability to convert the notes and receive shares of common stock such that the number of shares of common stock held by them and their affiliates in the aggregate after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

On February 15, 2011, SDRG closed a convertible financing of $2.5 million over a four-year period with Tonaquint Inc. The total amount funded (in cash and notes) at closing was

$2,500,000, with payment consisting of $500,000 in cash paid at closing and $2,000,000 to be paid in a series of ten notes, each in the principal amount of $200,000, with each due on or before the earlier of (i) 49 months from February 15, 2011, or (ii) subject to certain conditions, a series of dates beginning on September 15, 2011 and following on the 15th of each month thereafter. SDRG have the right to offset the payment of any unpaid note subject to certain conditions and obligations. The face amount of the convertible note issued to Tonaquint was $2,766,000, which represented the $2,500,000 paid or to be paid to us and other fees and expenses.

Tonaquint also received a warrant to purchase 8.6 million common shares at an exercise price of $0.50 per share at any time within three years after the date of issuance

The proceeds of the financing were allocated between the convertible note payable ($1,938,233), the related warrants ($242,090), the related expenses ($343,391), and the beneficial conversion feature ($242,786) based upon their respective fair values in accordance with ASC 470. The difference between the face value of the convertible note payable and the allocated value is being charged to interest expense over the term of the convertible note payable. The fair value of the beneficial conversion feature will be allocated over the term from commitment date to the maturity date of the convertible note payable. Contingent beneficial conversion features will be recognized when the outstanding conditions have been met and will amortized from the date of recognition to the maturity date of the convertible note payable. The fair value of the warrants and the related expenses will be allocated over the term from the commitment date to the maturity date of the convertible note payable.

On April 11, 2011, SDRG issued two unsecured, convertible notes with a principal amount of $100,000 and $300,000, bearing interest at 6% per annum. In exchange, the lender paid $96,000 cash to SDRG in April 2011, and issued a $300,000 promissory note (see note (4(b)). The notes are convertible into common stock, at the lender’s option, at a 30% discount of any four trading days prior to and including the day of conversion.

On April 19, 2011, SDRG closed a convertible financing agreement with an investor, a privately-held US investment firm. The total planned funding amount is $3,000,000, with payment consisting of $1,000,000 through a convertible promissory note and four $500,000 promissory notes, bearing interest at 5%, secured and collateralized by the investor.

The initial note provides for $1,000,000 in the form of cash payments to be made to SDRG according to a funding schedule expiring 180 days after an effective registration statement covering the resale of the shares of common stock issuable upon conversion of the note, assuming certain share volume and prices are met. $250,000;$150,000 and $100,000 was paid to SDRG on April 21, 2011; May 10, 2011 and May 25, 2011 respectively. $250,000 is due September 19, 2011 and $250,000 is due November 19, 2011 (note 4(c)). The subsequent notes each aggregate $500,000 consideration, totalling $2,000,000, which are secured and collateralized by the investor, over the remainder of the three-year period. The total face amount of the convertible notes issued is $3,150,000, which represents $3,000,000 to be paid to SDRG and other fees and expenses to be paid to the investor. The difference between the fair value of the convertible note payable and the allocated value is being charged to interest expense over the term of the convertible note payable. The fair value of the beneficial conversion feature as at June 30, 2011 is $977,083. The fair value of the beneficial conversion feature will be allocated over the term from the commitment date to the maturity date of the convertible note payable.

Revenues

Net sales were $nil for both the quarters ended June 30, 2011 and June 30, 2010 as there was no production at any of the mining properties.

Expenses

Total expenses for the three months ended June 30, 2011 were $951,039 (2010 – $1,160,268). The decrease in the expenses from the previous year was primarily due to the reduction in the loss of the equity investment from $652,524 in the comparative period to $138,597 in the current period. Interest expense increased significantly from $147 to $302,107, as a result of the issuance of convertible notes payable.

SDRG’S OFF-BALANCE SHEET ARRANGEMENTS

SDRG does not have any off-balance sheet arrangements or contractual obligations that have had or are reasonably likely to have a material current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that have not been disclosed in its financial statements.

SDRG’S QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET
RISK

SDRG is not exposed to market risk.

SDRG’S CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

By resolution adopted on January 24, 2006, SDRG’s Board of Directors elected to change independent accountants. The independent accounting firm of Moore Stephens Cooper Molyneux LLP notified SDRG on January 24, 2006 that they were terminating their registration with the Public Company Accounting Oversight Board and therefore, were resigning as SDRG’s accountants. The independent auditors report on the consolidated financial statements for the two years ended December 31, 2003 and December 31, 2004, and the subsequent periods preceding December 31, 2005 contained no adverse opinion, no disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except that each report issued by Moore Stephens Cooper Molyneux LLP for the years ended December 31, 2004 and 2003, and the interim periods ended March 31, 2005, June 30, 2005 and September 30, 2005, respectively, raised substantial doubt about SDRG’s ability to continue as a going concern. In connection with the audits of SDRG’s consolidated financial statements for each of the two years ended December 31, 2003 and December 31, 2004, and during any subsequent interim periods preceding December 31, 2005, as well as the period up to and including January 24, 2006, there have been no disagreements with Moore Stephens Cooper Molyneux LLP on any matters of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which if not resolved to the satisfaction of Moore Stephens Cooper Molyneux LLP would have caused Moore Stephens Cooper Molyneux LLP to make reference to the subject matter of the disagreements in connection with their reports.

On January 24, 2006, SDRG’s Board of Directors engaged SF Partnership LLP, 4950 Yonge Street, 4th Floor, Toronto, Ontario, M2N 6K1 as its new independent auditors to audit its financial statements. During the two most recent fiscal years and the subsequent interim periods prior to the engagement of the new accounting firm, SDRG did not consult with the new accounting firm with regard to any of the matters listed in Regulation S-B items 304 (a) (2) (i) or (ii).

SDRG’S DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth information concerning SDRG’s current directors, executive officers and significant employees. Each director has been elected to serve until SDRG’s next annual meeting of shareholders and until his successor has been elected and qualified. Each executive officer serves at the discretion of SDRG’s Board of Directors.

Name	Age	Position
Marc Hazout	45	Chief Executive Officer, President and Director
Manuel Chan	53	Director
Guoqiang Hao	56	Director
R.Glen MacMullin	38	Director

Marc Hazout has been the President, Chief Executive Officer and a director since June 1, 2002. Mr. Hazout attended The Canadian Securities Institute from 1998-2000 and in 1999 worked as an equity trader at Swift Trade Securities Inc. in Toronto. In 1998, Mr. Hazout founded and has been President and CEO of Travellers International Inc., a private investment banking firm headquartered in Toronto. Mr. Hazout studied International Relations and Economics at York University in Toronto from 1983 to 1985. Mr. Hazout completed the Real Estate Licensing Course at Humber College in Toronto in 1984. Mr. Hazout is also the President and Chief Executive officer, and a director of CommandCredit Corp.

Manuel Chan joined SDRG’s Board of Directors on August 29, 2007. Mr. Chan is also a member of the Board of Directors of Sanhe Sino-Top Resources & Technologies Ltd. (“Sino-Top’’) of which Silver Dragon owns a 40% equity interest. Mr. Chan possesses more than 20 years of experience in the real estate sector and holds a Bachelor of Commerce degree in Management Information Systems and Accounting from the University of British Columbia, Canada.

R. Glen MacMullin has been a director of SDRG since December, 2007. Mr. MacMullin is currently a Vice President of Finance with Minto Group, Inc. a fully integrated real estate development, construction and management company with operations in Ottawa, Toronto and Florida. Prior to joining Minto Group, Inc. in 2008, Mr. MacMullin was a Managing Director and Chief Operating Officer with Xavier Sussex, LLC; a New York based private equity firm he co-founded in 2004. In 2001, Mr. MacMullin was appointed Director and Chief Operating Officer with DB Advisors, LLC;a $6 billion hedge fund group based in New York and a wholly owned subsidiary of Deutsche Bank AG. He has also held several senior management positions with Deutsche Bank Offshore in the Cayman Islands from 1998 through 2001, including Head of Investment Funds. He began his career in 1993 as a public accountant with Coopers & Lybrand in Ottawa, Canada and KPMG in the Cayman Islands. Mr. MacMullin received a Bachelor of Business Administration degree from Saint Francis Xavier University in 1993 and is a member of the Canadian Institute of Chartered Accountants. Mr. MacMullin also serves on the Board of Directors of Nayarit Gold, Inc.

Guoqiang Hao has been a director of SDRG since June, 2008. Mr. Hao is currently head of Exploration Unit of North China Geological Exploration Bureau, a.k.a. Huaguan Industrial Corp.(HIC), a Chinese state-owned entity that operates in many diversified fields such as mining, engineering, manufacturing, chemical analysis and real estate. Mr. Hao has served with HIC for over 30 years, first as a geologist, then as a manager, and has witnessed its development from a geological exploration team to a conglomerate that boasts a staff of over 700 and over 10 subsidiaries. Under the leadership of Mr. Hao, HIC is also in the process of acquiring mining properties in northern Africa and central Asia.

Mr. Hao is also a member of the Board of the Directors of Sanhe Sino-Top Resources & Technologies Ltd., a joint venture between SDRG and HIC. Having a dual capacity of corporate executive and government officer, Mr. Hao has extensive connections with China’s mining and industrial circles and the Chinese government.

SDRG’S EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes and explains the significant elements of SDRG compensation programs.

The objectives of SDRG compensation program are to retain and motivate qualified executive officers who will drive SDRG success while promoting an alignment of interests between the executive officers and the shareholders. Compensation consists of three elements: base salary, short-term incentive bonus, and stock options. The Compensation Committee reviews annually each component and appropriate competitive factors, and makes recommendations based upon performance.

Base salaries: The primary element of SDRG compensation program is base salary. SDRG view is that a competitive base salary is a necessary element for retaining and attracting qualified employees. The base salary of each executive is determined based upon survey data and other competitive information, number of years’ experience, and comparison to other base salaries paid in similar situations.

Short-term incentive bonus: In addition to establishing competitive base salaries and stock option incentives, one of the objectives of the executive compensation strategy is to encourage and recognize strong levels of performance by linking achievement of specific goals with variable cash compensation in the form of a short-term incentive bonus. The compensation committee will be assessing appropriate targets going forward. No short-term incentive bonuses were awarded during 2010.

Stock warrants: The number of stock warrants granted is reviewed at each grant date to provide medium-term incentives. Warrants granted to directors who are not employees vest immediately and expire after three years. The terms and conditions of options granted to executives and other employees are reviewed for each grant at the time that it is made.

The following table sets forth certain summary information concerning the compensation paid or accrued during each of SDRG’s last two completed fiscal years for services for named executive officers in all capacities for the fiscal year ended December 31, 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Marc Hazout, Director, President and Chief Executive Officer	2010	-	-	279,000(1)	-	-	288,000(2)	567,000
	2009	-	-	-	-	-	288,000(2)	288,000

(1)

The shares granted in 2010 were pursuant to a financing and extension of contract for five years. The shares issued to Travellers International Inc., a corporation owned by Mr. Hazout, consisted of 1,000,000 shares of SDRG’s restricted common stock, valued at $0.279 per share on the grant date, which vested immediately and are restricted from resale for six months from the date of issuance of the shares.

(2)	Payments were made to Travellers International Inc.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table provides information regarding the outstanding equity awards held by SDRG Named Executive Officers as of December 31, 2010.

	Option Awards					Stock Awards
Name	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Exercise Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Marc Hazout	-	-	-	-	-	-	-	-	-

No options have been awarded to Named Executive Officers. Any stock awards granted to Named Executive Officers are fully vested.

Compensation of Directors

Directors who are also officers of SDRG are not remunerated for their services rendered as a director of SDRG. Outside directors received warrants as remuneration for their office. Directors are reimbursed for any reasonable expenses incurred in the connection with attendance at board or committee meetings or any expenses generated in connection with the performance of services on the behalf of SDRG.

The following table summarizes compensation paid or earned by SDRG’s directors who are not Named Executive Officers for their services as directors of SDRG during the fiscal year ended December 31, 2010.

Name	Fees earned or paid in cash	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Non- qualified deferred compensation earnings ($)	All other compensation	Total ($)
Manuel Chan	-	-	20,426(1)	-	-	-	20,426
Charles McAlpine	-	-	32,704(2)	-	-	-	32,704

(1)	200,000 share purchase warrants were awarded to Manuel Chan exercisable at an exercise price of $0.18 for a period of two years from the date of issuance.
(2)	200,000 share purchase warrants were awarded to Charles McAlpine exercisable at an exercise price of $0.25 for a period of three years from the date of issuance.

Consulting Agreements

On November 1, 2010, SDRG entered into a consulting agreement with Travellers International Inc., a corporation owned by Mr. Hazout, to provide consulting services including all activities required to direct, oversee, and manage SDRG including providing the services that would be provided by a chief executive officer. The consulting agreement provides that the Mr. Hazout is entitled to an annual fee of $288,000 for a term of five years, a travel allowance of $3,000 per month, and eight weeks paid holidays each calendar year. Upon termination of the consulting agreement, Mr. Hazout will be provided with 100% of his annual fee rate for the remaining period of the agreement. The agreement contains provisions prohibiting him from competing with SDRG or soliciting customers or employees for a period of one year following the termination of the agreement.

On October 6, 2010 SDRG issued 1,000,000 shares of common stock to Travellers International Inc., a company owned by Marc Hazout, pursuant to the signing of a consulting agreement. The fair value of the shares issued on the date of issuance was $279,000.

Equity Compensation Plan Information

The 2020 stock option plan was cancelled by the Board of Directors on March 16, 2011.

Security Ownership of Certain Beneficial Owners and Management

SDRG executive officers and directors are encouraged to own SDRG common stock to further align their interests with SDRG stockholders’ interests.

The following table sets forth certain information regarding beneficial ownership of SDRG common stock as of August 2, 2011, by: (1) SDRG directors, named executive officers (as defined under “Executive Compensation”) and beneficial holders of more than 5% of SDRG common stock, and (2) all of SDRG current directors and executive officers as a group. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 under the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(2)
Tonaquint, Inc. (3)	12,591,430	9.9%
Socius CG II, Ltd. (4)	5,883,896	5.2%
Marc Hazout (5)	18,141,206	15.8%

Manuel Chan (6)	752,500	*
Guoqiang Hao (7)	400,000	*
Glen MacMullin (8)	700,000	*
Charles McAlpine (9)	400,000	*
Officers and Directors as a group (7 persons)	21,143,706	17.7%

* Represents less than 1% of the outstanding shares of common stock
(1) Includes shares of common stock deemed to be beneficially owned by such person or group pursuant to warrants or other rights that are exercisable within 60 days from the above date.

(2) Based on 112,331,615 shares outstanding as of August 2, 2011 plus any shares of common stock deemed to be beneficially owned pursuant to warrants that are exercisable within 60 days from the above date.

(3) Includes approximately 12,541,430 shares underlying outstanding rights exercisable within 60 days of August 2, 2011. Tonaquint, Inc. owns 50,000 shares of Common Stock. It also owns a share purchase warrant (the “Warrant”), expiring February 15, 2014, to purchase 8,600,000 shares of Common Stock at an exercise price of $0.50. Tonaquint, Inc. also owns a Secured Convertible Promissory Note in the principal amount of $2,766,000 (the “Note”), due February 15, 2013, which became convertible in tranches beginning on August 15, 2011 for shares of Common Stock equal to the amount of principal and interest of the Note, divided by 70% of the average of the volume weighted-average prices (VWAP) of the common stock for the three trading days with the lowest VWAPs during the 10 trading days prior to the conversion. However, pursuant to the terms of the Note and the Warrant, Tonaquint, Inc. shall not be permitted to hold by virtue of payment of interest or principal under the Note or conversion of the Note or the exercise of the Warrant a number of shares of common stock exceeding 9.99% of the number of shares of the Company’s common stock outstanding on such date. For more information related to the Note or Warrant, see SDRG current report on Form 8-K filed with the SEC on February 18, 2011. Its address is Suite 803, 5160 Yonge Street, Toronto, Ontario, M2N 6L9.

(4) The information is based on (i) the Schedule 13G filed by Socius CG II, Ltd. on February 4, 2011, less (ii) 3,116,104 shares returned for cancellation as reported on SDRG Form 8-K on March 3, 2011. These shares are beneficially owned by Socius CG II, Ltd., and by Socius Capital Group, LLC, Terren S. Peizer and Patricia Peizer with respect to the shares beneficially owned by Socius CG II, Ltd. The address of the principal business office of Socius Capital Group, LLC, Mr. Peizer and Ms. Peizer is 11150 Santa Monica Boulevard, Suite 1500, Los Angeles, CA 90025.

(5) Owned by Travellers International Inc. solely owned by Mr. Hazout. Mr. Hazout is the President and CEO of Travellers. Includes 1,068,00 shares underlying outstanding warrants exercisable within 60 days of August 2, 2011. His address is Suite 803, 5160 Yonge Street, Toronto, Ontario, M2N 6L9.

(6) Includes 400,000 shares underlying outstanding warrants exercisable within 60 days of August 2, 2011. His address is Suite 803, 5160 Yonge Street, Toronto, Ontario, M2N 6L9.
(7) Includes 200,000 shares underlying outstanding warrants exercisable within 60 days of August 2, 2011. His address is Suite 803, 5160 Yonge Street, Toronto, Ontario, M2N 6L9.
(8) Includes 500,000 shares underlying outstanding warrants exercisable within 60 days of August 2, 2011. His address is Suite 803, 5160 Yonge Street, Toronto, Ontario, M2N 6L9.
(9) Includes 400,000 shares underlying outstanding warrants exercisable within 60 days of August 2, 2011. His address is Suite 803, 5160 Yonge Street, Toronto, Ontario, M2N 6L9.

Glen MacMullin and Charles McAlpine were both considered independent under the independence standards of the NASDAQ Stock Market Rule 5605 during the past fiscal year. Mr. MacMullin and Mr. McAlpine currently sit on the audit committee and compensation committee.

DESCRIPTION OF SDRG COMMON STOCK

SDRG common stock is considered to be a “penny stock.” The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in these securities is provided by the exchange or system). Prior to a transaction in a penny stock, a broker-dealer is required to:

•

deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market;

•	provide the customer with current bid and offer quotations for the penny stock;
•	explain the compensation of the broker-dealer and its salesperson in the transaction;
•	provide monthly account statements showing the market value of each penny stock held in the customer’s account; and
•	make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.
These requirements may have the effect of reducing the level of trading activity in the secondary market for SDRG’s stock, and investors may find it more difficult to sell their shares.

The authorized capital stock of SDRG consists of 150,000,000 shares of common stock with a $.001 par value per share. 20,000,000 shares of preferred stock have been authorized but none has been issued. Holders of shares of SDRG common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of SDRG common stock do not have cumulative voting rights. All of the outstanding shares of SDRG common stock are fully paid and non-assessable. Holders of common stock have no preemptive rights to purchase SDRG common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the SDRG common stock.

COMPARISON OF STOCKHOLDERS’ RIGHTS.

The following is a summary of the material differences between (a) the current rights of GOG’s stockholders under GOG’s articles of incorporation and bylaws, (b) the current rights of NRI’s stockholders under NRI’s articles of incorporation and bylaws and (c) the current rights of SDRG stockholders under SDRG’s articles of incorporation and bylaws.

The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified by reference to GOG’s, NRI’s and SDRG’s constituent documents.

Authorized Capital Stock

GOG	SDRG	NRI

The total number of shares of common stock, par value of $0.001 per share, authorized for issuance is 200,000,000. As of September 01, 2011, 45,136,000 shares of common stock were issued and outstanding. The total number of shares of preferred stock, par value of $0.001 per share, authorized for issuance is 25,000,000.

The authorized capital stock of SDRG consists of 150,000,000 shares of common stock with a $.001 par value per share. As of August 02, 2011, the number of shares of SDRG common stock issued and outstanding was 112,331,615. There are 20,000,000 shares of preferred stock which have been authorized but none has been issued.

The total number of shares of common stock, no par value per share, authorized for issuance is unlimited. As of September 01, 2011 there were approximately 17,636,299 shares of NRI’s common stock issued and outstanding on record. CDS & CO., in Toronto, Ontario holds 10,171,939 shares of common stock of NRI which is 57.7% of the outstanding common stock.

Dividend Policy

GOG	SDRG	NRI

The GOG common stock is junior to the GOG preferred stock in the right to receive dividends. No dividends shall at any time be declared on GOG common stock if the result of the payment of the dividend declared would be to impair the ability of GOG immediately thereafter to redeem all of the issued and outstanding preferred stock.

In order that SDRG may determine the stockholders entitled to receive payment of any dividend, the Board of Directors of SDRG may fix, in advance, a record date, which shall not be more than sixty days prior to such action. If no record date is fixed, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to the payment of any dividend.

The holders of the common stock of NRI are entitled to receive dividends and to receive the remaining property of the corporation upon dissolution.

Voting

GOG	SDRG	NRI
Each share of GOG common stock is entitled to one vote.

Each share of SDRG common stock is entitled to one vote. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Any other action shall be authorized by a majority of the votes cast except where applicable law prescribes a different percentage of votes. Voting need not be by ballot.

Each share of NRI common stock is entitled to one vote.

Number of Directors

GOG	NRI	SDRG
The number of Directors which shall constitute the whole Board of Directors of GOG shall be two. GOG’s Board of Directors currently consists of 2 Directors.	The number of Directors which shall constitute the whole Board of Directors of NRI shall be three. NRI’s Board of Directors currently consists of 3 Directors.	The number of Directors which shall constitute the whole Board of Directors of SDRG shall be five. SDRG’s Board of Directors currently consists of 5 Directors.

Term of Directors

GOG -		NRI–

Directors shall be elected at each annual meeting of the shareholders to hold office until the next annual meeting or special meeting of shareholders at which time a new Board of Directors of GOG is elected. Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified.

	SDRG– Directors elected at the annual meeting of stockholders hold office until the next annual meeting of stockholders and until their respective successors is elected and qualified.	Directors elected at the annual meeting of stockholders hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified.

Removal of Directors

GOG	SDRG	NRI

Directors may be removed by shareholders at an annual meeting or special meeting of shareholders at which time a new Board of Directors is to be elected. Such removal is accomplished by a new director receiving a plurality of the votes.

Any one or more directors may be removed, with or without cause, by vote or written consent of the holders of a majority of the issued and outstanding shares of stock of SDRG entitled to vote for the election of directors.

Directors may be removed by shareholders at an annual meeting or special meeting of shareholders at which time a new Board of Directors is to be elected. Such removal is accomplished by a new director receiving a plurality of the votes.

Vacancies on the Board

GOG – Directors may be elected in the manner prescribed by the provisions of Sections 78.320 through 78.335 of the General Corporation Law of Nevada. Any director may resign at any time upon written notice to GOG. Directors who are elected at an election of directors by stockholders, and directors who have been elected in the interim to fill vacancies and newly created directorships, shall hold office until the next election of directors by stockholders and until their successors are elected and qualified or until their earlier resignation or removal. In the interim between elections of directors by stockholders, newly created directorships and any vacancies in the Board of Directors, including any vacancies resulting from the removal of directors for cause

SDRG – Vacancies in existing or new director positions may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. Directors elected by the Board to fill such vacancies will serve only until the next annual election of directors. or without cause by the stockholders and not filled by said stockholders, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. GOG currently has one vacancy on its Board of Directors.

NRI – Vacancies shall be filled by the remaining directors. Directors elected by the Board to fill such vacancies will serve only until the next annual election of directors at the annual shareholders meeting. NRI currently does not have any vacancies on its Board of Directors.

Annual Stockholders Meeting

GOG	SDRG	NRI

The annual meeting shall be held on the date and at the time fixed, from time to time, by the directors, provided, that the first annual meeting shall be held on a date within thirteen months after the organization of the corporation, and each successive annual meeting shall be held on a date within thirteen months after the date of preceding annual meeting. A special meeting shall be held on the date and at the time fixed by the directors.

The annual meeting shall be held on the date and at the time fixed by the directors. When the directors shall fail to fix a place for the meeting, it shall be held at SDRG’s registered office. Written notice shall be given regarding each meeting.

The holders of the NRI common stock receive notices of and may attend and vote at all meetings of shareholders of NRI. The meetings of shareholders may be held in the Municipality of Metropolitan Toronto and Province of Ontario.

Quorum for Stockholders Meetings

GOG – A majority of the voting power, which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum at a meeting of stockholders for the transaction of business unless the action to be taken at the meeting shall require a greater proportion. The stockholders present may adjourn the meeting despite the absence of a quorum.

SDRG – The holders of a majority of the outstanding shares of common stock constitutes a quorum.

NRI – A majority of the voting power, which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum at a meeting of stockholders for the transaction of business unless the action to be taken at the meeting shall require a greater proportion. The stockholders present may adjourn the meeting despite the absence of a quorum.

Stockholder Action by Written Consent

GOG	SDRG	NRI

Any action which, under any provisions of the laws of the Stale of Nevada or under the provisions of the Certificate of Incorporation of GOG or under GOG’s by-laws may be taken at a meeting of the shareholders, may be taken without a meeting if a record or memorandum thereof be made in writing and signed by the holders of outstanding stock having no less than the minimum number of votes that would be necessary to authorize or take the action at a meeting for such purpose, and such record or memorandum be filed with the Secretary of GOG.

Any action required to be taken at any annual or special meeting of the stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Any action required to be taken at any annual or special meeting of the stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Amendment of Governing Documents

GOG	SDRG	NRI

GOG reserves the right to amend, alter, change or repeal any provision contained in the articles of incorporation, in the manner now or hereafter prescribed, and all rights conferred upon stockholders herein granted subject to this reservation.

	SDRG’s directors may amend the bylaws.	NRI requires shareholder approval.

Indemnification of Directors and Officers

GOG	SDRG	NRI

The articles of incorporation contain provisions providing for the indemnification of directors and officers of GOG as follows:

(a) GOG shall indemnify any person who was or is a party, or is threatened to be made a party, of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of GOG), by reason of the fact that he is or was a director, officer, employee or agent of GOG, or is otherwise serving at the request of GOG as a director, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of GOG, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct is unlawful. The termination of any action, suit or proceeding, by judgment, order, settlement, conviction upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith in a manner he reasonably

SDRG’s Certificate of Incorporation provides for indemnification of directors as follows: no director shall be personally liable to SDRG or its stockholders for monetary damages for any breach of fiduciary duty by such directors as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to SDRG or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

NRI indemnifies its officers and directors from any personal loss or damage from any actions regarding the corporation which are performed in good faith. The indemnification does not apply to any directors’ or officers’

(a) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law,
(b) acts or omissions that a director or officer believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director or officer,

(c) approval of any transaction from which a director or officer derives an improper personal benefit,

(d) acts or omissions that show a reckless disregard for the director’s or officer’s duty to the corporation or its shareholders in circumstances in which the director or officer was aware, or should have been aware, in the ordinary course of performing a director’s or officer’s duties, of a risk of serious injury to the corporation or its shareholders,

(e) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director’s or officer’s duty believed to be in, or not opposed to, the best interests of GOG and, with respect to any criminal action or proceeding, had reasonable cause to believe the action was unlawful.

(b) GOG shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of GOG, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of GOG, or is or was serving at the request of GOG as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in, or not, opposed to, the best interests of GOG, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to GOG, unless, and only to the extent that, the court in which such action or suit was brought shall determine upon to the corporation or its shareholders, or

(f) approval of an unlawful dividend, distribution, stock repurchase or redemption.

The indemnification would generally absolve directors and officers of personal liability for negligence in the performance of duties, including gross negligence.

application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

(c) To the extent that a director, officer, employee or agent of GOG has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections (a) and (b) above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under Section (a) or (b) above (unless ordered by a court) shall be made by GOG only as authorized in the specific case upon a determination that indemnification of the officer, director and employee or agent is proper in the circumstances, because he has met the applicable standard of conduct set forth in Section (a) or (b) above. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the affirmative vote of the holders of a majority of the shares of stock entitled to vote and represented at a meeting called for purpose.

(e) Expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by GOG in advance of the final disposition or such action, suit or proceeding, as authorized in Section (d) of this Article, upon receipt of an understanding by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by GOG.

(f) The Board of Directors may exercise GOG’s power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of GOG, or is or was serving at the request of GOG as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not GOG would have the power to indemnify him against such liability.

(g) The indemnification discussed above shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled.

GOG	SDRG	NRI

The total number of shares of common stock, par value of $0.001 per share, authorized for issuance is 200,000,000. As of September 01, 2011, 45,136,000 shares of common stock were issued and outstanding. The total number of shares of preferred stock, par value of $0.001 per share, authorized for issuance is 25,000,000.

The authorized capital stock of SDRG consists of 150,000,000 shares of common stock with a $.001 par value per share. As of August 02, 2011, the number of shares of SDRG common stock issued and outstanding was 112,331,615. There are 20,000,000 shares of preferred stock which have been authorized but none has been issued.

The total number of shares of common stock, no par value per share, authorized for issuance is unlimited. As of September 01, 2011 there were approximately 17,636,299 shares of NRI’s common stock issued and outstanding on record. CDS & CO., in Toronto, Ontario holds 10,171,939 shares of common stock of NRI which is 57.7% of the outstanding common stock.

Dividend Policy

GOG	SDRG	NRI

The GOG common stock is junior to the GOG preferred stock in the right to receive dividends. No dividends shall at any time be declared on GOG common stock if the result of the payment of the dividend declared would be to impair the ability of GOG immediately thereafter to redeem all of the issued and outstanding preferred stock.

In order that SDRG may determine the stockholders entitled to receive payment of any dividend, the Board of Directors of SDRG may fix, in advance, a record date, which shall not be more than sixty days prior to such action. If no record date is fixed, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to the payment of any dividend.

The holders of the common stock of NRI are entitled to receive dividends and to receive the remaining property of the corporation upon dissolution.

Voting

GOG	SDRG	NRI
Each share of GOG common stock is entitled to one vote.

Each share of SDRG common stock is entitled to one vote. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Any other action shall be authorized by a majority of the votes cast except where applicable law prescribes a different percentage of votes. Voting need not be by ballot.

Each share of NRI common stock is entitled to one vote.

Number of Directors

GOG	NRI	SDRG
The number of Directors which shall constitute the whole Board of Directors of GOG shall be two. GOG’s Board of Directors currently consists of 2 Directors.	The number of Directors which shall constitute the whole Board of Directors of NRI shall be three. NRI’s Board of Directors currently consists of 3 Directors.	The number of Directors which shall constitute the whole Board of Directors of SDRG shall be five. SDRG’s Board of Directors currently consists of 5 Directors.

Term of Directors

GOG -		NRI–

Directors shall be elected at each annual meeting of the shareholders to hold office until the next annual meeting or special meeting of shareholders at which time a new Board of Directors of GOG is elected. Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified.

	SDRG– Directors elected at the annual meeting of stockholders hold office until the next annual meeting of stockholders and until their respective successors is elected and qualified.	Directors elected at the annual meeting of stockholders hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified.

Removal of Directors

GOG	SDRG	NRI

Directors may be removed by shareholders at an annual meeting or special meeting of shareholders at which time a new Board of Directors is to be elected. Such removal is accomplished by a new director receiving a plurality of the votes.

Any one or more directors may be removed, with or without cause, by vote or written consent of the holders of a majority of the issued and outstanding shares of stock of SDRG entitled to vote for the election of directors.

Directors may be removed by shareholders at an annual meeting or special meeting of shareholders at which time a new Board of Directors is to be elected. Such removal is accomplished by a new director receiving a plurality of the votes.

Vacancies on the Board

GOG – Directors may be elected in the manner prescribed by the provisions of Sections 78.320 through 78.335 of the General Corporation Law of Nevada. Any director may resign at any time upon written notice to GOG. Directors who are elected at an election of directors by stockholders, and directors who have been elected in the interim to fill vacancies and newly created directorships, shall hold office until the next election of directors by stockholders and until their successors are elected and qualified or until their earlier resignation or removal. In the interim between elections of directors by stockholders, newly created directorships and any vacancies in the Board of Directors, including any vacancies resulting from the removal of directors for cause
SDRG – Vacancies in existing or new director positions may be filled by the vote of a majority of the remaining directors then in office,

NRI – Vacancies shall be filled by the remaining directors. Directors elected by the Board to fill such vacancies will serve only until the next annual election of directors at the annual shareholders meeting. NRI currently does not have any vacancies on its Board of Directors.

although less than a quorum, or by the sole remaining director. Directors elected by the Board to fill such vacancies will serve only until the next annual election of directors. or without cause by the stockholders and not filled by said stockholders, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. GOG currently has one vacancy on its Board of Directors.

Annual Stockholders Meeting

GOG	SDRG	NRI

The annual meeting shall be held on the date and at the time fixed, from time to time, by the directors, provided, that the first annual meeting shall be held on a date within thirteen months after the organization of the corporation, and each successive annual meeting shall be held on a date within thirteen months after the date of preceding annual meeting. A special meeting shall be held on the date and at the time fixed by the directors.

The annual meeting shall be held on the date and at the time fixed by the directors. When the directors shall fail to fix a place for the meeting, it shall be held at SDRG’s registered office. Written notice shall be given regarding each meeting.

The holders of the NRI common stock receive notices of and may attend and vote at all meetings of shareholders of NRI. The meetings of shareholders may be held in the Municipality of Metropolitan Toronto and Province of Ontario.

Quorum for Stockholders Meetings

GOG – A majority of the voting power, which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on	SDRG – The holders of a majority of the outstanding shares of common stock constitutes a quorum.	NRI – A majority of the voting power, which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum at a meeting of stockholders for the transaction of business unless the action to be taken at the meeting shall require a greater proportion. The stockholders present may adjourn the meeting despite the absence of a quorum.

all matters, constitutes a quorum at a meeting of stockholders for the transaction of business unless the action to be taken at the meeting shall require a greater proportion. The stockholders present may adjourn the meeting despite the absence of a quorum.

Stockholder Action by Written Consent

GOG	SDRG	NRI

Any action which, under any provisions of the laws of the Stale of Nevada or under the provisions of the Certificate of Incorporation of GOG or under GOG’s by-laws may be taken at a meeting of the shareholders, may be taken without a meeting if a record or memorandum thereof be made in writing and signed by the holders of outstanding stock having no less than the minimum number of votes that would be necessary to authorize or take the action at a meeting for such purpose, and such record or memorandum be filed with the Secretary of GOG.

Any action required to be taken at any annual or special meeting of the stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Any action required to be taken at any annual or special meeting of the stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Amendment of Governing Documents

GOG	SDRG	NRI

GOG reserves the right to amend, alter, change or repeal any provision contained in the articles of incorporation, in the manner now or hereafter prescribed, and all rights conferred upon stockholders herein granted subject to this reservation.

	SDRG’s directors may amend the bylaws.	NRI requires shareholder approval.

Indemnification of Directors and Officers

GOG	SDRG	NRI

The articles of incorporation contain provisions providing for the indemnification of directors and officers of GOG as follows:

(a) GOG shall indemnify any person who was or is a party, or is threatened to be made a party, of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of GOG), by reason of the fact that he is or was a director, officer, employee or agent of GOG, or is otherwise serving at the request of GOG as a director, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of GOG, and, with

SDRG’s Certificate of Incorporation provides for indemnification of directors as follows: no director shall be personally liable to SDRG or its stockholders for monetary damages for any breach of fiduciary duty by such directors as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to SDRG or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

NRI indemnifies its officers and directors from any personal loss or damage from any actions regarding the corporation which are performed in good faith. The indemnification does not apply to any directors’ or officers’

(a) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law,
(b) acts or omissions that a director or officer believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director or officer,

(c) approval of any transaction from which a director or officer derives an improper personal benefit,

(d) acts or omissions that show a reckless disregard for the director’s or officer’s duty to the corporation or its shareholders in circumstances in which the director or officer respect to any criminal action or proceeding, has no reasonable cause to believe his conduct is unlawful. The termination of any action, suit or proceeding, by judgment, order, settlement, conviction upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of GOG and, with respect to any criminal action or proceeding, had reasonable cause to believe the action was unlawful.

(b) GOG shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of GOG, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of GOG, or is or was serving at the request of GOG as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in, or not, was aware, or should have been aware, in the ordinary course of performing a director’s or officer’s duties, of a risk of serious injury to the corporation or its shareholders,

(e) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director’s or officer’s duty to the corporation or its shareholders, or

(f) approval of an unlawful dividend, distribution, stock repurchase or redemption.

The indemnification would generally absolve directors and officers of personal liability for negligence in the performance of duties, including gross negligence.

opposed to, the best interests of GOG, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to GOG, unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

(c) To the extent that a director, officer, employee or agent of GOG has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections (a) and (b) above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under Section (a) or (b) above (unless ordered by a court) shall be made by GOG only as authorized in the specific case upon a determination that indemnification of the officer, director and employee or agent is proper in the circumstances, because he has met the applicable standard of conduct set forth in Section (a) or (b) above. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the affirmative vote of the holders of a majority of the shares of stock entitled to vote and represented at a meeting called for purpose.

(e) Expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by GOG in advance of the final disposition or such action, suit or proceeding, as authorized in Section (d) of this Article, upon receipt of an understanding by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by GOG.

(f) The Board of Directors may exercise GOG’s power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of GOG, or is or was serving at the request of GOG as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not GOG would have the power to indemnify him against such liability.

(g) The indemnification discussed above shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled.

LEGAL REQUIREMENTS CONCERNING THE OFFER

This offer is being made solely by this prospectus and the accompanying letter of transmittal. The offer is being made to all holders of shares of SDRG common stock. The Offeror is not aware of any jurisdiction where making the offer or tendering shares of SDRG in response to the offer would violate the laws of the jurisdiction. If the Offeror becomes aware of any jurisdiction in which making the offer or tendering shares of SDRG in response could violate applicable law, the Offeror will make a good faith effort to comply with any such law. If, after such good faith effort, the Offeror cannot comply with any such law, the offer will not be made to (nor any tenders be accepted from or on behalf of) the holders of shares of SDRG common stock in such jurisdiction.

EXPERTS

Accounting Matters

GOG’s financial statements as of August 31, 2011 and 2010, and for the years then ended, have been audited by Joern (John) Scholz, independent public accountant and are attached as an exhibit to this prospectus.

NRI’s financial statements as of July 31, 2011 and 2010, and for the years then ended, have been audited by Joern (John) Scholz, independent public accountant and are attached as an exhibit to this prospectus.

Legal Matters

The validity of the shares of GOG common stock offered pursuant to this prospectus will be passed on by Nannarone & McMurdo LLP, 511 Avenue of the Americas, Suite 800, New York, NY 10011.

The validity of the shares of NRI common stock, NRI Warrants and Silver Certificates offered pursuant to this prospectus will be passed on by John Spratley, LLB, 4 King St. W., #1320, Toronto, Ontario M5H 1B6.

Financial Statements of

GUARDIANS OF GOLD INC.

Years ended August 31, 2011 and 2010

[shown in U.S. dollars]

AUDITORS’ REPORT
To the Shareholders of

Guardians of Gold Inc.

We have audited the accompanying consolidated balance sheet of Guardians of Gold Inc. as of August 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based upon our audits. We believe that our audit provides a reasonable basis for our opinion

We have conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Guardians of Gold Inc. as of August 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred operating losses in current year and also in the past. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

John Scholz CA

[SIGNED]

Woodbridge, Ontario, Canada	Chartered Accountant

November 5, 2011	Licensed Public Accountant
CPAB Registered
PCAOB Registered

GUARDIANS OF GOLD INC.
Balance Sheet
Stated in USD
August 31, 2011 and 2010

	Aug 31, 2011	Aug 31, 2010

Assets

Current assets:
Cash	$7	170
Subscriptions receivable	1,500,000	-
Mining Ore Tailings (Note 3)	-	34,000

	$1,500,007	34,170

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$677,478	93,388

Shareholders’ equity:
Capital stock (note 4)	1,602,724	76,100
Deficit	(780,195)	(135,318)

	822,529	(59,218)

	$1,500,007	34,170

See accompanying notes to financial statements.

GUARDIANS OF GOLD INC.
Statements of Earnings
Stated in USD
Years ended August 31, 2011 and 2010

	Aug 31, 2011	Aug 31, 2010

Revenue	$-	-

Expenses:
Shareholders’ information	592,400	69,842
Abandoned mining property	34,000	-
Transfer agent’s fees and expenses	5,123	-
Audit and accounting	13,354	5,064

	644,877	74,906

Net earnings (loss)	$(644,877)	(74,906)

Net income (loss) per share	$(0.01)	(0.00)

See accompanying notes to financial statements.

GUARDIANS OF GOLD INC.
Statement of Shareholders’ Equity
Stated in USD

	Common Shares	Amount	Deficit	Total

Balance, August 31, 2009	40,136,000	76,100	(60,412)	15,688

Net loss	-	-	(74,906)	(74,906)

Balance, August 31, 2010	40,136,000	76,100	(60,412)	(59,218)

Common shares issued for cash	5,000,000	1,526,624	-	1,526,624

Net loss	-	-	(644,877)	(644,877)

Balance, August 31, 2011	45,136,000	1,602,724	(705,289)	822,529

See accompanying notes to financial statements.

GUARDIANS OF GOLD INC.
Statement of Cash Flows
Stated in USD
Years ended August 31, 2011 and 2010

	Aug 31, 2011	Aug 31, 2010

Operating Activities:

Net earnings (loss)	$(644,877)	(74,906)

Changes in non-cash working capital:
Abandoned mining property	34,000	-
Accounts payable	584,090	75,076

Cash provided by (Expended in) Operating Activities	(26,787)	170

Financing Activities:

Common shares issued for cash	26,624	-

Cash provided by (Expended in) Financing Activities	26,624	-

Increase (decrease) in cash	(163)	170

Cash and cash equivalents, beginning of year	170	-

Cash and cash equivalents, end of year	$7	170

See accompanying notes to financial statements.

GUARDIANS OF GOLD INC.
Notes to Financial Statements
Stated in USD
Years ended August 31, 2011 and 2010

1. FUTURE OPERATIONS

The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern which presumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business.

The Company is in the process of exploring its resource properties and has not yet determined whether the properties contain economically recoverable reserves. The recovery of the amounts shown for resource properties and the related deferred expenditures is dependent upon the existence of economically recoverable reserves, confirmation of the Company’s interest in the underlying mining claims, the ability of the Company to obtain necessary financing to complete the development, upon future profitable production and the support of the Company’s trade creditors.

The financial statements do not give effect to any adjustments to the amount of assets and liabilities that might be necessary should the Company be unable to continue as a going concern and therefore, be required to realize its assets and discharge its liabilities in other than the ordinary course of business.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

Cash and cash equivalents include cash on account and demand deposits.

Loss Per Share

Basic loss per share is computed using the weighted average number of common shares outstanding during the year. Diluted loss per share is computed using the weighted average number of common and potential common shares outstanding during the year. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options using the treasury stock method.

Use of Estimates

The preparation of these financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

GUARDIANS OF GOLD INC.
Notes to Financial Statements
Stated in USD
Years ended August 31, 2011 and 2010

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES … continued

Stock Based Compensation

The Company accounts for its stock option plan using the fair value method. The fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model and expensed over the service period which equals the vesting period. The stock option expense for the year ended August 31, 2011 was $NIL (2010 -$NIL).

Future Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the asset and liability method, future income taxes are recognized for temporary differences between the tax and financial statement bases of assets and liabilities and for certain carry forward items. Future income tax assets are recognized only to the extent that, in the opinion of management, it is more likely than not that the future income tax assets will be realized. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the date of enactment or substantive enactment.

Measurement Uncertainty

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Actual results would differ from those estimates.

Foreign Currency Translation

The Company translates its foreign denominated monetary assets and liabilities at the exchange rate prevailing at year-end. Non-monetary assets and liabilities are translated at historic rates. Revenues and expenses are translated at the rate of exchange in effect at the time of the transaction. Exchange gains or losses are included in operations.

GUARDIANS OF GOLD INC.
Notes to Financial Statements
Stated in USD
Years ended August 31, 2011 and 2010

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES … continued

Mining Claims and Deferred Exploration Expenditures

Mining claims are carried at cost until they are brought into production at which time they are depleted on a unit-of-production basis. Exploration expenditures relating to mining claims are deferred until the properties are brought into production at which time they are amortized on a unit-of-production basis. The cost of claims abandoned or sold and the deferred exploration costs relating to claims abandoned or sold are charged to operations in the current year.

3. MINING ORE TAILINGS

The Company has acquired the Rapid Metal Recovery Process to be used at a tailings site at the Ross Mine located at Holtyre, Ontario, in consideration of 34,000,000 common shares of the Company, valued at $0.001 per share. As of the date of these financial statements, the Company is no longer involved in the Ross Mine and has discontinued all tailings operations.

4. CAPITAL STOCK

The Company is authorized to issue 75,000,000 common shares. Common shares issued and fully paid are as follows:

Common shares issued:

	Shares	Value

Balance, August 31, 2009 and 2010	40,136,000	$76,100

Common shares issued for cash	5,000,000	1,526,624

Balance, August 31, 2011	45,136,000	$1,602,724

Financial Statements of

NIREK RESOURCES INC.

Years ended July 31, 2011 and 2010

[shown in Canadian dollars]

AUDITORS’ REPORT

To the Shareholders of

Nirek Resources Inc.

We have audited the accompanying consolidated balance sheet of Nirek Resources Inc. as of July 31, 2011 and July 31, 2010, and the related consolidated statements of operations, stockholders’ deficiency, and cash flows for the period then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based upon our audits. We believe that our audit provides a reasonable basis for our opinion

We have conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nirek Resources Inc. as of July 31, 2011 and July 31, 2010, and the results of its operations and its cash flows for the period then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred substantial operating losses in current period and also in the past. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Joern Scholz CA

[SIGNED]

Woodbridge, Ontario, Canada	Chartered Accountant

October 15, 2011	Licensed Public Accountant

CPAB Registered
PCAOB Registered

NIREK RESOURCES INC.
Balance Sheet

July 31, 2011 and 2010	[Stated in Canadian Dollars]

	July 31, 2011	July 31, 2010

Assets

Current assets:
Cash	$84	-
Accounts receivable	312	332

	396	332

Mining claims (Notes 2 and 3)	23,000	23,000

Investment in Millstream Mines Ltd. (Note 4)	160,000	160,000

Investment in Ofek Capital Corp. (Note 4)	79	79

	$183,475	183,411

Liabilities and Shareholders’ Equity

Current liabilities:
Bank indebtedness	$-	16
Accounts payable and accrued liabilities	72,095	59,060

	72,095	59,076
Shareholders’ equity:
Capital stock (note 5)	760,995	760,995
Deficit	(649,615)	(636,660)

	111,380	124,335

	$183,475	183,411

See accompanying notes to financial statements.

NIREK RESOURCES INC.
Statement of Stockholders’ Equity

As at July 31, 2011 and 2010

	Share Capital	Contributed Surplus	Deficit	Total Equity

Balance at July 31, 2009	$755,994	$-	$(554,575)	$201,419

Sale of common shares for professional fees	5,000			5,000

Sale of common shares for office expenses	1			1

Loss for the period			(82,085)	(82,085)

Balance at July 31, 2010	$760,995	$-	$(636,660)	$124,335

Loss for the period			(12,955)	(12,955)

Balance at July 31, 2011	$760,995	$-	$(649,615)	$111,380

NIREK RESOURCES INC.
Statements of Earnings

Years ended July 31, 2011 and 2010

	July 31, 2011	July 31, 2010

Revenue	$1,795	2,511

Expenses:
Office and general	108	4,528
Travel	—	14,790
Shareholders’ information	—	5,671
Transfer agent’s fees and expenditures	4,500	4,522
Management and Directors fees	—	30,180
Professional fees	9,000	24,000
Telephone	1,142	905

	(14,750)	(84,596)

Net earnings (loss)	$(12,955)	(82,085)

Net income (loss) per share	$(0.01)	(0.01)
See accompanying notes to financial statements.

NIREK RESOURCES INC.
Statements of Retained Earnings

Years ended July 31, 2011 and 2010

	July 31, 2011	July 31, 2010

Retained earnings (Deficit), beginning of year	$(636,660)	(554,575)

Net earnings (loss)	(12,955)	(82,085)

Retained earnings (Deficit), end of year	$(649,615)	(636,660)
See accompanying notes to financial statements.

NIREK RESOURCES INC.
Statement of Cash Flows

Years ended July 31, 2011 and 2010

	July 31, 2011	July 31, 2010

Operating Activities:

Net earnings (loss)	$(12,955)	(82,085)

Changes in non-cash working capital:
Accounts receivable	20	6,832
Accounts payable	13,035	17,754

Cash provided by (Expended in) Operating Activities	100	(57,499)

Financing Activities:

Issuance of common shares	-	5,001

Cash provided by (Expended in) Financing Activities	-	5,001

Increase (decrease) in cash	100	(52,546)

Cash and cash equivalents, beginning of year	(16)	52,530

Cash and cash equivalents, end of year	$84	(16)

See accompanying notes to financial statements.

NIREK RESOURCES INC.
Notes to Financial Statements

Years ended July 31, 2011 and 2010

1. FUTURE OPERATIONS

The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern which presumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business.

The Company is in the process of exploring its resource properties and has not yet determined whether the properties contain economically recoverable reserves. The recovery of the amounts shown for resource properties and the related deferred expenditures is dependent upon the existence of economically recoverable reserves, confirmation of the Company’s interest in the underlying mining claims, the ability of the Company to obtain necessary financing to complete the development, upon future profitable production and the support of the Company’s trade creditors.

The financial statements do not give effect to any adjustments to the amount of assets and liabilities that might be necessary should the Company be unable to continue as a going concern and therefore, be required to realize its assets and discharge its liabilities in other than the ordinary course of business.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

Cash and cash equivalents include cash on account and demand deposits.

Loss Per Share

Basic loss per share is computed using the weighted average number of common shares outstanding during the year. Diluted loss per share is computed using the weighted average number of common and potential common shares outstanding during the year. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options using the treasury stock method.

Use of Estimates

The preparation of these financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

NIREK RESOURCES INC.
Notes to Financial Statements

Years ended July 31, 2011 and 2010

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES … continued

Stock Based Compensation

The Company accounts for its stock option plan using the fair value method. The fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model and expensed over the service period which equals the vesting period. The stock option expense for the year ended July 31, 2011 was $NIL (2010 -$NIL).

Future Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under the asset and liability method, future income taxes are recognized for temporary differences between the tax and financial statement bases of assets and liabilities and for certain carry forward items. Future income tax assets are recognized only to the extent that, in the opinion of management, it is more likely than not that the future income tax assets will be realized. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the date of enactment or substantive enactment.

Measurement Uncertainty

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Actual results would differ from those estimates.

Foreign Currency Translation

The Company translates its foreign denominated monetary assets and liabilities at the exchange rate prevailing at year-end. Non-monetary assets and liabilities are translated at historic rates. Revenues and expenses are translated at the rate of exchange in effect at the time of the transaction. Exchange gains or losses are included in operations.

NIREK RESOURCES INC.
Notes to Financial Statements

Years ended July 31, 2011 and 2010

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES … continued

Mining Claims and Exploration Expenditures

Mining claims are carried at cost until they are brought into production at which time they are depleted on a unit-of-production basis. Exploration expenditures relating to mining claims are expensed as incurred. The cost of claims abandoned or sold and the deferred exploration costs relating to claims abandoned or sold are charged to operations in the current year.

3. MINING CLAIMS

The Company holds an option to acquire a 100% interest in the Sarah Lake, Quebec Property, under a 3-year earn-in option agreement with payments (in both flow-through cash into the property and shares which will be restricted for 12 months) and a work commitment, outlined in the options terms as follows:

Option Terms: 3-year option to earn 100% interest, less royalty.

Work commitment:	Year 1 - $25,000 flow-through work in property

Year 2 - $25,000 flow-through work in property

Year 3 - $25,000 flow-through work in property

Cash:	$10,000 on May 30, 2008

Shares:	April 1, 2008 – 30,000 shares

April 1, 2009 – 100,000 shares

April 1, 2010 – 100,000 shares

April 1, 2011 – 100,000 shares

NIREK RESOURCES INC.
Notes to Financial Statements

Years ended July 31, 2011 and 2010

4. INVESTMENT IN MILLSTREAM MINES LTD. AND OFEK CAPITAL CORP.

On February 17, 2008 the company purchased 160,000 shares of Millstream Mines Ltd. At $1.00 per share.

On October 10, 2008 the company received 395 shares of Ofek Capital Corp for 79 Shares of Nirek Resources Inc.

5. CAPITAL STOCK

The Company is authorized to issue an unlimited number of common shares. Common shares issued and fully paid are as follows:

	Number of Shares	Amount

Balance, July 31, 2009	17,132,808	$755,994

Value of common shares issued in consideration of professional fees	500,000	5,000

Value of common shares issued in consideration of office expenses	2,000	1

Balance, July 31, 2010 and 2011	17,634,808	$760,995

6. COMMENTS FOR U.S. READERS

The financial statements of the Company for the years ended July 31, 2011 and 2010 have been prepared in accordance with the generally accepted accounting principles as applied in the United States. (U.S. “GAAP”). The only adjustment(s) that were required as a result of converting these financial statements from Canadian GAAP to US GAAP were the write-off and adjustment of Deferred Exploration Expenditures. Unlike Canadian GAAP, US GAAP does not permit the capitalization of deferred exploration expenditures, which under US GAAP must be expensed as incurred.

SILVER DRAGON RESOURCES INC.
(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2010, and 2009

(EXPRESSED IN UNITED STATES FUNDS)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders’ of
Silver Dragon Resources Inc. and Subsidiaries

          SDRG have audited the accompanying consolidated balance sheets of Silver Dragon Resources Inc. and Subsidiary (a Delaware corporation in the exploration stage) as of December 31, 2010 and 2009, and the consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2010, and cumulative from inception (June 15, 1996) through to December 31, 2010, except as explained as follows: SDRG did not audit the cumulative data from June 15, 1996 to December 31, 2004. The cumulative data was audited by other auditors whose reports have been furnished to SDRG, and SDRG opinion, insofar as it relates to the amounts in the cumulative data through December 31, 2004, is based solely on the report of other auditors. These financial statements are the responsibility of the company’s management. SDRG responsibility is to express an opinion on these financial statements based on SDRG audits.

          SDRG conducted its audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that SDRG plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were SDRG engaged to perform, an audit of its internal control over financial reporting. SDRG audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, SDRGexpress no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. SDRG believe that its audits provide a reasonable basis for SDRG opinion.

          In SDRG opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Silver Dragon Resources Inc. and Subsidiaries as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

          The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the consolidated financial statements, the Company has experienced operating losses since inception and has no long term contracts related to its business plans. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ SF Partnership, LLP

Toronto, Canada	CHARTERED ACCOUNTANTS
March 22, 2011

SILVER DRAGON RESOURCES INC.
(An exploration stage company)
Consolidated Balance Sheets

	December 31	December 31
ASSETS	2010	2009 (restated, note 3)
Current assets
Cash and cash equivalents	$96,563	$137,448
Prepaid expenses	203,258	329,327

Total current assets	299,821	466,775

Deferred expenses (note 6)	220,125	13,125
Plant and equipment, net (note 7)	90,875	370,825
Mineral rights (note 3, 8, and 16)	–	2,488,995
Equity investment (note 9)	4,832,922	4,804,963

	$5,443,743	$8,144,683

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,127,839	$984,535
Accrued liabilities (note 10)	309,466	767,294
Promissory notes payable (note 11)	166,623	516,623
Convertible notes payable (note 12)	170,000	–
Related party payables (note 13)	260,256	–

	2,034,184	2,268,452

Capital stock (note 14)
Preferred stock, $0.0001 par value, 20,000,000 shares authorized, none issued and outstanding	–	–
Common stock, $0.0001 par value, 150,000,000 shares authorized, 98,728,017 shares issued and outstanding (2009 – 91,597,686 issued and outstanding)	9,873	9,160
Additional paid-in capital (note 14)	39,641,412	37,771,329
Treasury (550,000 shares)	(209,000)	(209,000)
Deficit accumulated during the exploration stage	(36,054,080)	(31,735,762)
Accumulated comprehensive income	21,354	40,504

Stockholders’ equity	3,409,559	6,782,981

Total liabilities and stockholders’ equity	$5,443,743	$8,144,683

Commitments and contingencies (note 18)

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Statements of Operations and Comprehensive Loss
For the Years Ended December 31, 2010 and 2009, and
Cumulative for the period from June 15, 1996 (date of inception) to December 31, 2010

	December 31, 2010	December 31, 2009 (restated, note 3)	For the period from June 15, 1996 (date of inception) to December 31, 2010 (restated, note 3)

Revenues	$–	$–	$64,888
Cost of revenues	–	–	74,482

Gross loss	–	–	(9,594)

Operating expenses
Exploration	213,248	62,756	7,174,048
General and administrative	2,245,330	3,319,322	25,686,792
Write-off of Mexican assets (note 3)	2,335,289	906,750	3,242,039
Total operating expenses	4,793,867	4,288,828	36,102,879

Loss from operations	(4,793,867)	(4,288,828)	(36,112,473)

Other (expenses) income
Interest gain (expense) (note 12)	121,139	(99,974)	(473,770)
Gain (loss) on embedded derivative	261,000	144,000	–
Net gain (loss) on equity investment	93,410	(663,441)	(570,032)
Forgiveness of debt	–	38,871	38,871
Gain on sale of interest in subsidiary	–	–	1,816,733
Non-recurring items (note 21)	–	–	(703,675)
Total other income (expenses)	475,549	(580,544)	108,127
Loss before income taxes	$(4,318,318)	$(4,869,372)	$(36,004,346)
Provision for income taxes (note 17)	–	–	–
Net loss from continuing operations, after tax	(4,318,318)	(4,869,372)	(36,004,346)
Minority interest	–	–	253,021
Loss from discontinued operations (net of tax)	–	–	(302,755)

Net loss	(4,318,318)	(4,869,372)	(36,054,080)
Other comprehensive income (loss)
Foreign exchange gain (loss)	(19,150)	(17,742)	21,354

Comprehensive loss	$(4,337,468)	$(4,887,114)	$(36,032,726)

Net loss per common share – basic and diluted	$(0.05)	$(0.06)

Weighted average number of common shares outstanding – basic and diluted	95,157,809	86,988,100

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Statements of Stockholders’ Equity
Cumulative for the period from June 15, 1996 (date of inception) to December 31, 2010

	Common Stock			Deficit
	Number of Shares	Amount $	Additional Paid-in Capital $	Accumulated During the Exploration Stage $	Stock Subscription $	Treasury Stock $	Accumulated Comprehensive Income (Loss) $	Total Stockholders’ Equity $

Shares issued to founders	388,334	39	1,126	–	–	–	–	1,165
Shares issued	413,333	41	47,564	(1,060)	–	–	–	46,545
Net Loss, 1996	–	–	–	(14,198)	–	–	–	(14,198)
Balance, December 31, 1996	801,667	80	48,690	(15,258)	–	–	–	33,512

Shares issued	116,999	12	88,638	–	–	–	–	88,650
Net Loss, 1997	–	–	–	(142,622)	–	–	–	(142,622)
Balance, December 31, 1997	918,666	92	137,328	(157,880)	–	–	–	(20,460)

Shares issued	69,334	7	57,994	–	–	–	–	58,001
Net loss, 1998	–	–	–	(54,404)	–	–	–	(54,404)
Balance, December 31, 1998	988,000	99	195,322	(212,284)	–	–	–	(16,863)

Shares issued	203,918	20	191,999	–	(4,000)	–	–	188,019
Forgiveness of debt of related party	–	–	23,000	–	–	–	–	23,000
Net loss, 1999	–	–	–	(181,898)	–	–	–	(181,898)
Balance, December 31, 1999	1,191,918	119	410,321	(394,182)	(4,000)	–	–	12,258
						–	–
Shares issued for services	4,950,333	495	695,435	–	(278,539)	–	–	417,391
Shares canceled	(453,100)	(45)	(169,867)	–	157,791	–	–	(12,121)
Forgiveness of debt reclassification	–	–	(23,000)	–	–	–	–	(23,000)
Net loss, 2000	–	–	–	(419,296)	–	–	–	(419,296)
Balance, December 31, 2000	5,689,151	569	912,889	(813,478)	(124,748)	–	–	(24,768)

Shares issued	1,179,415	118	89,784	–	–	–	–	89,902
Cash received for subscription	–	–	–	–	124,748	–	–	124,748
Other adjustment	–	–	–	1	–	–	–	1
Net loss, 2001	–	–	–	(339,546)	–	–	–	(339,546)
Balance, December 31, 2001	6,868,566	687	1,002,673	(1,153,023)	–	–	–	(149,663)

Shares issued	29,859,173	2,986	386,394	–	–	–	–	389,380
Shares canceled	(21,978,215)	(2,198)	7	–	–	–	–	(2,191)
Stock warrants issued	–	–	31,000	–	–	–	–	31,000
Stock warrants exercised	3,255,880	326	–	–	–	–	–	326
Net loss, 2002	–	–	–	(570,874)	–	–	–	(570,874)
Balance, December 31, 2002	18,005,404	1,801	1,420,074	(1,723,897)	–	–	–	(302,022)

Shares issued	4,927,411	493	150,833	–	–	–	–	151,326
Shares returned	(66,300)	(7)	(1,319)	–	–	–	–	(1,326)
Net loss, 2003	–	–	–	(414,601)	–	–	–	(414,601)
Balance, December 31, 2003	22,866,515	2,287	1,569,588	(2,138,498)	–	–	–	(566,623)

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Statements of Stockholders’ Equity
Cumulative for the period from June 15, 1996 (date of inception) to December 31, 2010 (Cont’d)

	Common Stock			Deficit
	Number of Shares	Amount $	Additional Paid-in Capital $	Accumulated During the Exploration Stage $	Stock Subscription $	Treasury Stock $	Accumulated Comprehensive Income (Loss) $	Total Stockholders’ Equity $

Balance, December 31, 2003 (carried forward)	22,866,515	2,287	1,569,588	(2,138,498)	–	–	–	(566,623)
Shares issued	575,000	58	24,942	–	–	–	–	25,000
Short swing profits of shareholder	–	–	50,496	–	–	–	–	50,496
Net loss, 2004	–	–	–	(399,028)	–	–	–	(399,028)
Balance, December 31, 2004	23,441,515	2,345	1,645,026	(2,537,526)	–	–	–	(890,155)

Shares issued	27,879,018	1,572	2,612,433	–	(9,500)	–	–	2,604,505
Shares canceled	(3,500,000)	(350)	(724,650)	–	–	–	–	(725,000)
Net loss, 2005	–	–	–	(584,879)	–	–	–	(584,879)
Balance, December 31, 2005	35,670,533	3,567	3,532,809	(3,122,405)	(9,500)	–	–	404,471

Shares issued	25,790,000	2,579	13,949,985	–	458,500	–	–	14,411,064
Warrants issued	–	–	4,941,036	–	–	–	–	4,941,036
Share issuance costs	–	–	(63,237)	–	–	–	–	(63,237)
Treasury stock	–	–	–	–	–	(392,830)	–	(392,830)
Other comprehensive loss	–	–	–	–	–	–	(1,562)	(1,562)
Net loss, 2006	–	–	–	(8,692,208)	–	–	–	(8,692,208)
Balance, December 31, 2006	61,460,533	6,146	22,360,593	(11,814,613)	449,000	(392,830)	(1,562)	10,606,734

Shares issued	8,362,000	836	7,114,194	–	(334,000)	–	–	6,781,030
Treasury stock	(276,545)	(27)	(392,803)	–	–	392,830	–	–
Warrants issued	–	–	2,717,020	–	–	–	–	2,717,020
Options issued	–	–	459,959	–	–	–	–	459,959
Share issuance costs	–	–	(75,000)	–	–	–	–	(75,000)
Other comprehensive loss	–	–	–	–	–	–	(18,141)	(18,141)
Net loss, 2007 (restated)	–	–	–	(10,665,000)	–	–	–	(10,665,000)
Balance, December 31, 2007 (restated)	69,545,988	6,955	32,183,963	(22,479,613)	115,000	–	(19,703)	9,806,602

Shares issued for cash	8,349,167	835	1,141,023	–	–	–	–	1,141,858
Shares issued for settlement	2,833,333	283	398,050	–	(165,000)	–	–	233,333
Shares issued for services	1,450,000	145	156,855	–	–	–	–	157,000
Shares issued for compensation	875,000	87	135,663	–	–	–	–	135,750
Shares issued for settlement of due to related parties	1,200,000	120	107,880	–	–	–	–	108,000
Shares issued for cash pursuant to exercise of warrants	500,000	50	74,950	–	–	–	–	75,000
Warrants issued for cash	–	–	260,642	–	–	–	–	260,642
Warrants issued for settlement of due to related parties	–	–	192,000	–	–	–	–	192,000

(2008 continued on next page)

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Statements of Stockholders’ Equity
Cumulative for the period from June 15, 1996 (date of inception) to December 31, 2010 (Cont’d)

	Common Stock			Deficit
	Number of Shares	Amount $	Additional Paid-in Capital $	Accumulated During the Exploration Stage $	Stock Subscription $	Treasury Stock $	Accumulated Comprehensive Income (Loss) $	Total Stockholders’ Equity $

Balance, (carried forward)	15,207,500	1520	2,467,063	(22,479,613)	(165,000)	–	–	12,110,185
Warrants issued for services	–	–	44,600	–	–	–	–	44,600
Options issued for services	–	–	82,200	–	–	–	–	82,200
Share issuance costs	–	–	(6,562)	–	–	–	–	(6,562)
Shares to be returned	–	–	–	–	(67,500)	–	–	(67,500)
Other comprehensive loss	–	–	–	–	–	–	77,949	77,949
Net loss, 2008 (restated, note 3)	–	–	–	(3,969,299)	–	–	–	(3,969,299)
Prior period adjustment	–	–	–	(417,477)	–	–	–	(417,477)

Balance, December 31, 2008 (restated)	84,753,488	8,475	34,771,264	(26,866,389)	(117,500)	–	58,246	7,854,096
Shares issued for cash	4,729,198	473	489,232	–	–	–	–	489,705
Shares issued for services	2,490,000	249	347,909	–	–	–	–	348,158
Shares issued for compensation	175,000	18	14,857	–	–	–	–	14,875
Shares issued for property	550,000	55	208,945	–	(209,000)	–	–	–
Warrants issued for cash	–	–	728,771	–	–	–	–	728,771
Warrants issued for services	–	–	1,442,484	–	–	–	–	1,442,484
Options issued for services	–	–	24,134	–	–	–	–	24,134
Share issuance costs	–	–	(54,877)	–	–	–	–	(54,877)
Shares returned	(1,100,000)	(110)	(201,390)	–	117,500	–	–	(84,000)
Accumulated comprehensive loss	–	–	–	–	–	–	(17,742)	(17,742)
Net loss, 2009 (restated, note 3)	–	–	–	(4,869,372)	–	–	–	(4,869,372)

Balance December 31, 2009 (restated)	91,597,686	9,160	37,771,329	(31,735,762)	(209,000)	–	40,504	5,876,231
Shares issued for cash	4,038,237	404	468,298	–	–	–	–	468,702
Shares issued for services	3,092,094	309	790,076	–	–	–	–	790,385
Warrants issued for cash	–	–	264,298	–	–	–	–	264,298
Warrants issued for services	–	–	274,067	–	–	–	–	274,067
Share issuance costs	–	–	(26,497)	–	–	–	–	(26,497)
Beneficial conversion feature	–	–	99,841	–	–	–	–	99,841
Accumulated comprehensive loss	–	–	–	–	–	–	(19,150)	(19,150)
Net loss, 2010	–	–	–	(4,318,318)	–	–	–	(4,318,318)

Balance December 31, 2010	98,728,017	9,873	39,641,412	(36,054,080)	(209,000)	–	21,354	3,409,559

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC.
(AN EXPLORATION STAGE COMPANY)
Consolidated Statements of Cash Flows
For the years ended December 31, 2010 and 2009, and
cumulative for the period from June 15, 1996 (date of inception) to December 31, 2010

	2010	2009 (restated, note 3)	For the period from June 15, 1996 (date of inception) through December 31, 2010
Cash flows from operating activities
Net loss from continuing operations	$(4,318,318)	$(4,869,372)	$(36,054,080)
Net loss from discontinued operations	–	–	302,755
Net loss	(4,318,318)	(4,869,372)	(35,751,325)
Adjustments for:
Depreciation	92,687	99,248	524,840
Net (gain)/loss from equity investment	(93,410)	663,441	667,730
Gain on recognition of embedded derivative	(261,000)	(144,000)	–
Shares issued for services	790,385	279,033	8,473,121
Warrants and options issued for services	274,067	1,466,615	3,608,212
Beneficial conversion feature	99,841	–	99,841
Write-down of mineral rights	2,504,559	906,750	3,411,309
Write-down of assets	197,810	–	240,063
Other	–	–	(1,630,814)
Changes in non-cash working capital:
Deferred expenses	(80,931)	362,668	158,706
Accounts payable	143,304	(273,822)	2,330,339
Accrued liabilities	(196,828)	(57,691)	278,631
Other			665,601
Net cash used in operating activities	$(847,834)	$(1,451,748)	$(17,273,746)

Cash flows from investing activities
Investments in mineral rights	$(15,564)	$–	$(1,920,441)
Additional contribution to Sino-Top	65,451	(893,398)	(3,446,189)
Acquisition of plant and equipment	–	–	(981,486)
Other	–	–	4,364,090
Net cash provided by (used in) investing activities	49,887	(893,398)	(4,838,592)

Cash flows from financing activities
Proceeds from issuance of common stock and warrants	733,000	1,218,476	17,897,492
Share issuance costs	(26,497)	(54,877)	(197,936)
Related party loans payable	260,256	10,000	1,192,922
Repayments of related party advances	–	(34,497)	(462,557)
Minority interest	–	–	253,021
Promissory note payable	–	166,623	516,623
Write-down of promissory note payable	(350,000)	–	(350,000)
Payment of notes payable	–	–	3,581
Proceeds from issuance of convertible notes payable	170,000	–	148,493
Other	–	–	(63,190)
Net cash provided by (used in) financing activities	786,759	1,305,725	19,288,449

Effect of change in foreign exchange	(29,697)	(30,358)	65,886
Change in cash and cash equivalents	(40,885)	(1,069,779)	96,563
Cash and cash equivalents - beginning of period	137,448	1,207,227	–
Cash and cash equivalents - end of period	$96,563	$137,448	$96,563

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC.
(An exploration stage company)
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

1.  Nature of Business and Basis of Presentation

Silver Dragon Resources Inc. was incorporated on May 9, 1996 in the State of Delaware and its executive office is in Toronto, Canada. It carries out operations through a subsidiary and affiliate in Mexico and China. Silver Dragon Resources Inc. and its subsidiary and affiliates (collectively referred to as “Silver Dragon” or the “Company”) are in the exploration stage as defined by Financial Accounting Standards Board’s (“FASB”) Accounting Standard Codification (“ASC”) 915 “Accounting and Reporting For Development Stage Entities.”

The Company’s strategy is to acquire and develop a portfolio of silver properties in proven silver districts globally. To date, the Company has generated no sales and has devoted its efforts primarily to financing, by issuing common shares, and to exploring its properties. The accompanying consolidated financial statements of the Company have been prepared following generally accepted accounting principles in the United States (“U.S. GAAP”), which are expressed in United States funds.

2.  Going Concern and Exploration Stage Activities

These consolidated financial statements have been prepared in accordance with U.S. GAAP applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next twelve months.

At December 31, 2010, the Company had a working capital deficiency of $1,734,363, had not yet achieved profitable operations, incurred a net loss of $4,318,318 for the year ended December 31, 2010 (2009 – $4,869,372), has accumulated losses of $36,054,080 since its inception, and expects to incur further losses in the development of its business. These factors, in addition to the write-off of the Company’s Mexican assets, cast doubt as to the Company’s ability to continue as a going concern, which is dependent upon its ability to obtain the necessary financing to repay liabilities when they come due, and in the long-run is dependent upon achieving profitable operations. Management believes that the Company will be able to obtain additional funds by equity financing; however, there is no assurance of additional funding being available or available on acceptable terms.

Realization values may be substantially different from carrying values as shown. These consolidated financial statements do not include any adjustments to reflect the future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result if the Company were unable to continue as a going concern.

3. Write-off of Mexican assets and prior period adjustment

As described more fully below, the Company has written off the book value of its mineral rights in Mexico, as well as related liabilities, due to adverse court judgments in Mexico. The net amount written off in 2010 is $2,335,289 (see note (b) below). In addition, 2009 results were restated which had the effect of increasing the deficit accumulated during the exploration stage by $1,424,201, and increasing the net loss in 2009 by $1,006,724, for an increase in the net loss per share in 2009 by $0.01 (see below). The 2008 results were also restated which had the effect of increasing the net loss in 2008 by 417,447.

Prior period figures have been restated as follows:

Consolidated Balance Sheet
	2009 As previously reported	Adjustment	2009 As restated	Notes

Mineral rights	$3,045,745	$(556,750)	$2,488,995	a

Current liabilities
Accounts payable	$1,095,243	$(110,708)	$984,535	b
Accrued liabilities	$305,758	$461,536	$767,294	a, b
Promissory notes payable	$–	$516,623	$516,623	a, b

Deficit accumulated during the exploration stage	$(30,311,561)	$(1,424,201)	$(31,735,762)	a, b

Consolidated Statement of Operations and Comprehensive Loss

	2009 As previously reported	Adjustment	2009 As restated	Cumulative As restated	Notes

Write-off of Mexican assets	$–	$(906,750)	$(906,750)	$(906,750)	a

Other (expenses) income
Interest expense	$–	$(99,974)	$(99,974)	$(594,909)	b

Net loss	$(3,862,649)	$(1,006,723)	$(4,869,372)	$(31,735,762)	a, b

Net loss per common share – Basic and diluted	$(0.04)	$(0.02)	$(0.06)

Consolidated Statement of Cash Flow

	2009 As previously reported	Adjustment	2009 As restated	Cumulative As restated	Notes

Cash flows from operating activities
Net loss from continuing operations	$(3,862,649)	$(1,006,723)	$(4,869,372)	$(31,735,762)	b
Promissory note payable	$–	$166,623	$166,623	$516,623	b
Changes in non-cash working capital
Accounts payable	$(107,199)	$(166,623)	$(273,822)	$2,187,035	b
Accrued liabilities	$(42,283)	$99,974	$57,691	$475,459	a, b
Cash flows from investing activities

Write-down of mineral rights	$–	$906,750	$906,750	$906,750	a

a)	Seizure of 15 mining concessions in Mexico: write-off of Mexican assets and restatement

On March 2, 2006, Silver Dragon Mexico acquired 15 mining concessions from four individuals by entering into various assignment agreements.

In December 2010 the Silver Dragon Resources Inc. became aware of various matters that transpired between 2006 and 2010, that resulted in its concessions being seized without notice to the Company.

In Durango, Mexico, on August 18, 2006 a former representative of Silver Dragon Mining de Mexico, S.A. de C.V. (“Silver Dragon Mexico” or “SDM”) signed a promissory note for a principal amount of $350,000 for a vendor, from whom the Company had purchased 10 of the 15 aforementioned mining concessions, due March 5, 2008. The actions of the Company’s former legal representative were not authorized by the Silver Dragon Resources Inc. and he did not advise the Company about signing the promissory note, nor its terms. There was no valid commercial reason for the promissory note to have been signed, but it nonetheless became an obligation of Silver Dragon Mexico.

On April 21, 2008 the vendor filed a lawsuit in Mexico against Silver Dragon Mexico claiming payment of $350,000 and as ordinary interest at an annual rate of 10%, interest on past due and unpaid principal at an interest rate of 5% per month, as well as legal expenses. On October 10, 2008, Silver Dragon Mexico’s former legal representative was officially notified of the lawsuit through the former legal representative, but the representative did not advise Silver Dragon Mexico nor the Company. The vendor then seized the ten mining concessions that the Company had originally purchased from the vendor in 2006.

During this time, the Company had no knowledge of what had transpired. On November 28, 2008, the former legal representative appeared before the court on behalf of Silver Dragon Mexico to receive notifications, but did not advise the Company. Since Silver Dragon Mexico never appeared before the court to reply to the lawsuit, Silver Dragon Mexico was declared in default and lost its opportunity to offer evidence in its favor.

On January 8, 2009, the court passed final sentence ordering Silver Dragon Mexico to pay to the vendor the principal amount plus interest and legal costs. On January 16, 2009 the Company’s former legal representative was formally notified of the sentence, but did not advise the Company. Since Silver Dragon Mexico never appealed the final sentence, on February 10, 2009 the Court declared the sentence as final and irrevocable.

On March 30, 2009 the former legal representative of Silver Dragon Mexico, appeared again before the court to appoint an expert to appraise the mining concessions to be sold on a public auction. The appraisal of that expert was similar to the vendor’s appraisal. On May 29, 2009 by public auction the mining concessions were granted to the vendor as payment of the owed principal amount and its corresponding interest, on June 25, 2009 the Court approved the auction.

On August 19, 2009, the vendor filed a motion before the court to request a further seizure of the assets of Silver Dragon Mexico to guarantee the remaining amount, which the court granted on October 2, 2009. On June 16, 2010 the vendor filed a motion before the court to request a further seizure of the assets of Silver Dragon Mexico to guarantee the payment of ordinary interest at a rate of 10% which at that date represented an amount of $45,739, interest on past due and unpaid principal at an interest rate of 5% per month, plus legal expenses of $100,000. On November 5, 2010 this petition of the vendor was granted by the court, and the Company’s remaining Mexican five concessions were seized.

Throughout this whole process the former legal representative never advised Silver Dragon Mexico or the Company of the existence of the promissory note nor the subsequent court actions.

He also accepted court service numerous times on behalf of Silver Dragon Mexico as mentioned earlier to enforce payment of the note, but similarly did not advise Silver Dragon Mexico of this. In summary, from the Company’s perspective, the legal proceedings were heard and decided on an ex parte basis, without notice to the Company, nor allowing proper defense and representation of Silver Dragon Mining Mexico.

In December 2010, the Company became aware of this situation. The Company’s counsel in Mexico has filed a Constitutional Rights Claim before the Federal Court in the City of Durango, premised on procedural irregularities in the foreclosure proceedings, for the purposes of re-opening the case. On January 17, 2011, Silver Dragon Mexico provided certain evidence in connection with the claims to the court, which is currently reviewing the documentation. The Company expects the court to schedule a hearing within two months.

The Company has restated prior year results to reflect the original promissory note of $350,000 and the interest on the promissory note of $319,906 from prior years. However, since the Company has lost title to the 15 concessions in Mexico, pursuant to court judgments, management has decided to write-off the book value of these concessions of $3,411,309, of which $906,750 was written off in the restated December 31, 2009 financial statements. In 2010, the Company also wrote-off the promissory note and interest due on the promissory note as all obligations were fulfilled as part of the court order to repossess title to the 15 concessions.

b) Promissory note: restatement

In late 2010 the Company became aware of another situation involving the same former legal representative. In November 2010, the Company and Silver Dragon Mexico approached certain suppliers in order to arrange payment of the Company’s outstanding accounts payable. Agreements were reached in most cases. One of Silver Dragon Mexico’s creditors did not respond to the request, however, an individual purporting to represent that creditor subsequently emailed the Company in December 2010 requesting payment for an amount that was more than triple the amount of the debt and asserted that it was pursuant to a promissory note signed by Silver Dragon Mexico and a court decision related to the promissory note in Mexico. On January 17, 2011 the Company received a copy of the promissory note. It was dated April 24, 2008 and was for a principal amount of $166,623 and carried interest at a rate of 5% per month. It was signed by the same former legal representative of Silver Dragon Mexico. His actions were not authorized by the Company, and he did not advise the Company about the promissory note, or the subsequent court actions.

He also accepted court service several times on behalf of Silver Dragon Mexico to enforce payment of the note, but similarly did not advise Silver Dragon Mexico or the Company of this. There was no valid commercial reason for the promissory note to have been signed, but it nonetheless became an obligation of Silver Dragon Mexico.

The Company is in the process of investigating this matter and has determined that in April 2010 the creditor had obtained a judgment from a court in Chihuahua, Mexico, in its favor, for payments under the promissory note that the creditor asserts aggregates $408,226 with interest, as well as a further 10% for its legal fees. The Company has restated results from prior years to reflect the original promissory note of $166,623 and the interest on the promissory note of $99,974 and $141,630 in 2009 and 2008, respectively.

4. Summary of Significant Accounting Policies

a) Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Silver Dragon Mining De Mexico S.A. de C.V (a Mexico corporation) All significant inter-company balances and transactions have been eliminated on consolidation. The Company’s ownership of 40% of Sanhe Sino-Top Resources & Technology, Ltd. (a China corporation) (“Sino-Top”) is recorded on the equity basis.

b) Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. These estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future. Significant areas requiring the use of estimates relate to the estimated useful lives of plant and equipment, valuation of mineral rights, and stock-based compensation. Actual results could differ from these estimates. These estimates are reviewed periodically and as adjustments become necessary, they are reported in earnings in the period in which they become available.

c) Cash and cash equivalents

Cash and cash equivalents consist of deposits held in financial institutions and liquid investments with original maturities of three months or less at the time of purchase.

d) Financial instruments

The Company classifies all financial instruments as held-for-trading or other financial liabilities. Financial liabilities are measured at amortized cost. Instruments classified as held for trading are measured at fair value with unrealized gains and losses recognized in the statement of operations. Debt transaction costs are allocated to the related debt and amortized over the life of the loan using the effective interest method. Equity transaction costs are recorded in equity.

The Company has designated its cash and cash equivalents as held for trading, which is measured at fair value. Accounts payable, accrued liabilities, convertible notes payable and related party payables are classified as other liabilities, which are measured at amortized cost.

e) Mineral rights

The Company records its interest in mineral rights at cost. Accordingly, costs associated with the acquisition and development of mineral reserves are capitalized. Exploration costs are expensed as incurred.

Capitalized costs of mineral properties are amortized using the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major exploration and development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that a property is impaired, the capitalized cost of that property will be charged to expense at that time. The Company presently has no proven reserves. Where estimates of future net cash flows are not available and where other conditions suggest impairment, management assesses whether the carrying values can be recovered. If the carrying values exceed estimated recoverable values, then the costs are written-down to fair values with the write-down expensed in the period. The Company evaluates the carrying amounts of its mineral rights when events or changes in circumstances indicate that the carrying amount may not be recoverable.

f) Equity investment

The Company exercises significant influence but does not exercise control over its equity investment, Sino-Top. It is accounted for using the equity method of accounting and is initially recognized at cost. The Company’s share of the entity’s profits or losses is recognized in the statement of operations, and cumulative post-acquisition changes in the investment are adjusted against the carrying amount of the investment. Were the Company’s share of losses on its investment to equal or exceed the carrying amount of the investment, the Company would then only recognize further losses if it incurred obligations or made payments on behalf of the equity investment.

g) Income taxes

The Company accounts for income taxes in accordance with FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recorded for differences between the consolidated financial statements and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period, increased or decreased by the change in deferred tax assets and liabilities during the period.

h) Revenue recognition

The Company has not earned revenues from its planned principal operations. Revenues incidental to the planned principal operations will be recognized as follows: Revenues from the provision of mine exploration services are recognized when the services are performed and collection is reasonably assured. Revenues from the sale of silver and other byproducts are recognized when title and risk of ownership of metal and metal bearing concentrates passes to the buyer and collection is reasonably assured.

i) Plant and equipment

Plant and equipment are stated at cost. Equipment awaiting installation on site is not depreciated until it is commissioned. Depreciation is based on the estimated useful life of the asset and depreciated annually as follows:

Category	Rate	Method
Computer hardware	30%	Declining balance
Computer software	30%	Declining balance
Vehicles	20%	Declining balance
Office equipment	20%	Declining balance
Mine equipment	20%	Declining balance
Leasehold improvements	5 years	Straight line

j) Loss per share

Basic loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the year. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding plus potentially dilutive securities outstanding for each year. The computation of diluted earnings (loss) per share has not been presented as its effect would be anti-dilutive.

k) Stock-based compensation

From time to time the Company grants warrants to management, directors, employees and consultants. The Company recognizes compensation expense for this plan at fair value. Under this method, the fair value of each warrant is estimated on the date of the grant and amortized over the vesting period, with the resulting amortization credited to contributed surplus. The fair value of each grant is determined using the Black-Scholes option-pricing model. Consideration paid upon the exercise of stock options is recorded as share capital.

l) Asset retirement obligations

The Company recognizes liabilities for statutory, contractual or legal obligations associated with the reclamation of mineral properties. Initially, a liability for an asset retirement obligation is recognized at its fair value in the period in which it is incurred and the corresponding asset retirement cost is added to the carrying amount of the related asset. The cost is amortized over the economic life of the asset using either the unit-of-production method or the straight-line method, as appropriate. Following the initial recognition of the asset retirement obligation, the carrying amount of the liability is adjusted for changes to the amount or timing of the underlying cash flows needed to settle the obligation. As at December 31, 2010, the Company had not incurred any asset retirement obligations related to the exploration of its mineral properties.

m) Impairment of long lived assets

In accordance with ASC 360, “Property, Plant and Equipment”, long lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable.

The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the carrying amounts are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value.

n) Comprehensive Loss

The Company accounts for comprehensive loss in accordance with ASC 220, “Comprehensive Income,” which establishes standards for reporting and presentation of comprehensive loss and its components. Comprehensive loss is presented in the statements of stockholders’ equity, and consists of net loss and foreign currency translation adjustments.

o) Foreign currency translation

The Company accounts for foreign currency translation pursuant to ASC 830, “Foreign Currency Matters”. The Company’s functional currency is United States dollars. For operations in Mexico, the local currency is the functional currency. All assets and liabilities denominated in Mexican Pesos are translated into United States dollars using the current exchange rate. Revenues and expenses are translated using average exchange rates during the year. Foreign exchange gains or losses are included in other comprehensive income for the period. The functional currency of the equity investment in China is United States dollars. Net income or loss recorded on the equity basis is translated using average exchange rates during the year.

5. Recent Accounting Pronouncements

In January 2010, the FASB issued ASU 2010-06, “Improving Disclosures about Fair Value Measurements” (“ASU 2010-6”). The standard amends ASC Topic 820, “Fair Value Measurements and Disclosures” to require additional disclosures related to transfers between levels in the hierarchy of fair value measurements. ASU 2010-6 is effective for interim and annual fiscal years beginning after December 15, 2009. The standard does not change how fair values are measured, accordingly the standard will not have an impact on the Company
.
In February 2010, the FASB issued ASU 2010-09, “Subsequent Events (Topic 855); Amendments to Certain Recognition and Disclosure Requirements” (“ASU 2010-9”). The standard amends Subtopic 855-10, “Subsequent Events” to remove the requirement for a SEC filer to disclose the date through which subsequent events have been evaluated. ASU 2010-9 is effective upon issuance of the final update. The Company does not expect the adoption of ASU 2010-09 to have a material impact on its consolidated financial statements.

In July 2010, the FASB issued ASU 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses” (“ASU 2010-20”). The standard amends ASC Topic 310, “Receivables” to enhance disclosures about the credit quality of financing receivables and the allowance for credit losses by requiring an entity to provide a greater level of disaggregated information and to disclose credit quality indicators, past due information, and modifications of its financing receivables.ASU 2010-20 is effective for interim and annual fiscal years beginning after December 15, 2010 for public entities. The Company does not expect the adoption of ASU 2010-20 to have a material impact on its consolidated financial statements.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. Except for the ASUs listed above, those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company or (iv) are not expected to have a significant impact on the Company.

6. Deferred Expenses

During the year ended December 31, 2010, $220,125 of the fair value of shares issued for services, pursuant to consulting agreements greater than a year, remained to be amortized over the remaining period of those agreements.

7. Plant and Equipment, net

	Cost	Accumulated depreciation	2010 Net book value	2009 Net book value

Computer hardware	$40,559	$28,354	$12,205	$21,271
Computer software	–	–	–	45,122
Vehicles	–	–	–	10,103
Office equipment	45,720	24,110	21,610	33,845
Mine equipment	–	–	–	160,050
Leasehold improvements	195,667	138,607	57,060	100,434

	$281,946	$191,071	$90,875	$370,825

In 2010, the Company wrote off the net book value of its Mexican assets in the amount of $152,687.

8. Mineral Rights

Cerro Las Minitas Mexico

Balance, December 31, 2008	$3,045,745
Additions during 2009	–
Prior period adjustment (note 3)	350,000
Write-off during 2009 (note 3)	(906,750)

Balance, December 31, 2009	2,488,995
Additions during 2010	15,564
Write-off during 2010 (note 3)	(2,504,559)

Balance, December 31, 2010	$–

Cerros Las Minitas, Mexico

The Cerros Las Minitas property is located 70 kilometers northeast of the City of Durango, capital of the state of Durango, and 6 kilometers northwest of the town of Guadalupe Victoria, in the municipality of Guadalupe Victoria, Durango. The claims are located in the Minitas Mining District in the Mining Region of Guadalupe Victoria. The property consists of 16 mining concessions encompassing 1,423 hectares (3,516 acres).

On August 12, 2010, Silver Dragon Mexico entered into an agreement with Ema Violante wherein Ms. Violante sold to Silver Dragon Mexico five hectares of land for $15,564 in Guadalupe Victoria, Mexico to be used to build a tailings pond.

The Company decided to write-off its Mexican assets as set out in notes 3 and 16.

9. Equity Investment

On December 12, 2008, the Exploration Unit of North China Nonferrous Geological Exploration Bureau, also known as Huaguan Industrial Corp. (“HIC”), acquired 50%, in addition to its previous 10%, of the Company’s equity interest in Sanhe Sino-Top Resources & Technologies Ltd., not including the Erbahuo property, from the Company in exchange for Chinese Yuan 30 million (approximately $4.4 million). HIC and the Company hold equity interest of 60% and 40%, respectively, in Sino-Top, whose assets mainly consist of six exploration properties. With respect to Erbahuo, the seventh exploration property controlled by Sino-Top, it will be 70% beneficially owned by the Company and 30% by HIC. The proceeds have been used to further develop the Company’s properties in China and Mexico.

	2010	2009

Equity investment, beginning of year	$4,804,963	$4,575,006
Additional investment and advances	81,049	893,398
Return of funds advanced	(146,500)	–
Share of income (loss) for the year	93,410	(663,441)

Equity investment, end of year	$4,832,922	$4,804,963

Share of income (loss) for the year:
Exploration expenses	$(1,351,294)	$(510,404)
General and administrative expenses	(197,171)	(153,037)
Gain on disposal of properties	1,684,096	–
Income taxes	(42,102)	–

Share of income (loss) for the year (at 40%)	$93,410	$(663,441)

10. Accrued Liabilities

During 2006, the Company purchased a 100% interest in 10 mining concessions in Mexico for $800,000 and the issuance of 450,000 restricted common shares of the Company. The agreement stipulated that the 450,000 common shares issued have an aggregate minimum value of $450,000, which obligates the Company to compensate for any shortfall in the share price on disposition. Accordingly, an embedded derivative of $ nil (2009 -- $261,000) was recognized in accrued liabilities. The embedded derivative was written off in 2010 as the Company was no longer obligated to compensate for a shortfall, as per the loss of title to the Mexican mining concessions (see note 3).

11. Promissory Note Payable

In 2008, a promissory note was signed with a vendor in the amount of $166,623 with a carried interest rate of 5% per month, unsecured, and no maturity date. The Company became aware of the promissory note in 2010 and has since restated previously reported figures (see note 3). During the year ended December 31, 2010 the Company incurred interest of $93,517 (2009 - $99,974).

12. Convertible Notes Payable

During the year ended December 31, 2010, the Company issued three convertible notes with principal amounts aggregating $170,000. The notes bear interest of 8% per annum, are unsecured, and are due on March 21, April 22, and August 11, 2011, respectively. The notes are convertible into common stock, at the lender’s option, at a discount to the average of the three lowest closing prices of the common stock during the 10 trading day period prior to conversion. The lender has agreed to restrict its ability to convert the notes and receive shares of common stock, such that the number of shares of common stock held by them and their affiliates in the aggregate, after such conversion or exercise, does not exceed 4.99% of the then issued and outstanding shares of common stock. The Company recorded an expense of $99,841 as the value of the beneficial conversion feature of the convertible notes payable.

13. Related Party Transactions and Balances

	2010	2009

Remuneration payable	$213,040	$–
Advances	47,216	–

	$260,256	$–

During the year ended December 31, 2010, the Company incurred $288,000 (2009 – $288,000) in management fees, paid to a company controlled by a director, for Chief Executive Officer services rendered.

Amounts due to related parties (Chief Executive Officer and Vice President, China) are unsecured, non-interest bearing and payable on demand.

14. Capital Stock

On January 20, 2009, the Company issued 600,000 shares of the Company’s restricted common stock to a company, pursuant to an investor relations agreement dated January 20, 2009, for fair value of $57,000.

On January 21, 2009, the Company issued 650,000 shares of the Company’s restricted common stock to a company, pursuant to an investor relations agreement dated January 15, 2009, for fair value of $61,750.

common stock at an exercise price of $0.25, exercisable for a period of three years from the contract date. The warrants were issued pursuant to the appointment of the Director to the Company’s Board of Directors, for fair value of $32,704.

On October 1, 2010, the Company issued 300,000 shares of the Company’s restricted common stock to a company, pursuant to an investor relations agreement dated October 1, 2010 for fair value of $79,500.

On October 7, 2010, the Company issued warrants, to an individual, to purchase 50,000 shares of the Company’s restricted common stock at an exercise price of $0.25, exercisable for a period of two years from the contract date. The warrants were issued pursuant to a consulting agreement dated October 7, 2010, for fair value of $7,754.

December 21, 2010, pursuant to the signing of a term sheet proposing equity financing for the Company, the Company issued 201,094 shares of the Company’s restricted common stock to a company, for fair value of $22,120.

On December 23, 2010, the Company issued warrants to purchase 100,000 shares of the Company’s restricted common stock, to a consultant for assisting with a financing transaction, at an exercise price of $0.12, exercisable for a period of two years from the issuance date, for fair value of $7,152.

Common share purchase warrants

	Number of warrants	Weighted average exercise price

Balance, December 31, 2008	8,570,667	$1.49
Issued during the year	10,211,698	0.47
Exercised during the year	-	-
Forfeitures during the year	(200,000)	2.75
Expired during the year	(2,768,167)	2.78

Balance, December 31, 2009	15,814,198	$0.58

Issued during the year	6,018,237	0.40
Exercised during the year	-	-
Forfeitures during the year	-	-
Expired during the year	(6,614,198)	0.50

Balance, December 31, 2010	15,218,237	$0.55

As at December 31, 2010 the range of exercise prices of the outstanding warrants were as follows:

Range of	Number of warrants	Average remaining contractual life	Weighted average exercise price

$0.12 - $1.00	13,983,237	2.12 years	$0.46
$1.01 - $2.00	1,017,500	1.93 years	$1.26
$2.01 - $5.00	217,500	1.14 years	$2.93

	15,218,237	2.09 years

Warrants were valued using the Black-Scholes model, using the weighted average key assumptions of volatility of 115% - 117%, a risk-free interest rate of 0.22% - 1.39%, and a term equivalent to the life of the warrant.

Options

	Number of options	Weighted average exercise price

Balance, December 31, 2008	1,152,000	$0.68
Issued during the year	300,000	0.10
Exercised during the year	(100,000)	0.115
Expired during the year	(52,000)	2.50

Balance, December 31, 2009	1,300,000	$0.48

Issued during the year	-	-
Exercised during the year	(100,000)	0.10
Expired during the year	(500,000)	0.21

Balance, December 31, 2010	700,000	$0.70

As of December 31, 2010 the range of exercise prices of the outstanding options were as follows:

Range of	Number of options	Average remaining contractual life	Weighted average exercise price
$0.20 - $1.00	700,000	1.48 years	$0.70

15. Consolidated Statements of Cash Flows Supplemental Disclosures

For the year ended December 31, 2010 there were no cash payments or receipts for income taxes (2009 - $ nil). Cash payments for interest expense amounted to $ nil (2009 - $ nil).

16. Litigation

a)	China

In December, 2010, shareholders of the Company received a letter from a shareholder which contained two items. The first was a copy of a legal proceeding filed in Langfang District court, China and the second was a letter making certain allegations regarding the Company and its management.

The Langfang District Court proceeding was filed by two shareholders and seeks to invalidate the Company’s sale in 2008 of 50% of Sanhe Sino-Top Resources & Technologies, Ltd. After consulting with Chinese legal counsel, the Company believed that the Langfang proceeding had been filed in an improper jurisdiction and was, in any event, frivolous and wholly without merit. The sale in question was made to a Chinese government-owned entity, after the receipt of approval by the Ministry of Commerce in China. On January 17, 2011, the Company’s counsel advised that the Langfang proceeding will be transferred to the Beijing Second Intermediate Court. A trial date has not been set.

The second item was a letter purporting to be written by a “Minority Shareholder Committee”, which invested in the Company in 2006. The letter claimed that the Minority Shareholder Committee initiated the Langfang proceeding. The letter alleged that the Company and its management had engaged in various improper and illegal activities since 2005. The allegations made in the letter were similar to allegations that had been repeatedly made and published by an individual over the past three years. The Company, on several occasions, through its legal counsel in several countries, had asked that individual to cease and desist. On August 11, 2010 the Company’s Hong Kong counsel sent a final request letter to cease and desist and to comply with certain demands.

Silver Dragon believes that the allegations made are false and unsubstantiated. The Company believes that the continuous pursuance of such allegations and publication of libelous statements with respect to Silver Dragon and its management are malicious and calculated to defame and discredit the Company and its management, as well as to damage their reputation. On February 11, 2011, Silver Dragon filed a Writ of Summons in the High Court of the Hong Kong Special Administrative Region, Court of First Instance claiming damages for libel, damages, interest and an injunction in connection with emails, messages, and letters published or caused to be published.

b)	Mexico Mineral Rights

The Company’s Mexican subsidiary has been subjected to irregularities in Mexico that it is seeking to redress. SDM is obligated to pay for a shortfall in the value of shares given in consideration for a 2006 purchase of mineral rights from a vendor. In the city of Durango, Mexico, on August 18, 2006 the then-legal representative of SDM signed a promissory note on behalf of SDM in the amount $350,000 to that vendor, due March 5, 2008. The actions of the former legal representative were not authorized by SDM, nor did he advise SDM about the promissory note. On April 21, 2008, the vendor filed a lawsuit against SDM for repayment of the note and ordinary interest at an annual rate of 10%, interest on past due and unpaid principal at an interest rate of 5% per month as well as for legal expenses. The legal proceedings were heard and decided on an ex parte basis, without notice to SDM, nor allowing proper defense and representation. Indeed, the former legal representative accepted notification of the lawsuit on behalf of SDM, but SDM was never advised. Since SDM did not respond to the lawsuit, it was declared in default and lost its opportunity to offer evidence in its favor. Several times subsequently, the former legal representative accepted service on behalf of SDM but did not inform SDM of the situation, and ultimately on June 25, 2009 by public auction, the ten mining concessions, originally purchased from the vendor, were granted to the vendor as payment of the principal and interest due on the note. Subsequently, in 2010, additional assets of SDM, including five additional mining concessions that were not acquired from the vendor, were also seized. In summary, the legal proceedings were heard and decided on an ex parte basis, without notice to the Company, nor allowing proper defense and representation of Silver Dragon Mexico.

In December 2010, the Company became aware of this situation, and is now taking steps through the courts in Mexico to redress the situation. It has commenced a Constitutional Rights Claim before the Federal Court in the City of Durango, premised on procedural irregularities in the foreclosure proceedings, for the purposes of re-opening the case. On January 17, 2011, Silver Dragon Mexico provided certain evidence in connection with the claims to the court, which is currently reviewing the documentation. Although the Company expects that it may eventually be successful with the Constitutional Rights Claim, it has written off the book value of the concessions of $3,061,309 (see note 3 and 8).

c)	Mexico Accounts Payable

In late November 2010, Silver Dragon and SDM approached certain suppliers in order to arrange payment of the Company’s accounts payables. Agreements were reached in most cases. One of SDM’ creditors did not respond to the request, however, an individual purporting to represent that creditor subsequently emailed the Company in December 2010 requesting payment for an amount that was more than triple the amount of the debt and asserted that it was pursuant to a promissory note signed by SDM and a court decision related to the promissory note in Mexico. On January 17, 2011 the Company received a copy of the promissory note. It was dated April 24, 2008 and was for a principal amount of $166,623 and carried interest at a rate of 5% per month. It was signed by the same former legal representative of SDM, who was acting under a power of attorney at that time. His actions were not authorized by SDM, and he did not advise SDM about the promissory note, nor the subsequent court actions. He also accepted court service several times on behalf of SDM to enforce payment of the note, but similarly did not advise SDM of this.

Silver Dragon is in the process of investigating this matter and has determined that in April 2010 the creditor had obtained a judgment from a court in Chihuahua, Mexico, in its favour, for payments under the promissory note that the creditor asserts aggregates $408,226 with interest, as well as a further 10% for its legal fees. The Company is endeavoring to settle the matter directly with the creditor (see note 3).

17. Income Taxes

The Company’s income tax provision has been calculated as follows:

	2010	2009
		(restated)

Loss before income taxes	$(4,318,318)	$(4,869,372)

Deferred: Expected income tax recovery at the combined average statutory rates of 32.58% (2009 – 33.39%)	(1,406,832)	(1,625,711)
Losses not available to carryforward	61,396	29,875
Change in valuation allowance	1,345,437	1,595,836

Provision for income taxes	$-	$-

The following summarizes the principal temporary differences and related future tax

	2010	2009

Losses carried forward	$9,548,613	$8,031,484
Valuation allowance	(9,548,613)	(8,031,484)

Deferred income tax asset	$-	$-

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 and ASC 740 as of their inception. Pursuant to ASC 740 the Company is required to compute tax asset benefits for net operating losses carried forward.

Potential benefits of net operating losses have not been recognized in these consolidated financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The Company’s tax returns have not yet been filed and when they are filed will be subject to audit and potential penalties reassessment by taxation authorities. The outcome of audits cannot be reasonably determined and the potential impact on the financial statements is not determinable.

18. Commitments and Contingencies

a) On April 1, 2007, the Company entered into a five year lease agreement for office space with an option to renew for an additional five years. The future minimum commitment under the lease obligations for office premises are as follows:

2011	$56,767
2012	14,192

$70,959

In addition, the Company is required to pay its proportionate share of realty taxes and certain other occupancy costs under the terms of the lease.

b) Under an agreement with HIC, the Company has committed to provide capital contributions to cover expenses proportionate to its equity interest in Sino-Top.

c) For other contingencies, please refer to Litigation, note 16.

19. Financial Instruments

Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from the financial instruments.

a)	Fair Value

The carrying amount of cash and cash equivalents, accounts payable, accrued liabilities, promissory notes payable, convertible notes payable and related party payables approximates fair value due to the short term nature of these items.

b) Financial Risk

Financial risk is the risk that the Company’s earnings are subject to fluctuations in interest risk or currency risk and are fully dependent upon the volatility of these rates. The Company does not use derivative instruments to moderate its exposure to financial risk, if any.

c) Concentration of Credit Risk

The Company does not have significant off-balance-sheet risk or credit concentration. The Company maintains its cash and cash equivalents with major financial institutions so considers the risk as minimal.

d) Currency Risk

While the reporting currency is the U.S. Dollar, 11% of consolidated expenses for the year ended December 31, 2010 are denominated in the Mexican Peso. As at December 31, 2010, 0% of the assets and 45% of the liabilities are originally denominated in Mexican Pesos. The Company is exposed to foreign exchange risk as the results of operations may be affected by fluctuations in the exchange rates between the U.S. Dollar and the Mexican Peso.

The Company has not entered into any hedging transactions in an effort to reduce the exposure to currency risk.

20. Segmented Information

As at December 31, 2010	Canada	Mexico	Total

Mineral rights	$-	$-	$-
Equity investment	$4,832,922	$-	$4,832,922
Total assets	$5,443,743	$-	$5,443,743

Year ended December 31, 2010	Canada	Mexico	Total

Revenues	$-	$-	$-
Depreciation	$54,008	$38,679	$92,687
Loss before income tax	$(1,982,929)	$(2,335,389)	$(4,318,318)

As at December 31, 2009	Canada	Mexico	Total
(restated)

Mineral rights	$-	$2,488,995	$2,488,995
Equity investment	$4,804,963	$-	$4,804,963
Total assets	$5,655,688	$2,488,995	$8,144,683

Year ended December 31, 2009	Canada	Mexico	Total
(restated)

Revenues	$-	$-	$-
Depreciation	$53,358	$45,890	$99,248
Loss before income tax	$(3,786,885)	$(1,082,487)	$(4,869,372)

The Canadian operation has an equity investment in a Chinese company, Sino-Top, whose assets mainly consist of six exploration properties in China.

21. Supplemental Disclosure

In the Consolidated Statements of Operations and Comprehensive Loss, for the period from June 15, 1996 to December 31, 2010, non-recurring items consist of the following:

Non-recurring items	December 31, 2010	December 31, 2009	For the period from June 15, 1996 (date of inception) to December 31, 2010

Development (non-mining)	$-	$-	$(60,000)
Settlement with Cyper Entertainment, Inc.	-	-	(80,000)
Loss on disposal of asset	-	-	(15,371)
Loss on investment	-	-	(158,939)
Loss on sale of marketable securities	-	-	(389,365)

	$-	$-	$(703,675)

22. Subsequent Events

The following occurred subsequent to December 31, 2010 and before March 21, 2011, the date the financial statements were prepared:

Between January 3 and February 15, 2011 an investor elected to convert two outstanding notes payable totaling $120,000 plus accrued interest of $3,000 and $1,800 respectively. The Company issued a total of 1,991,285 shares in lieu of a cash payment.

On January 27, 2011, the Superior Court of the State of California for the County of Los Angeles entered an Order Approving Stipulation for Settlement of in the matter entitled Socius CG II, Ltd. v. Silver Dragon Resources Inc. The order provides for settlement of Socius GC II, Ltd.’s $405,981 claim against the Company. Socius purchased the claims from seven creditors of Silver Dragon. On January 28, 2011, the Company issued 9,000,000 shares of common stock to Socius. On March 2, 2011, Socius agreed to return for cancellation 3,116,104 shares. For further information please see the Company Form 8-Ks filed January 28 and March 3, 2011.

On February 15, 2011, The Company entered into a Note and Warrant Purchase Agreement with Tonaquint, Inc. (“the Investor”), whereby the Company issued and sold, and the Investor purchased: (i) a Secured Convertible Promissory Note of the Company in the principal amount of $2,766,500 and (ii) a Warrant to purchase 8.6 million shares of common stock of the Company at an exercise price of US$0.50 per share at any time within three years after February 15, 2011. In connection with the transaction, the Company also issued to the Investor 50,000 shares of the Company’s restricted common stock. For further information please see the Company’s Form 8-K filed February 18, 2011.

23. Comparative Figures

Certain items have been reclassified to conform to the presentation adopted in 2010.

Until 90 days after the date when the securities are sold, all dealers effecting transactions in the shares, whether or not participating in the distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters to their unsold allotments or subscriptions.

NIREK RESOURCES INC.

GUARDIANS OF GOLD INC.

Offer to Exchange

(i) 1,123,316 Shares of Common Stock

of
Nirek Resources Inc.;

(ii) 1,123,316 Shares of Common Stock

of
Guardians of Gold Inc.;

(iii) 1,123,316 Silver Certificates
Issued by Nirek Resources Inc.
for ten (10) grams of silver to be delivered by March 31, 2016; and

(iv) 1,123,316 Gold Warrants
issued by Nirek Resources Inc.
exercisable on or before March 27, 2012 at a cost of $190.00 for ten (10) grams of gold.

For Shares of Issued and Outstanding

Silver Dragon Resources Inc., Common Stock
On the Basis of an Exchange of one hundred (100) Silver Dragon Resources Inc. Shares for

(i) One (1) Guardians of Gold Inc. Share of Common Stock;

(ii) One (1) Nirek Resources Inc. Share of Common Stock;

(iii) One (1) Silver Certificate issued by Nirek Resources Inc. for ten (10) grams of silver to be delivered by

March 31, 2016; and

(iv) One (1) Warrant issued by Nirek Resources Inc. exercisable on or before March 27,
2012 at a cost of $190.00 for ten (10) grams of gold.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 78.751 of the Nevada General Corporation Law provides generally and in pertinent part that a Nevada corporation may indemnify its officers and directors. This provision does not apply to the directors’ (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in GOG’s articles of incorporation is to eliminate the rights of GOG and its stockholders (through stockholder’s derivative suits on behalf of GOG) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of GOG or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, GOG’s articles of incorporation provide that if Nevada law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. GOG’s bylaws provide for indemnification of such persons to the full extent allowable under applicable law. These provisions will not alter the liability of the directors under federal securities laws.

A resolution by the NRI Board of Directors, dated January 25, 2010, was passed that indemnified its officers and directors from that date forward from any personal loss or damage from any actions regarding the corporation which are performed in good faith. This resolution does not apply to any directors’ or officers’ (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director or officer believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director or officer, (iii) approval of any transaction from which a director or officer derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s or officer’s duty to the corporation or its shareholders in circumstances in which the director or officer was aware, or should have been aware, in the ordinary course of performing a director’s or officer’s duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director’s or officer’s duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors and officers of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this resolution is to eliminate the rights of NRI’s stockholders (through stockholder’s derivative suits on behalf of NRI) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This resolution does not limit nor eliminate the rights of NRI or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. This resolution provides for indemnification of such persons to the full extent allowable under Canadian federal and provincial laws and to the extent the provincial security regulator laws may apply. Canadian and Ontario laws would generally take precedence over any foreign jurisdictions laws or regulatory body rules.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling GOG and NRI pursuant to the foregoing provisions, GOG and NRI have been informed that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.

Item 21.	Exhibits and Financial Statements

See the Exhibit Index below.

Item 22.	Undertakings

a. The undersigned registrant hereby undertakes:

1.        To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

          (i)          to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          (ii)         to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set for the in the “Calculation of Registration Fee” table in the effective registration statement.

            (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.          That, for the purpose of determining any liability under the Securities Act of 1933, the registrant will treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

3.          To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

4.          Since the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use

5.          That, for the purposes of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            (ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)       The portion of any other free writing prospectus relating to the Offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

            (iv)       Any other communication that is an offer in the Offering made by the undersigned small business issuer to the purchaser.

6.          The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

7.          The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

            The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Guardians of Gold Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4/A and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on December 21, 2011.

Guardians of Gold Inc.

/s/ Ron Haller

Ron Haller, Treasurer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated.

Date: December 21, 2011	/s/ Ron Haller

Ron Haller, Treasurer and Director

Date: December 21, 2011	/s/ Walter Fox

Walter Fox, Director

Date: December 21, 2011	/s/ Graeme Scott

Graeme Scott, President

Date: December 21, 2011	/s/ Matthew McMurdo

Matthew McMurdo
Authorized United States Representative

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nirek Resources Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4/A and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on December 21, 2011.

Nirek Resources Inc.

/s/ Abraham Arnold

Abraham Arnold
President, attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated.

Date: December 21, 2011	/s/ Abraham Arnold

Abraham Arnold
President, Principal Accounting Officer and Director

Date: December 21, 2011	/s/ Dave Coutts

Dave Coutts
Director

Date: December 21, 2011	/s/ Matthew McMurdo

Matthew McMurdo
Authorized United States Representative

EXHIBIT INDEX

Exhibit	Description

3.1	Amended and Restated Articles of Incorporation of Bylaws Guardians of Gold Inc.
3.2	Amended and Restated Articles of Incorporation and Bylaws of Nirek Resources Inc.
4.1	Specimen Common Stock Certificate of Guardians of Gold Inc.
4.2	Specimen Common Stock Certificate of Nirek Resources Inc.
4.3	Form of Nirek Resources Inc. Silver Certificate.
4.4	Form of Nirek Resources Inc. Gold Warrant with subscription form.
4.5	Form of Gold Certificate.
5.1	Opinion of Nannarone & McMurdo, LLP, as to the validity of the shares of GOG common stock being offered.
5.2	Opinion of John Spratley, LLB, as to the validity of the shares of NRI common stock, NRI Warrants and Silver Certificates being issued and matters of Ontario law.
10.1	Memorandum of Agreement, dated January 28, 2011, by and between Nirek Resources Inc. and Guardians of Gold, Inc.
23.1	Consent of Joern (John) Scholz.
23.2	Consent of Nannarone & McMurdo, LLP (included in Exhibit 5.1).
23.3	Consent of John Spratley, LLB (included in Exhibit 5.2).
24.1	Power of Attorney, included on signature pages of Form S-4, filed June 29, 2011.
99.1	Notice of Guaranteed Delivery.
99.2	Form of Letter of Transmittal.*

*To be filed by amendment.